Exhibit 13.3

67	TransAlta Corporation
	2011 Annual Report	Consolidated Financial Statements

Management’s Report

To the Shareholders of TransAlta Corporation

The consolidated financial statements and other financial information included in this annual report have been prepared by management. It is management’s responsibility to ensure that sound judgment, appropriate accounting principles and methods, and reasonable estimates have been used to prepare this information. They also ensure that all information presented is consistent.

Management is also responsible for establishing and maintaining internal controls and procedures over the financial reporting process. The internal control system includes an internal audit function and an established business conduct policy that applies to all employees. In addition, TransAlta Corporation has a code of conduct that applies to all employees and is signed annually. The code of conduct can be viewed on TransAlta’s website (www.transalta.com). Management believes the system of internal controls, review procedures, and established policies provide reasonable assurance as to the reliability and relevance of financial reports. Management also believes that TransAlta’s operations are conducted in conformity with the law and with a high standard of business conduct.

The Board of Directors is responsible for ensuring that management fulfills its responsibilities for financial reporting and internal control. The Board carries out its responsibilities principally through its Audit and Risk Committee (“the Committee”). The Committee, which consists solely of independent directors, reviews the financial statements and annual report and recommends them to the Board for approval. The Committee meets with management, internal auditors, and external auditors to discuss internal controls, auditing matters, and financial reporting issues. Internal and external auditors have full and unrestricted access to the Committee. The Committee also recommends the firm of external auditors to be appointed by the shareholders.

Dawn Farrell	Brett Gellner
President and Chief Executive Officer	Chief Financial Officer

March 1, 2012

	TransAlta Corporation	68
Consolidated Financial Statements	2011 Annual Report

Management’s Annual Report on Internal Control over Financial Reporting

To the Shareholders of TransAlta Corporation

The following report is provided by management in respect of TransAlta Corporation’s internal control over financial reporting (as defined in Rules 13a-15f and 15d-15f under the United States Securities Exchange Act of 1934).

TransAlta’s management is responsible for establishing and maintaining adequate internal control over financial reporting for TransAlta Corporation.

Management has used the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) framework to evaluate the effectiveness of TransAlta Corporation’s internal control over financial reporting. Management believes that the COSO framework is a suitable framework for its evaluation of TransAlta Corporation’s internal control over financial reporting because it is free from bias, permits reasonably consistent qualitative and quantitative measurements of TransAlta Corporation’s internal controls, is sufficiently complete so that those relevant factors that would alter a conclusion about the effectiveness of TransAlta Corporation’s internal controls are not omitted, and is relevant to an evaluation of internal control over financial reporting.

Internal control over financial reporting cannot provide absolute assurance of achieving financial reporting objectives because of its inherent limitations. Internal control over financial reporting is a process that involves human diligence and compliance and is subject to lapses in judgment and breakdowns resulting from human failures. Internal control over financial reporting also can be circumvented by collusion or improper overrides. Because of such limitations, there is a risk that material misstatements may not be prevented or detected on a timely basis by internal control over financial reporting. However, these inherent limitations are known features of the financial reporting process, and it is possible to design safeguards into the process to reduce, though not eliminate, this risk.

TransAlta Corporation proportionately consolidates the accounts of the Sheerness and Genesee Unit 3 joint ventures and equity accounts for the CE Generation, LLC (“CE Gen”) and Wailuku River Hydroelectric, L.P. (“Wailuku”) joint ventures in accordance with International Financial Reporting Standards (“IFRS”). Management does not have the contractual ability to assess the internal controls of these joint ventures. Once the financial information is obtained from the joint ventures it falls within the scope of TransAlta Corporation’s internal controls framework. Management’s conclusion regarding the effectiveness of internal controls does not extend to the internal controls at the transactional level of the joint ventures. The 2011 consolidated financial statements of TransAlta Corporation included $927 million and $873 million of total and net assets, respectively, as of December 31, 2011, and $232 million and $108 million of revenues and net earnings, respectively, for the year then ended related to these joint ventures.

Management has assessed the effectiveness of TransAlta Corporation’s internal control over financial reporting, as at December 31, 2011, and has concluded that such internal control over financial reporting is effective.

Ernst & Young LLP, who has audited the consolidated financial statements of TransAlta Corporation for the year ended December 31, 2011, has also issued a report on internal control over financial reporting under Auditing Standard No. 5 of the Public Company Accounting Oversight Board (United States). This report is located on the following page of this Annual Report.

Dawn Farrell	Brett Gellner
President and Chief Executive Officer	Chief Financial Officer

March 1, 2012

69	TransAlta Corporation
	2011 Annual Report	Consolidated Financial Statements

Independent Auditors’ Report on Internal Controls under Standards of the Public Company Accounting Oversight Board (United States)

To the Shareholders of TransAlta Corporation

We have audited TransAlta Corporation’s internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). The Corporation’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Annual Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Corporation’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A corporation’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A corporation’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the corporation; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the corporation are being made only in accordance with authorizations of management and directors of the corporation; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the corporation’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate.

As indicated in the accompanying Management’s Annual Report on Internal Control over Financial Reporting, management’s assessment of and conclusion on the effectiveness of internal control over financial reporting did not include the internal controls of the CE Gen, Sheerness, Wailuku, and Genesee Unit 3 joint ventures, which are included in the 2011 consolidated financial statements of the Corporation and constituted $927 million and $873 million of total and net assets, respectively, as of December 31, 2011, and $232 million and $108 million of revenues and net earnings, respectively, for the year then ended. Our audit of internal control over financial reporting of the Corporation did not include an evaluation of the internal control over financial reporting of the CE Gen, Sheerness, Wailuku, and Genesee Unit 3 joint ventures.

In our opinion, TransAlta Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2011, based on the COSO criteria.

We have also audited, in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of financial position of TransAlta Corporation as at December 31, 2011 and 2010, and January 1, 2010, and the consolidated statements of earnings, comprehensive income, changes in equity and cash flows for the years ended December 31, 2011 and 2010, and our report dated March 1, 2012, expressed an unqualified opinion thereon.

Chartered Accountants

Calgary, Canada
March 1, 2012

	TransAlta Corporation	70
Consolidated Financial Statements	2011 Annual Report

Independent Auditors’ Report of Registered Public Accounting Firm

To the Shareholders of TransAlta Corporation

We have audited the accompanying consolidated financial statements of TransAlta Corporation, which comprise the consolidated statements of financial position as at December 31, 2011 and 2010, and January 1, 2010, and the consolidated statements of earnings, comprehensive income, changes in equity and cash flows for the years ended December 31, 2011 and 2010, and a summary of significant accounting policies and other explanatory information.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of TransAlta Corporation as at December 31, 2011 and 2010, and January 1, 2010, and its financial performance and its cash flows for the years ended December 31, 2011 and 2010, in accordance with International Financial Reporting Standards.

Other Matter

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), TransAlta Corporation’s internal control over financial reporting as at December 31, 2011, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 1, 2012 expressed an unqualified opinion on TransAlta Corporation’s internal control over financial reporting.

Chartered Accountants

Calgary, Canada
March 1, 2012

71	TransAlta Corporation
	2011 Annual Report	Consolidated Financial Statements

Consolidated Statements of Earnings

Year ended Dec. 31 (in millions of Canadian dollars except where noted)	2011	2010
Revenues	2,663	2,673
Fuel and purchased power (Note 5)	947	1,185
	1,716	1,488
Operations, maintenance, and administration (Note 5)	545	510
Depreciation and amortization	482	464
Taxes, other than income taxes	27	27
	1,054	1,001
	662	487
Finance lease income (Note 6)	8	8
Equity income (Note 7)	14	7
Gain on sale of assets (Note 4)	16	-
Other income	2	-
Foreign exchange (loss) gain	(3)	8
Asset impairment charges (Note 8)	(17)	(28)
Reserve on collateral (Notes 14 and 16)	(18)	-
Net interest expense (Note 9 and 14)	(215)	(178)
Earnings before income taxes	449	304
Income tax expense (Note 10)	106	24
Net earnings	343	280
Net earnings attributable to:
TransAlta shareholders	305	256
Non-controlling interests (Note 11)	38	24
	343	280
Net earnings attributable to TransAlta shareholders	305	256
Preferred share dividends (Note 25)	15	1
Net earnings attributable to common shareholders	290	255
Weighted average number of common shares outstanding in the year (millions)	222	219

Net earnings per share attributable to common shareholders, basic and diluted (Note 24)	1.31	1.16

See accompanying notes.

	TransAlta Corporation	72
Consolidated Financial Statements	2011 Annual Report

Consolidated Statements of Comprehensive Income

Year ended Dec. 31 (in millions of Canadian dollars)	2011	2010
Net earnings	343	280
Other comprehensive (loss) income
Gains (losses) on translating net assets of foreign operations	32	(57)
(Losses) gains on financial instruments designated as hedges of foreign operations, net of tax [1]	(33)	33
Reclassification of gains on translation of foreign operations to net earnings, net of tax [2]	-	(3)
(Losses) gains on derivatives designated as cash flow hedges, net of tax [3]	(103)	147
Reclassification of losses on derivatives designated as cash flow hedges to non-financial assets, net of tax [4]	-	8
Reclassification of gains on derivatives designated as cash flow hedges to net earnings, net of tax [5]	(177)	(129)
Net actuarial losses on defined benefit plans, net of tax [6]	(26)	(20)
Other comprehensive loss	(307)	(21)
Comprehensive income	36	259
Total comprehensive income attributable to:
Common shareholders	18	252
Non-controlling interests	18	7
	36	259

1                   Net of income tax recovery of 5 for the year ended Dec. 31, 2011 (2010 - 6 expense).

2                   Net of income tax of nil for the year ended Dec. 31, 2011 (2010 - nil).

3                   Net of income tax recovery of 7 for the year ended Dec. 31, 2011 (2010 - 87 expense).

4                   Net of income tax of nil for the year ended Dec. 31, 2011 (2010 - 3 recovery).

5                   Net of income tax expense of 94 for the year ended Dec. 31, 2011 (2010 - 65 expense).

6                   Net of income tax recovery of 9 for the year ended Dec. 31, 2011 (2010 - 7 recovery).

See accompanying notes.

73	TransAlta Corporation
	2011 Annual Report	Consolidated Financial Statements

Consolidated Statements of Financial Position

(in millions of Canadian dollars)	Dec. 31, 2011	Dec. 31, 2010	Jan. 1, 2010
Cash and cash equivalents (Note 13)	49	35	53
Accounts receivable (Notes 12, 13, and 16)	541	412	405
Current portion of finance lease receivable (Notes 6 and 13)	3	2	2
Collateral paid (Notes 13 and 14)	45	27	27
Prepaid expenses	8	10	18
Risk management assets (Notes 13 and 14)	391	268	146
Income taxes receivable	2	18	38
Inventory (Note 15)	85	53	90
Assets held for sale (Note 4)	-	60	4
	1,124	885	783
Investments (Note 7)	193	190	202
Long-term receivable (Notes 13, 14 and 16)	18	-	49
Finance lease receivable (Notes 6 and 13)	42	46	48
Property, plant, and equipment (Notes 17 and 36)
Cost	11,420	11,040	10,831
Accumulated depreciation	(4,132)	(3,746)	(3,754)
	7,288	7,294	7,077
Goodwill (Notes 18 and 36)	447	447	447
Intangible assets (Notes 19 and 36)	283	288	293
Deferred income tax assets (Note 10)	176	178	229
Risk management assets (Notes 13 and 14)	99	205	222
Other assets (Note 20 and 36)	90	102	103
Total assets	9,760	9,635	9,453
Accounts payable and accrued liabilities (Notes 13 and 14)	463	482	484
Decommissioning and other provisions (Note 21)	99	54	61
Collateral received (Notes 13 and 14)	16	126	86
Risk management liabilities (Notes 13 and 14)	208	35	45
Income taxes payable	22	8	9
Dividends payable (Notes 13, 14, 24 and 25)	67	130	61
Current portion of long-term debt (Notes 13, 14 and 22)	316	237	9
Liabilities held for sale (Note 4)	-	3	-
	1,191	1,075	755
Long-term debt (Notes 13, 14 and 22)	3,721	3,823	4,231
Decommissioning and other provisions (Note 21)	283	256	287
Deferred income tax liabilities (Note 10)	491	538	542
Risk management liabilities (Notes 13 and 14)	142	123	78
Deferred credits and other long-term liabilities (Note 23)	305	269	236
Equity
Common shares (Note 24)	2,273	2,204	2,164
Preferred shares (Note 25)	562	293	-
Contributed surplus	9	7	5
Retained earnings	527	431	495
Accumulated other comprehensive (loss) income (Note 26)	(102)	185	189
Equity attributable to shareholders	3,269	3,120	2,853
Non-controlling interests (Note 11)	358	431	471
Total equity	3,627	3,551	3,324
Total liabilities and equity	9,760	9,635	9,453

Contingencies (Notes 32 and 35)
Commitments (Notes 14 and 34)
See accompanying notes.

On Behalf of the Board:	Gordon D. Giffin	William D. Anderson
	Director	Director

	TransAlta Corporation	74
Consolidated Financial Statements	2011 Annual Report

Consolidated Statements of Changes in Equity

	Common	Preferred
(in millions of Canadian dollars)	shares	shares
Balance, Jan. 1, 2010	2,164	-
Net earnings	-	-
Other comprehensive income (loss):
Losses on translating net assets of foreign operations, net of hedges and of tax	-	-
Net gains (losses) on derivatives designated as cash flow hedges, net of tax	-	-
Net actuarial losses on defined benefit plans, net of tax	-	-	.
Total comprehensive (loss) income
Common share dividends	-	-
Preferred share dividends	-	-
Distributions to non-controlling interests	-	-
Common shares issued	40	-
Preferred shares issued	-	293
Effect of share-based payment plans	-	-
Sale of minority interest in Kent Hills 2	-	-
Balance, Dec. 31, 2010	2,204	293
Net earnings	-	-
Other comprehensive (loss) income:
Losses on translating net assets of foreign operations, net of hedges and of tax	-	-
Net losses on derivatives designated as cash flow hedges, net of tax	-	-
Net actuarial losses on defined benefit plans, net of tax	-	-
Total comprehensive (loss) income
Common share dividends	-	-
Preferred share dividends	-	-
Distributions to non-controlling interests	-	-
Common shares issued	69	-
Preferred shares issued	-	269
Effect of share-based payment plans	-	-
Balance, Dec. 31, 2011	2,273	562

1  Refer to Note 26 for details on components of and changes in Accumulated other comprehensive income (loss).

See accompanying notes.

75	TransAlta Corporation
	2011 Annual Report	Consolidated Financial Statements

		Accumulated other		Attributable to
Contributed	Retained	comprehensive	Attributable to	non-controlling
surplus	earnings	income (loss) [1]	shareholders	interests	Total
5	495	189	2,853	471	3,324
-	256	-	256	24	280

-	-	(27)	(27)	-	(27)
-	-	43	43	(17)	26
-	-	(20)	(20)	-	(20)
		(4)	252	7	259
-	(319)	-	(319)	-	(319)
-	(1)	-	(1)	-	(1)
-	-	-	-	(62)	(62)
-	-	-	40	-	40
-	-	-	293	-	293
2	-	-	2	-	2
-	-	-	-	15	15
7	431	185	3,120	431	3,551
-	305	-	305	38	343

-	-	(1)	(1)	-	(1)
-	-	(260)	(260)	(20)	(280)
-	-	(26)	(26)	-	(26)
		(287)	18	18	36
-	(194)	-	(194)	-	(194)
-	(15)	-	(15)	-	(15)
-	-	-	-	(91)	(91)
-	-	-	69	-	69
-	-	-	269	-	269
2	-	-	2	-	2
9	527	(102)	3,269	358	3,627

	TransAlta Corporation	76
Consolidated Financial Statements	2011 Annual Report

Consolidated Statements of Cash Flows

Year ended Dec. 31 (in millions of Canadian dollars)	2011	2010
Operating activities
Net earnings	343	280
Depreciation and amortization (Note 36)	532	511
Gain on sale of assets	(16)	-
Accretion of provisions (Note 21)	19	18
Decommissioning and restoration costs settled (Note 21)	(33)	(37)
Deferred income taxes (Note 10)	80	54
Unrealized gain from risk management activities	(175)	(47)
Unrealized foreign exchange loss (gain)	3	(3)
Provisions	22	-
Asset impairment charges (Note 8)	17	28
Reserve on collateral (Notes 14 and 16)	18	-
Equity income, net of distributions received (Note 7)	1	2
Other non-cash items	(2)	(1)
	809	805
Change in non-cash operating working capital balances (Note 30)	(115)	33
Cash flow from operating activities	694	838
Investing activities
Additions to property, plant, and equipment (Note 17)	(453)	(808)
Additions to intangibles (Note 19)	(30)	(29)
Proceeds on sale of property, plant, and equipment	12	6
Proceeds on sale of facilities and development projects	40	-
Acquisition of the remaining 50% of the Taylor Hydro joint venture (Note 4)	(7)	-
Proceeds on sale of minority interest in Kent Hills 2 (Note 11)	-	15
Resolution of certain tax matters (Note 10)	3	29
Realized losses on financial instruments	(12)	(29)
Net (decrease) increase in collateral received from counterparties	(109)	47
Net increase in collateral paid to counterparties	(56)	(2)
Other	(3)	6
Cash flow used in investing activities	(615)	(765)
Financing activities
Net increase (decrease) in borrowings under credit facilities (Note 22)	155	(400)
Repayment of long-term debt (Note 22)	(234)	(10)
Issuance of long-term debt (Note 22)	-	301
Dividends paid on common shares (Note 24)	(191)	(216)
Dividends paid on preferred shares (Note 25)	(15)	-
Net proceeds on issuance of common shares (Note 24)	2	1
Net proceeds on issuance of preferred shares (Note 25)	267	291
Realized gains on financial instruments	9	3
Distributions paid to subsidiaries’ non-controlling interests (Note 11)	(61)	(62)
Decrease in finance lease receivable (Note 6)	3	2
Other	(2)	-
Cash flow used in financing activities	(67)	(90)
Cash flow from (used in) operating, investing, and financing activities	12	(17)
Effective change in value of foreign cash	2	(1)
Increase (decrease) in cash and cash equivalents	14	(18)
Cash and cash equivalents, beginning of year	35	53
Cash and cash equivalents, end of year	49	35
Cash income taxes recovered	(1)	(51)
Cash interest paid	197	142

See accompanying notes.

77	TransAlta Corporation
	2011 Annual Report	Notes to Consolidated Financial Statements

Notes to Consolidated Financial Statements

(Tabular amounts in millions of Canadian dollars, except as otherwise noted)

1.           Corporate Information

A.           Description of the Business

TransAlta Corporation (“TransAlta” or “the Corporation”), was incorporated under the Canada Business Corporations Act in March 1985. The Corporation became a public company in December 1992 after TransAlta Utilities Corporation became a subsidiary.

The three reportable segments of the Corporation are as follows:

I.                  Generation

The Generation Segment owns and operates hydro, wind, geothermal, natural gas- and coal-fired facilities, and related mining operations in Canada, the United States (“U.S.”), and Australia. Generation’s revenues are derived from the availability and production of electricity and steam as well as ancillary services such as system support.

II.               Energy Trading

The Energy Trading Segment derives revenue and earnings from the wholesale trading of electricity and other energy-related commodities and derivatives.

Energy Trading manages available generating capacity as well as the fuel and transmission needs of the Generation Segment by utilizing contracts of various durations for the forward sales of electricity and for the purchase of natural gas and transmission capacity. Energy Trading is also responsible for recommending portfolio optimization decisions. The results of all of these activities are included in the Generation Segment.

III.            Corporate

The Corporate Segment provides finance, tax, treasury, legal, regulatory, environmental, health and safety, sustainable development, corporate communications, government and investor relations, information technology, risk management, human resources, internal audit, and other administrative support to the Generation and Energy Trading Segments.

2.           Accounting Policies

A.           Basis of Preparation and Transition to International Financial Reporting Standards

Effective Jan. 1, 2011, all Canadian publicly accountable enterprises are required to prepare their financial statements using IFRS, issued by the International Accounting Standards Board (“IASB”), and as adopted by the Accounting Standards Board of Canada. IFRS 1 First-time Adoption of International Financial Reporting Standards (“IFRS 1”) requires that an entity’s accounting policies used in its opening statement of financial position and throughout all periods presented in its first IFRS financial statements comply with IFRS effective at the end of its first IFRS reporting period. Accordingly, the IFRS issued and effective as at Dec. 31, 2011 have been applied in preparing the consolidated financial statements as at and for the year ended Dec. 31, 2011, the comparative information presented as at and for the year ended Dec. 31, 2010, and in preparation of the opening IFRS Statement of Financial Position as at Jan. 1, 2010. The impacts of the transition to IFRS for the comparative information are presented in Note 3.

These consolidated financial statements have been prepared by management in compliance with IFRS as issued by the IASB.

The consolidated financial statements have been prepared on a historical cost basis except for financial instruments that are measured at fair value, as explained in the following accounting policies.

These consolidated financial statements were authorized for issue by the Board of Directors on March 1, 2012.

	TransAlta Corporation	78
Notes to Consolidated Financial Statements	2011 Annual Report

B.           Basis of Consolidation

The consolidated financial statements include the accounts of the Corporation, and the subsidiaries that it controls. Control exists where the Corporation has the power to govern the financial and operating policies of the subsidiary so as to obtain benefits from its activities, generally indicated by ownership of, directly or indirectly, more than one-half of the voting rights. The financial statements of the subsidiaries are prepared for the same reporting period and apply consistent accounting policies as the parent company.

C.           Revenue Recognition

The majority of the Corporation’s revenues are derived from the sale of physical power, leasing of power facilities, and from energy marketing and trading activities.

Revenues are measured at the fair value of the consideration received or receivable.

Revenues under long-term electricity and thermal sales contracts generally include one or more of the following components: fixed capacity payments for availability, energy payments for generation of electricity, incentives or penalties for exceeding or not meeting availability targets, excess energy payments for power generation above committed capacity, and ancillary services. Each component is recognized when: i) output, delivery, or satisfaction of specific targets is achieved, all as governed by contractual terms; ii) the amount of revenue can be measured reliably; iii) it is probable that the economic benefits will flow to the Corporation; and iv) the costs incurred or to be incurred in respect of the transaction can be reliably measured. Revenue from the rendering of services are recognized when criteria ii), iii) and iv) above are met and when the stage of completion of the transaction at the end of the reporting period can be measured reliably.

Revenues from non-contracted capacity are comprised of energy payments, at market prices, for each megawatt hour (“MWh”) produced, and are recognized upon delivery.

In certain situations, a long-term electricity or thermal sales contract may contain, or be considered a lease. Revenues associated with non-lease elements are recognized as goods or services revenues as outlined above. Revenues associated with lease elements are recognized as outlined in Note 2(T).

Trading activities involve the use of derivatives such as physical and financial swaps, forward sales contracts, futures contracts and options, which are used to earn trading revenues and to gain market information. These derivatives are accounted for using fair value accounting. The initial recognition and subsequent changes in fair value affect reported net earnings in the period the change occurs and are presented on a net basis in the Consolidated Statements of Earnings. The fair values of instruments that remain open at the end of the reporting period represent unrealized gains or losses and are presented on the Consolidated Statements of Financial Position as risk management assets or liabilities. Some of the derivatives used by the Corporation in trading activities are not traded on an active exchange or have terms that extend beyond the time period for which exchange-based quotes are available. The fair values of these derivatives are determined using internal valuation techniques or models.

D.           Foreign Currency Translation

The Corporation, its subsidiary companies, and joint ventures each determine their functional currency based on the currency of the primary economic environment in which they operate. The Corporation’s functional currency is the Canadian dollar while the functional currencies of the subsidiary companies and joint ventures’ are either the Canadian, U.S., or Australian dollar. Transactions denominated in a currency other than the functional currency of an entity are translated at the exchange rate in effect on the transaction date. The resulting exchange gains and losses are included in each entity’s net earnings in the period in which they arise.

The Corporation’s foreign operations are translated to the Corporation’s presentation currency, which is the Canadian dollar, for inclusion in the consolidated financial statements. Foreign denominated monetary and non-monetary assets and liabilities of foreign operations are translated at exchange rates in effect at the end of the reporting period and revenue and expenses are translated at exchange rates in effect on the transaction date. The resulting translation gains and losses are included in Other Comprehensive Income (“OCI”) with the cumulative gain or loss reported in Accumulated Other Comprehensive (Loss) Income (“AOCI”). Amounts previously recognized in AOCI are recognized in net earnings when there is a reduction in the net investment as a result of a disposal, partial disposal, or loss of control.

79	TransAlta Corporation
	2011 Annual Report	Notes to Consolidated Financial Statements

E.            Financial Instruments and Hedges

I.                  Financial Instruments

Financial assets and financial liabilities, including derivatives, and certain non-financial derivatives, are recognized on the Consolidated Statements of Financial Position from the point when the Corporation becomes a party to the contract. All financial instruments, except for certain non-financial derivative contracts that meet the Corporation’s own use requirements, are measured at fair value upon initial recognition. Measurement in subsequent periods depends on whether the financial instrument has been classified as: at fair value through profit or loss, available-for-sale, held-to-maturity, loans and receivables, or other financial liabilities. Classification of the financial instrument is determined at inception depending on the nature and purpose of the financial instrument.

Financial assets and financial liabilities classified or designated as at fair value through profit or loss are measured at fair value with changes in fair values recognized in net earnings. Financial assets classified as either held-to- maturity or as loans and receivables, and other financial liabilities, are measured at amortized cost using the effective interest method of amortization.

Financial assets are derecognized when the contractual rights to receive cash flows expire. Financial liabilities are removed from the Consolidated Statements of Financial Position when the obligation is discharged, cancelled, or expired.

Derivative instruments that are embedded in financial or non-financial contracts that are not already required to be recognized at fair value are treated and recognized as separate derivatives if their risks and characteristics are not closely related to their host contracts and the contract is not measured at fair value. Changes in the fair values of these and other derivative instruments are recognized in net earnings with the exception of the effective portion of i) derivatives designated as cash flow hedges and ii) hedges of foreign currency exposure of a net investment in a foreign operation, each of which are recognized in OCI. Derivatives used in trading activities are described in more detail in Note 2(C).

Transaction costs are expensed as incurred for financial instruments classified or designated as at fair value through profit or loss. For other financial instruments, such as debt instruments, transaction costs are recognized as part of the carrying amount of the financial instrument. The Corporation uses the effective interest method of amortization for any transaction costs or fees, premiums or discounts earned or incurred for financial instruments measured at amortized cost.

II.               Hedges

Where hedge accounting can be applied and the Corporation chooses to seek hedge accounting treatment, a hedge relationship is designated as a fair value hedge, a cash flow hedge, or a hedge of foreign currency exposures of a net investment in a foreign operation. A hedging relationship qualifies for hedge accounting if, at inception, it is formally designated and documented as a hedge, and the hedge is expected to be highly effective at inception and on an ongoing basis. The documentation includes identification of the hedging instrument and hedged item or transaction, the nature of the risk being hedged, the Corporation’s risk management objectives and strategy for undertaking the hedge, and how hedge effectiveness will be assessed. The process of hedge accounting includes linking derivatives to specific assets and liabilities on the Consolidated Statements of Financial Position or to specific firm commitments or highly probable anticipated transactions.

The Corporation formally assesses, both at the hedge’s inception and on an ongoing basis, whether the derivatives used are highly effective in offsetting changes in fair values or cash flows of hedged items. If the above hedge criteria are not met, the derivative is accounted for on the Consolidated Statements of Financial Position at fair value, with subsequent changes in fair value recorded in net earnings in the period of change. For those instruments that the Corporation does not seek, or are ineligible for hedge accounting, changes in fair value are recorded in net earnings.

a.              Fair Value Hedges

In a fair value hedging relationship, the carrying amount of the hedged item is adjusted for changes in fair value attributable to the hedged risk, with the changes being recognized in net earnings. Changes in the fair value of the hedged item, to the extent that the hedging relationship is effective, are offset by changes in the fair value of the hedging derivative, which is also recorded in net earnings. Hedge effectiveness for fair value hedges is achieved if changes in the fair value of the derivative are highly effective at offsetting changes in the fair value of the item hedged. If hedge accounting is discontinued, the carrying amount of the hedged item is no longer adjusted and the cumulative fair value adjustments to the carrying amount of the hedged item are amortized to net earnings over the remaining term of the original hedging relationship.

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Notes to Consolidated Financial Statements	2011 Annual Report

The Corporation primarily uses interest rate swaps as fair value hedges to manage the ratio of floating rate versus fixed rate debt. Interest rate swaps require the periodic exchange of payments without the exchange of the notional principal amount on which the payments are based. Interest expense on the debt is adjusted to include the payments made or received under the interest rate swaps.

b.              Cash Flow Hedges

In a cash flow hedging relationship, the effective portion of the change in the fair value of the hedging derivative is recognized in OCI while any ineffective portion is recognized in net earnings. Hedge effectiveness is achieved if the derivatives’ cash flows are highly effective at offsetting the cash flows of the hedged item and the timing of the cash flows is similar. If hedge accounting is discontinued, the amounts previously recognized in AOCI are reclassified to net earnings during the periods when the variability in the cash flows of the hedged item affects net earnings. Gains and losses on derivatives are reclassified to net earnings from AOCI immediately when it is not probable that the forecasted transaction will occur within the time period specified in the hedge documentation.

The Corporation primarily uses physical and financial swaps, forward sales contracts, futures contracts, and options as cash flow hedges to hedge the Corporation’s exposure to fluctuations in electricity and natural gas prices. If hedging criteria are met, as described above, gains and losses on these derivatives are recognized in net earnings in the same period and financial statement caption as the hedged exposure. Up to the date of settlement, the fair values of the hedges are recorded in risk management assets or liabilities with changes in value being reported in OCI.

The Corporation also uses foreign currency forward contracts as cash flow hedges to hedge the foreign exchange exposures resulting from highly probable anticipated transactions denominated in foreign currencies. If the hedging criteria are met, changes in value are reported in OCI or directly in earnings with the fair value being reported in risk management assets or liabilities, as appropriate. Upon settlement of the derivative, any gain or loss on the forward contracts is included in the cost of the asset acquired or liability incurred.

The Corporation uses forward starting interest rate swaps as cash flow hedges to hedge exposures to anticipated changes in interest rates for forecasted issuances of debt. If the hedging criteria are met, changes in value are reported in OCI with the fair value being reported in risk management assets or liabilities, as appropriate. When the swaps are closed out on issuance of the debt, the resulting gains or losses recorded in AOCI are amortized to net earnings over the term of the swap. If no debt is issued, the gains or losses are recognized in net earnings immediately.

c.               Hedges of Foreign Currency Exposures of a Net Investment in a Foreign Operation

In hedging a foreign currency exposure of a net investment in a foreign operation, the effective portion of foreign exchange gains and losses on the hedging instrument is recognized in OCI and the ineffective portion is recognized in net earnings. The amounts previously recognized in AOCI are recognized in net earnings when there is a reduction in the hedged net investment as a result of a disposal, partial disposal, or loss of control. The Corporation primarily uses foreign currency forward contracts, and foreign denominated debt to hedge exposure to changes in the carrying values of the Corporation’s net investments in foreign operations that result from changes in foreign exchange rates. Gains and losses on these instruments that qualify for hedge accounting are reported in OCI with fair values recorded in risk management assets or liabilities, as appropriate.

F.            Cash and Cash Equivalents

Cash and cash equivalents are comprised of cash and highly liquid investments with original maturities of three months or less.

G.          Collateral Paid and Received

The terms and conditions of certain contracts may require the Corporation or its counterparties to provide collateral when the fair value of the obligation pursuant to these contracts is in excess of any credit limits granted. Downgrades in creditworthiness by certain credit rating agencies may decrease the credit limits granted and accordingly increase the amount of collateral that may have to be provided.

81	TransAlta Corporation
	2011 Annual Report	Notes to Consolidated Financial Statements

H.           Inventory

I.                  Fuel

The Corporation’s inventory balance represents fuel, which is measured at the lower of cost and net realizable value. Cost is determined using the weighted average cost method.

The cost of internally produced coal inventory is determined using absorption costing, which is defined as the sum of all applicable expenditures and charges directly incurred in bringing inventory to its existing condition and location. Available coal inventory tends to increase during the second and third quarters as a result of favourable weather conditions and lower electricity production as maintenance is performed. Due to the limited number of processing steps incurred in mining coal and preparing it for consumption and the relatively low value on a per-unit basis, management does not distinguish between work in process and coal available for consumption. The cost of natural gas and purchased coal inventory includes all applicable expenditures and charges incurred in bringing the inventory to its existing condition and location.

II.            Energy Trading

Commodity inventories held in the Energy Trading Segment for trading purposes are measured at fair value less costs to sell. Changes in fair value less costs to sell are recognized in net earnings in the period of change.

I.                Property, Plant, and Equipment

The Corporation’s investment in property, plant, and equipment (“PP&E”) is initially measured at the original cost of each component at the time of construction, purchase, or acquisition. A component is a tangible portion of an asset that can be separately identified and depreciated over its own expected useful life, and is expected to provide a benefit for a period in excess of one year. Original cost includes items such as materials, labour, borrowing costs, and other directly attributable costs, including the initial estimate of the cost of decommissioning and restoration. Costs are recognized as PP&E assets if it is probable that future economic benefits will be realized and the cost of the item can be measured reliably.

The cost of major spare parts is capitalized and classified as PP&E, as these items can only be used in connection with an item of PP&E.

Planned maintenance is performed at regular intervals. Planned major maintenance includes inspection, repair and maintenance of existing components, and the replacement of existing components. Costs incurred for planned major maintenance activities are capitalized in the period maintenance activities occur and are amortized on a straight-line basis over the term until the next major maintenance event. Expenditures incurred for the replacement of components during major maintenance are capitalized and amortized over the estimated useful life of such components.

The cost of routine repairs and maintenance and the replacement of minor parts are charged to net earnings as incurred.

Subsequent to initial recognition and measurement at cost, all classes of PP&E continue to be measured using the cost model and are reported at cost less accumulated depreciation and impairment losses, if any.

The estimate of the useful lives of each component of PP&E is based on current facts and past experience, and takes into consideration existing long-term sales agreements and contracts, current and forecasted demand, and the potential for technological obsolescence. The useful life is used to estimate the rate at which the component of PP&E is depreciated. PP&E assets are subject to depreciation when the asset is considered to be available for use, which is typically upon commencement of commercial operations. Each significant component of an item of PP&E is depreciated to its residual value over its estimated useful life, using straight-line or unit-of-production methods. Estimated useful lives, residual values and depreciation methods are reviewed annually and are subject to revision based on new or additional information. The effect of a change in useful life, residual value or depreciation method is accounted for prospectively.

Estimated useful lives of the components of depreciable assets, categorized by asset class, are as follows:

Thermal generation	3-50 years
Gas generation	2-30 years
Renewable generation	3-60 years
Mining property and equipment	4-50 years
Capital spares and other	2-50 years

TransAlta capitalizes borrowing costs on capital invested in projects under construction (Note 2(U)). Upon commencement of commercial operations, capitalized borrowing costs, as a portion of the total cost of the asset, are amortized over the estimated useful life of the related asset.

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Notes to Consolidated Financial Statements	2011 Annual Report

J.             Intangible Assets

Intangible assets acquired in a business combination are recognized separately from goodwill at their fair value at the date of acquisition. Intangible assets acquired separately are recognized at cost. Internally-generated intangible assets arising from development projects are recognized when certain criteria related to the feasibility of internal use or sale of the intangible asset, and its probable future economic benefits, are demonstrated. Intangible assets are initially recognized at cost, which is comprised of all directly attributable costs necessary to create, produce, and prepare the intangible asset to be capable of operating in the manner intended by management.

Subsequent to initial recognition, intangible assets continue to be measured using the cost model, and are reported at cost less accumulated amortization and impairment losses, if any.

Amortization commences when the intangible asset is available for use, and is computed on a straight-line basis over the intangible asset’s estimated useful life, except for coal rights, which are amortized using a unit-of-production basis, based on the estimated mine reserves. Estimated useful lives of intangibles may be determined, for example, with reference to the term of the related contract or license agreement. The estimated useful lives and amortization methods are reviewed at each year-end with the effect of any changes being accounted for prospectively. Intangible assets with indefinite useful lives are not amortized, but are tested for impairment annually.

Intangible assets consist of: power sale contracts with fixed prices higher than market prices at the date of acquisition; coal rights; software; and intangibles under development. Estimated useful lives of intangible assets are as follows:

Software	2-7 years
Power contracts	1-30 years

K.           Impairment of Tangible and Intangible Assets Excluding Goodwill

At the end of each reporting period the Corporation reviews the net carrying amount of PP&E and finite life intangible assets to determine whether there is any indication that an impairment loss may exist.

Factors that could indicate that an impairment exists include significant underperformance relative to historical or projected operating results; significant changes in the manner in which an asset is used, or in the Corporation’s overall business strategy; or significant negative industry or economic trends. In some cases, these events are clear. However, in many cases, a clearly identifiable event indicating possible impairment does not occur. Instead, a series of individually insignificant events occur over a period of time leading to an indication that an asset may be impaired. This can be further complicated in situations where the Corporation is not the operator of the facility. Events can occur in these situations that may not be known until a date subsequent to their occurrence.

The Corporation’s businesses, the market, and business environment are routinely monitored, and judgments and assessments are made to determine whether an event has occurred that indicates a possible impairment. If such an event has occurred, an estimate is made of the recoverable amount of the asset or cash generating unit (“CGU”) to which the asset belongs. Recoverable amount is the higher of an asset’s fair value less costs to sell and its value in use. Fair value is the amount at which an item could be bought or sold in a current transaction between willing parties. Value in use is the present value of the estimated future cash flows expected to be derived from the asset from its continued use and ultimate disposal by the Corporation. When impairment is based on value in use, the Corporation bases its impairment on detailed cash flow budgets and forecasts that cover the asset’s useful life. If the recoverable amount is less than the carrying amount of the asset or CGU, an asset impairment loss is recognized in net earnings, and the asset’s carrying amount is reduced to its recoverable amount.

At each reporting date, an assessment is made whether there is any indication that an impairment loss previously recognized may no longer exist or may have decreased. If such indication exists, the recoverable amount of the asset or CGU to which the asset belongs is estimated and the impairment loss previously recognized is reversed if there has been an increase in the asset’s recoverable amount. Where an impairment loss is subsequently reversed, the carrying amount of the asset is increased to the lesser of the revised estimate of its recoverable amount or the carrying amount that would have been determined (net of depreciation) had no impairment loss been recognized previously. A reversal of an impairment loss is recognized in net earnings.

83	TransAlta Corporation
	2011 Annual Report	Notes to Consolidated Financial Statements

L.            Goodwill

Goodwill arising in a business combination is recognized as an asset at the date control is acquired. Goodwill is measured as the cost of an acquisition plus the amount of any non-controlling interest in the acquiree (if applicable) less the fair value of the related identifiable assets acquired and liabilities assumed.

Goodwill is not subject to amortization, but is tested for impairment at least annually, or more frequently, if an analysis of events and circumstances indicate that a possible impairment may exist. These events could include a significant change in financial position of the CGUs to which the goodwill relates or significant negative industry or economic trends. For impairment purposes, goodwill is allocated to each of the Corporation’s CGUs that are expected to benefit from the synergies of the business combination in which the goodwill arose. To test for impairment, the recoverable amount of the CGUs to which the goodwill relates is compared to the carrying amount of the CGUs. If the recoverable amount is less than the carrying amount, an impairment loss is recognized in net earnings immediately, by first reducing the carrying amount of the goodwill, and then by reducing the carrying amount of the other assets in the unit. An impairment loss recognized for goodwill is not reversed in subsequent periods.

M.         Project Development Costs

Deferred project development costs include external, direct, and incremental costs that are necessary for completing an acquisition or construction project. These costs are recognized as operating expenses until construction of a plant or acquisition of an investment is likely to occur, there is reason to believe that future costs are recoverable, and that efforts will result in future value to the Corporation, at which time the costs incurred subsequently are included in other assets or PP&E. The appropriateness of the carrying amount of these costs is evaluated each reporting period, and amounts capitalized for projects no longer probable of occurring are charged to net earnings.

N.           Income Taxes

The Corporation uses the liability method of accounting for income taxes. Under the liability method, deferred income tax assets and liabilities are recognized on the differences between the carrying amounts of assets and liabilities and their respective income tax basis (temporary differences). A deferred tax asset may also be recognized for the benefit expected from unused tax credits and losses available for carryforward, to the extent that it is probable that future taxable earnings will be available against which the tax credits and losses can be applied. Deferred income tax assets and liabilities are measured based on income tax rates and tax laws that are enacted or substantively enacted by the end of the reporting period and that are expected to apply in the years in which temporary differences are expected to be realized or settled. Deferred tax is charged or credited to net earnings, except when it relates to items charged or credited to either OCI or directly to equity. The carrying amount of deferred income tax assets is evaluated at the end of each reporting period and is reduced to the extent that it is no longer probable that sufficient taxable income will be available to allow all or part of the asset to be realized.

Deferred tax liabilities are recognized for taxable temporary differences arising on investments in subsidiaries, except where the Corporation is able to control the reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future.

O.          Employee Future Benefits

The Corporation accrues its obligations under employee future benefit plans and the related costs, net of plan assets. The cost of pension and other post-employment benefits, such as health and dental benefits, earned by employees is actuarially determined using the projected unit credit method pro-rated on services and management’s best estimate of expected plan investment performance, salary escalation, retirement ages of employees, and expected health care costs. The defined benefit pension plans are based on an employee’s final average earnings and years of service. The expected return on plan assets is based on expected future capital market returns, at the beginning of the period, for returns over the life of the benefit obligations. The discount rate used to determine the present value of the defined benefit obligation is determined by reference to market yields at the end of the reporting period on high-quality corporate bonds with terms and currencies that match the estimated terms and currencies of the benefit obligations.

Actuarial gains and losses arise from experience adjustments and changes in actuarial assumptions at the end of each interim reporting period. The Corporation determines an estimate of the actuarial gains or losses incurred in that period using updated fair values for plan assets and period-end discount rates for computing the defined benefit liability. Resulting changes in actuarial gains or losses are recognized in OCI in the interim period in which they occur. Past service costs are recognized immediately in net earnings to the extent that the benefits have vested; otherwise, they are amortized on a straight-line basis over the vesting period.

	TransAlta Corporation	84
Notes to Consolidated Financial Statements	2011 Annual Report

Gains or losses arising from either a curtailment or settlement of a defined benefit plan are recognized when the curtailment or settlement occurs. When the restructuring of a benefit plan gives rise to a curtailment and a settlement of obligations, the curtailment is accounted for prior to the settlement.

In determining whether statutory minimum funding requirements of the Corporation’s defined benefit pension plans give rise to recording an additional liability, letters of credit provided by the Corporation as security are considered to alleviate the funding requirements. No additional liability results in these circumstances.

Contributions payable under defined contribution pension plans are recognized as a liability and an expense in the period in which the services are rendered.

P.           Provisions

Provisions are recognized when the Corporation has a present obligation (legal or constructive) as a result of a past event, it is probable that the Corporation will be required to settle the obligation, and a reliable estimate can be made of the amount of the obligation. A legal obligation can arise through a contract, legislation, or other operation of law. A constructive obligation arises from an entity’s actions whereby through an established pattern of past practice, published policies, or a sufficiently specific current statement, the entity has indicated it will accept certain responsibilities and has thus created a valid expectation that it will discharge those responsibilities. The amount recognized as a provision is the best estimate, re-measured at each period end, of the expenditures required to settle the present obligation considering the risks and uncertainties associated with the obligation. Where expenditures are expected to be incurred in the future, the obligation is measured at its present value using a current market-based, risk-adjusted interest rate.

The Corporation records a decommissioning and restoration provision for all generating facilities and mine sites for which it is legally or constructively required to remove the facilities at the end of their useful lives and restore the plant or mine sites. For some hydro facilities, the Corporation is required to remove the generating equipment, but is not required to remove the structures. Initial decommissioning provisions are recognized at their present value when incurred. Each reporting date, the Corporation calculates the present value of the provision using the current discount rates that reflect the time value of money and associated risks. The Corporation recognizes the initial decommissioning and restoration provisions, as well as changes resulting from revisions to cost estimates and period-end revisions to the market-based, risk-adjusted discount rate, as a cost of the related PP&E (Note 2(I)). The accretion of the net present value discount is charged to net earnings each period and is included in net interest expense. Where the Corporation expects to receive reimbursement from a third-party for a portion of future decommissioning costs, the reimbursement is recognized as a separate asset when it is virtually certain that the reimbursement will be received. Decommissioning and restoration obligations for coal mines are incurred over time, as new areas are mined, and a portion of the provision is settled over time as areas are reclaimed prior to final pit reclamation. Reclamation costs for mining assets are recognized on a unit-of-production basis.

Changes in other provisions resulting from revisions to estimates of expenditures required to settle the obligation or period-end revisions to the market-based, risk-adjusted discount rate are recognized in net earnings. The accretion of the net present value discount is charged to net earnings each period and is included in net interest expense.

Q.          Share-Based Payments

The Corporation measures equity-settled stock option awards using the fair value method. Compensation expense is measured at the grant date at the fair value of the award and is recognized over the vesting period based on the Corporation’s estimate of the number of options that will eventually vest. Each equity-settled share-based payment award that vests in instalments is accounted for as a separate award with its own distinct fair value measurement.

Compensation costs associated with awards under the Performance Share Ownership Plan (“PSOP”) are accrued based on the fair value of each award, the service period completed, and the number of equivalent common shares eligible employees and directors have earned at the statement of financial position date, which is based upon the percentile ranking of the total shareholder return of the Corporation’s common shares in comparison to the total shareholder returns of companies comprising the comparative group.

For share-based payments earned under cash-settled phantom stock option plans, a liability, and corresponding compensation cost, is recognized at each statement of financial position date, until final settlement, based on the fair value of each award and the service period completed.

85	TransAlta Corporation
	2011 Annual Report	Notes to Consolidated Financial Statements

R.           Emission Credits and Allowances

Purchased emission credits and allowances are recorded as inventory at cost and are carried at the lower of weighted average cost and net realizable value. Credits granted to, or internally generated by, TransAlta are recorded at nil. Emission liabilities are recorded using the best estimate of the amount required by the Corporation to settle its obligation in excess of government-established caps and targets. To the extent compliance costs are recoverable under the terms of contracts with third parties, these amounts are recognized as revenue in the period of recovery.

Proprietary trading of emissions allowances that meet the definition of a derivative are accounted for using the fair value method of accounting. Allowances that do not satisfy the criteria of a derivative are accounted for using the accrual method.

S.           Assets Held for Sale

Assets are classified as held for sale if their carrying amount will be recovered primarily through a sale as opposed to continued use by the Corporation. Assets classified as held for sale are measured at the lower of their carrying amount and fair value less costs to sell. Any impairment is recognized in earnings. Assets classified as held for sale are reported as current assets in the Consolidated Statements of Financial Position. Depreciation ceases when an asset is classified as held for sale.

T.            Leases

A lease is an arrangement whereby the lessor conveys to the lessee, in return for a payment or series of payments, the right to use an asset for an agreed period of time.

Power purchase arrangements (“PPA”) and other long-term contracts may contain, or may be considered, leases where the fulfillment of the arrangement is dependent on the use of a specific asset (i.e. a generating unit) and the arrangement conveys to the customer the right to use that asset.

Where the Corporation determines that the contractual provisions of a contract contain, or are, a lease and result in the customer assuming the principal risks and rewards of ownership of the asset, the arrangement is a finance lease. Assets subject to finance leases are not reflected as PP&E and the net investment in the lease, represented by the present value of the amounts due from the lessee, is recorded in the Consolidated Statements of Financial Position as a financial asset, classified as a finance lease receivable. The payments considered to be part of the leasing arrangement are apportioned between a reduction in the lease receivable and finance income. The finance income element of the payments is recognized using a method that results in a constant periodic rate of return on the net investment in each period and is reflected in finance lease income on the Consolidated Statements of Earnings.

Where the Corporation determines that the contractual provisions of a contract contain, or are, a lease and result in the Corporation retaining the principal risks and rewards of ownership of the asset, the arrangement is an operating lease. For operating leases, the asset is, or continues to be, capitalized as PP&E and depreciated over its useful life. Rental income, including contingent rents, from operating leases is recognized over the term of the arrangement and is reflected in revenue on the Consolidated Statements of Earnings. Contingent rent may arise when payments due under the contract are not fixed in amount but vary based on a future factor such as the amount of use or production.

U.           Borrowing Costs

TransAlta capitalizes borrowing costs that are directly attributable to, or relate to general borrowings used for, the construction of qualifying assets. Qualifying assets are assets that take a substantial period of time to prepare for their intended use and typically include generating facilities or other assets that are constructed over periods of time exceeding 12 months. Borrowing costs are considered to be directly attributable if they could have been avoided if the expenditure on the qualifying asset had not been made. Borrowing costs that are capitalized are included in the cost of the related PP&E component. Capitalization of borrowing costs ceases when substantially all the activities necessary to prepare the asset for its intended use are complete.

All other borrowing costs are expensed in the period in which they are incurred.

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Notes to Consolidated Financial Statements	2011 Annual Report

V.           Non-controlling Interests

Non-controlling interests arise from business combinations in which the Corporation acquires less than a 100 per cent interest. Non-controlling interests are measured at either fair value or at the non-controlling interest’s proportionate share of the acquiree’s identifiable net assets. The Corporation determines on a transaction by transaction basis which measurement method is used.

Non-controlling interests also arise from other contractual arrangements between the Corporation and other parties, whereby the other party has acquired an interest in a specified asset or operation, and the Corporation retains controls.

Subsequent to acquisition, the carrying amount of non-controlling interests is increased or decreased by the non-controlling interest’s share of subsequent changes in equity and payments to the non-controlling interest. Total comprehensive income is attributed to the non-controlling interests even if this results in the non-controlling interests having a negative balance.

W.       Joint Ventures

A joint venture is a contractual arrangement that establishes the terms by which two or more parties agree to undertake and jointly control an economic activity. TransAlta’s joint ventures are generally classified as two types: jointly controlled assets and jointly controlled entities.

A jointly controlled asset arises when the joint venturers have joint control or joint ownership of one or more assets contributed to, or acquired for and dedicated to, the purpose of the joint venture. Generally, each party takes a share of the output from the asset and each bears an agreed upon share of the costs incurred in respect of the joint venture. The Corporation reports its interests in jointly controlled assets in its consolidated financial statements using the proportionate consolidation method by recognizing its share of the assets, liabilities, revenues, and expenses in respect of its interest in the joint venture.

In jointly controlled entities, the venturers do not have rights to individual assets or obligations of the venture. Rather, each venturer is entitled to a share of the net earnings of the jointly controlled entity. The Corporation reports its interests in jointly controlled entities using the equity method. Under the equity method, the investment in the jointly controlled entity is initially recognized at cost and the carrying amount is increased or decreased to recognize the Corporation’s share of the jointly controlled entity’s net earnings after the date of acquisition. The Corporation’s share of net earnings resulting from transactions between the Corporation and the jointly controlled entities are eliminated based on the Corporation’s ownership interest. Distributions received from the jointly controlled entities reduce the carrying amount of the investment. Any excess of the cost of an acquisition less the fair value of the recognized identifiable assets, liabilities, and contingent liabilities of an acquired jointly controlled entity is recognized as goodwill and is included in the carrying amount of the investment and is assessed for impairment as part of the investment.

Investments in jointly controlled entities are evaluated for impairment at each statement of financial position date by first assessing whether there is objective evidence that the investment is impaired. Objective evidence could include, for example, such factors as significant financial difficulty of the investee, or information about significant changes with an adverse effect that have taken place in the technological, market, economic, or legal environment in which the investee operates, which may indicate that the cost of the investment may not be recovered. If such objective evidence is present, an impairment loss is recognized if the investment’s recoverable amount is less than its carrying amount. The investment’s recoverable amount is determined as the higher of value in use and fair value less costs to sell.

X.           Government Grants

Government grants are recognized when the Corporation has reasonable assurance that it will comply with the conditions associated with the grant and that the grant will be received. When the grant relates to an expense item, it is recognized in net earnings over the same period in which the related costs or revenues are recognized. When the grant relates to an asset, it is recognized as a reduction of the carrying amount of PP&E and released to earnings as a reduction in depreciation over the expected useful life of the related asset.

87	TransAlta Corporation
	2011 Annual Report	Notes to Consolidated Financial Statements

Y.            Critical Accounting Judgments and Key Sources of Estimation Uncertainty

The preparation of consolidated financial statements requires management to make judgments, estimates, and assumptions that could affect the reported amounts of assets, liabilities, revenues, expenses, and disclosures of contingent assets and liabilities during the period. These estimates are subject to uncertainty. Actual results could differ from those estimates due to factors such as fluctuations in interest rates, foreign exchange rates, inflation and commodity prices, and changes in economic conditions, legislation and regulations.

In the process of applying the Corporation’s accounting policies, which are described above, management has to make judgments and estimates, about matters that are highly uncertain at the time the estimate is made, that could significantly affect the amounts recognized in the consolidated financial statements. Different estimates with respect to key variables used in the calculations, or changes to estimates, could potentially have a material impact on the Corporation’s financial position or performance. The key judgments and sources of estimation uncertainty are described below:

I.                  Impairment of PP&E and Goodwill

Impairment exists when the carrying amount of an asset or CGU to which goodwill relates exceeds its recoverable amount, which is the higher of its fair value less cost to sell and its value in use. In determining fair value less costs to sell, information about third party transactions for similar assets is used and if none are available, other valuation techniques, such as discounted cash flows, are used. Value in use is computed using the present value of management’s best estimates of future cash flows based on the current use and present condition of the asset. In estimating either fair value less costs to sell or value in use using discounted cash flow methods, estimates and assumptions must be made about sales prices, cost of sales, production, fuel consumed, retirement costs and other related cash inflows or outflows over the life of the plants, which can range from 30 to 60 years. In developing these assumptions, management uses estimates of contracted and future market prices based on expected market supply and demand in the region in which the plant operates, anticipated production levels, planned and unplanned outages, changes to regulations, and transmission capacity or constraints for the remaining life of the plant. These estimates and assumptions are susceptible to change from period to period and actual results can, and often do, differ from the estimates, and can have either a positive or negative impact on the estimate of the impairment charge, and may be material. Key assumptions used in determining the recoverable amount of the Centralia Coal plant are further explained in Note 8.

II.               Leases

In determining whether the Corporation’s PPAs and other long-term electricity and thermal sales contracts contain, or are, leases, management must use judgment in assessing whether the fulfillment of the arrangement is dependent on the use of a specific asset and the arrangement conveys the right to use the asset. For those agreements considered to contain, or be, leases, further judgment is required to determine whether substantially all of the significant risks and rewards of ownership are transferred to the customer or remain with the Corporation, to appropriately account for the agreement as either a finance or operating lease. These judgments can be significant to how the Corporation classifies amounts related to the arrangement as PP&E or as a finance lease receivable on the Consolidated Statements of Financial Position, and therefore the value of certain items of revenue and expense, is dependent upon such classifications. The Corporation has determined that the long-term contract for Fort Saskatchewan is a finance lease.

III.            Income Taxes

Preparation of the consolidated financial statements involves determining an estimate of, or provision for, income taxes in each of the jurisdictions in which the Corporation operates. The process also involves making an estimate of taxes currently payable and taxes expected to be payable or recoverable in future periods, referred to as deferred income taxes. Deferred income taxes result from the effects of temporary differences due to items that are treated differently for tax and accounting purposes. The tax effects of these differences are reflected in the Consolidated Statements of Financial Position as deferred income tax assets and liabilities. An assessment must also be made to determine the likelihood that the Corporation’s future taxable income will be sufficient to permit the recovery of deferred income tax assets. To the extent that such recovery is not probable, deferred income tax assets must be reduced. Management must exercise judgment in its assessment of continually changing tax interpretations, regulations, and legislation, to ensure deferred income tax assets and liabilities are complete and fairly presented. Differing assessments and applications than the Corporation’s estimates could materially impact the amount recognized for deferred income tax assets and liabilities.

	TransAlta Corporation	88
Notes to Consolidated Financial Statements	2011 Annual Report

IV.          Financial Instruments and Derivatives

The Corporation’s financial instruments and derivatives are accounted for at fair value, with the initial and subsequent changes in fair value affecting earnings in the period the change occurs. The fair values of financial instruments and derivatives are classified within three levels, with Level III fair values determined using inputs for the asset or liability that are not readily observable. These fair value levels are outlined and discussed in more detail in Note 13. Some of the Corporation’s fair values are included in Level III because they are not traded on an active exchange or have terms that extend beyond the time period for which exchange-based quotes are available and require the use of internal valuation techniques or models to determine fair value. The determination of the fair value of these contracts and derivative instruments can be complex and relies on judgments and estimates concerning future prices, volatility, and liquidity, among other factors. These fair value estimates may not necessarily be indicative of the amounts that could be realized or settled, and changes in these assumptions could affect the reported fair value of financial instruments. Fair values can fluctuate significantly and can be favourable or unfavourable depending on current market conditions. Judgment is used in determining whether a cash flow hedge is a highly probable anticipated transaction based on the Corporation’s estimates of pricing and production to allow the future transaction to be fulfilled.

V.             Project Development Costs

Deferred project developments costs are capitalized in accordance with the accounting policy in Note 2(M). Management is required to use judgment to determine if there is reason to believe that future costs are recoverable, and that efforts will result in future value to the Corporation, in determining the amount to be capitalized.

VI.          Provisions for Decommissioning and Restoration Activities

TransAlta recognizes provisions for decommissioning and restoration obligations as outlined in Note 2(P) and Note 21. Initial decommissioning provisions, and subsequent changes thereto, are determined using the Corporation’s best estimate of the required cash expenditures, adjusted to reflect the risks and uncertainties inherent in the timing and amount of settlement. The estimated cash expenditures are present valued using a current, risk-adjusted, market-based, pre-tax discount rate. A change in estimated cash flows, market interest rates, or timing could have a material impact on the carrying amount of the provision.

VII.       Useful Life of PP&E

Each significant component of an item of PP&E is depreciated over its estimated useful life. Estimated useful lives are determined based on current facts and past experience, and take into consideration the anticipated physical life of the asset, existing long-term sales agreements and contracts, current and forecasted demand, the potential for technological obsolescence, and regulations. The useful lives of PP&E are reviewed at least annually to ensure they continue to be appropriate.

VIII.    Employee Future Benefits

The Corporation provides pension and other post-employment benefits, such as health and dental benefits, to employees. The cost of providing these benefits is dependent upon many factors including actual plan experience and estimates and assumptions about future experience.

The liability for post-employment benefits and associated costs included in annual compensation expenses are impacted by estimates related to:

■                employee demographics, including age, compensation levels, employment periods, the level of  contributions made to the plans, and earnings on plan assets;

■                the effects of changes to the provisions of the plans; and

■                changes in key actuarial assumptions, including anticipated rates of return on plan assets, rates of compensation and health-care cost increases, and discount rates.

Due to the complexity of the valuation of pension and post-employement benefits, a change in the estimate of any one of these factors could have a material effect on the carrying amount of the liability for pension and other post-employment benefits or the related expense. These assumptions are reviewed annually to ensure they continue to be appropriate.

IX.          Other Provisions

Where necessary, TransAlta recognizes provisions arising from ongoing business activities, such as interpretation and application of contract terms, ongoing litigation, and force majeure claims. These provisions, and subsequent changes thereto, are determined using the Corporation’s best estimate of the outcome of the underlying event and can also be impacted by determinations made by third parties, in compliance with contractual requirements. The actual amount of the provisions that may be required could differ materially from the amount recognized.

89	TransAlta Corporation
	2011 Annual Report	Notes to Consolidated Financial Statements

Z.             Accounting Changes

I.                  Current Year Accounting Changes

a.              Change in Estimates - Residual Values

During the first quarter of 2011, management completed a comprehensive review of the residual values of all of TransAlta’s generating assets, having regard for, among other things, expectations about the future condition of the assets, metal volumes, as well as other market-related factors. As a result, estimated residual values were revised, resulting in depreciation decreasing by $13 million for the year ended Dec. 31, 2011 compared to 2010.

II.               Prior Year Accounting Changes

a.              Inventory

During the second quarter of 2010, the Corporation modified its inventory measurement policy for commodity inventories held in its Energy Trading business segment to better reflect the nature of the underlying inventory and the segment’s business objectives. Commodity inventories held in the Energy Trading Segment are now measured at fair value less costs to sell, as opposed to the lower of cost and net realizable value. Changes in fair value less costs to sell are recognized in net earnings in the period of change. The effect of this change on current and prior periods was not material. Accordingly, the change has been applied prospectively and prior periods have not been restated.

b.              Change in Estimate - Useful Lives

In 2010, management initiated a comprehensive review of the estimated useful lives of all generating facilities and coal mining assets, having regard for, among other things, TransAlta’s economic lifecycle maintenance program, the existing condition of the assets, progress on carbon capture and other technologies, as well as other market-related factors. Management concluded its review of the coal fleet, as well as its mining assets, and updated the estimated useful lives of these assets to reflect their current expected economic lives. As a result, depreciation was reduced by $26 million for the year ended Dec. 31, 2010 compared to 2009.

III.            Future Accounting Changes

a.              Consolidated Financial Statements

In May 2011, the IASB issued IFRS 10 Consolidated Financial Statements (“IFRS 10”), which replaces International Accounting Standard 27 Consolidated and Separate Financial Statements (“IAS 27”) and Standing Interpretations Committee Interpretation 12 Consolidation - Special Purpose Entities (“SIC-12”). IFRS 10 provides a revised definition of control so that a single control model can be applied to all entities for consolidation purposes.

b.              Joint Arrangements

In May 2011, the IASB issued IFRS 11 Joint Arrangements, which supersedes IAS 31 Interests in Joint Ventures and SIC-13 Jointly Controlled Entities - Non-Monetary Contributions by Venturers. IFRS 11 provides for a principle-based approach to the accounting for joint arrangements that requires an entity to recognize its contractual rights and obligations arising from its joint arrangements. IFRS 11 also generally requires the use of the equity method of accounting for interests in joint ventures. Improvements in disclosure requirements are intended to allow investors to gain a better understanding of the nature, extent, and financial effects of the activities that an entity carries out through joint arrangements.

c.               Disclosure of Interests in Other Entities

In May 2011, the IASB issued IFRS 12 Disclosure of Interests in Other Entities, which contains enhanced disclosure requirements about an entity’s interests in consolidated and unconsolidated entities, such as subsidiaries, joint arrangements, associates, and unconsolidated structured entities (special purpose entities).

d.              Investments in Associates and Joint Ventures and Separate Financial Statements

In May 2011, two existing standards, IAS 28 Investments in Associates and Joint Ventures and IAS 27 Separate Financial Statements, were amended. The amendments are not significant, and result from the issuance of IFRS 10, IFRS 11, and IFRS 12.

The requirements of the preceding new standards and amendments to existing standards outlined in a. through d., are effective for annual periods beginning on or after Jan. 1, 2013. The disclosure requirements of IFRS 12 may be incorporated into the financial statements earlier than Jan. 1, 2013. However, early adoption of the other standards is only permitted if all five are applied at the same time. The Corporation is currently assessing the impact of adopting these new standards and amendments on the consolidated financial statements, and does not expect the impact to be significant.

	TransAlta Corporation	90
Notes to Consolidated Financial Statements	2011 Annual Report

e.              Fair Value Measurements

In June 2011, the IASB issued IFRS 13 Fair Value Measurements, which establishes a single source of guidance for all fair value measurements required by other IFRS; clarifies the definition of fair value; and enhances disclosures about fair value measurements. IFRS 13 applies when other IFRS require or permit fair value measurements or disclosures. IFRS 13 specifies how an entity should measure fair value and disclose fair value information. It does not specify when an entity should measure an asset, a liability, or its own equity instrument at fair value. IFRS 13 is effective for annual periods beginning on or after Jan. 1, 2013. Earlier application is permitted. The Corporation is currently assessing the impact of adopting IFRS 13 on the consolidated financial statements.

f.                  Presentation of Financial Statements

In June 2011, the IASB issued amendments to IAS 1 Presentation of Financial Statements to improve the consistency and clarity of the presentation of items of comprehensive income by requiring that items presented in OCI be grouped on the basis of whether they are at some point reclassified from OCI to net earnings or not. The amendments to IAS 1 are effective for annual periods beginning on or after July 1, 2012. Earlier application is permitted. As a result of the amendment, the items presented within the Consolidated Statements of Other Comprehensive Income will be reorganized to comply with the required groupings.

g.              Employee Benefits

In June 2011, the IASB issued amendments to IAS 19 Employee Benefits to improve the recognition, presentation, and disclosure of defined benefit plans. The amendments require a new presentation approach that improves the visibility of the different types of gains and losses arising from defined benefit plans, as follows: service cost is presented in net earnings; finance cost is presented as part of finance costs in net earnings; and remeasurements of the net defined benefit asset or liability are recognized immediately in OCI. The amendments eliminate the option to defer the recognition of actuarial gains and losses, known as the ‘corridor method’. The disclosure requirements are enhanced to provide better information about the characteristics of defined benefit plans and the risks that entities are exposed to through participation in these plans. The amendments to IAS 19 are effective for annual periods beginning on or after Jan. 1, 2013. Earlier application is permitted. The Corporation is currently assessing the impact of adopting the amendments to IAS 19 on the consolidated financial statements.

h.              Financial Instruments

In November 2009, the IASB issued IFRS 9 Financial Instruments, which replaced the classification and measurement requirements in IAS 39 Financial Instruments: Recognition and Measurement for financial assets. Financial assets must be classified and measured at either amortized cost or fair value through profit or loss or through OCI depending on the basis of the entity’s business model for managing the financial asset, and the contractual cash flow characteristics of the financial asset.

In October 2010, the IASB issued additions to IFRS 9 regarding financial liabilities. The new requirements address the problem of volatility in net earnings arising from an issuer choosing to measure a liability at fair value and require that the portion of the change in fair value due to changes in the entity’s own credit risk be presented in OCI, rather than within net earnings.

In December 2011, the IASB amended the effective date of these requirements, which are now effective for annual periods beginning on or after Jan. 1, 2015, and must be applied on a modified retrospective basis. Earlier adoption is permitted. The December amendment also provided relief from restating comparative periods and from the associated disclosures required under IFRS 7 Financial Instruments: Disclosures. The Corporation is currently assessing the impact of adopting these amendments on the consolidated financial statements.

i.                  Stripping Costs in the Production Phase of a Surface Mine

In October 2011, the IFRS Interpretations Committee issued Interpretation 20 Stripping Costs in the Production Phase of a Surface Mine (“IFRIC 20”), which clarifies the requirements for accounting for stripping costs in the production phase of a surface mine. Stripping costs are costs associated with the process of removing waste from a surface mine in order to gain access to mineral ore deposits. The Interpretation clarifies when production stripping should lead to the recognition of an asset and how that asset should be measured, both initially and in subsequent periods. The Interpretation is effective for annual periods beginning on or after Jan. 1, 2013, with earlier application permitted. The Corporation is currently assessing the impact of adopting IFRIC 20 on the consolidated financial statements.

91	TransAlta Corporation
	2011 Annual Report	Notes to Consolidated Financial Statements

j.                  Offsetting Financial Assets and Liabilities

In December 2011, the IASB issued amendments to IAS 32 Financial Instruments: Presentation. The amendments are intended to clarify certain aspects of the existing guidance on offsetting financial assets and financial liabilities due to the diversity in application of the requirements on offsetting. The IASB also amended IFRS 7 to require information about all recognized financial instruments that are set off in accordance with IAS 32. The amendments also require disclosure of information about recognized financial instruments subject to enforceable master netting arrangements and similar agreements even if they are not set off under IAS 32.

The amendments to IAS 32 are effective for annual periods beginning on or after Jan. 1, 2014. However, the new offsetting disclosure requirements are effective for annual periods beginning on or after Jan. 1, 2013 and interim periods within those annual periods. The amendments need to be provided retrospectively to all comparative periods. The Corporation is currently assessing the impact of adopting these amendments on the consolidated financial statements.

3.           First-Time Adoption of IFRS

IFRS 1 provides specific requirements for an entity’s initial adoption of IFRS.

IFRS 1 requires that an entity’s accounting policies used in its opening statement of financial position and throughout all periods presented in its first IFRS financial statements comply with IFRS effective at the end of its first IFRS reporting period. Accordingly, the IFRS issued and effective as of Dec. 31, 2011, have been applied in preparing the consolidated financial statements as at and for the years ended Dec. 31, 2011 and 2010 and in preparing the opening IFRS Statement of Financial Position as at Jan. 1, 2010.

In certain circumstances, IFRS 1 provides for exceptions to, or exemptions from, retrospective application of certain IFRS. The following IFRS 1 exemptions and elections have been utilized by the Corporation:

■                The cumulative net foreign exchange losses related to the translation of foreign operations, net of foreign exchange amounts on related net investment hedges, has been reset to zero at Jan 1, 2010.

■                The Corporation has determined whether arrangements existing at the date of transition to IFRS contain, or are considered to be, a lease on the basis of facts and circumstances existing at that date.  Where the same determination as required by IFRS was made at a different date in accordance with Canadian Generally Accepted Accounting Principles (“the Corporation’s previous GAAP” or “Canadian GAAP”), arrangements reviewed under the Corporation’s previous GAAP have not been reassessed for IFRS transition.  TransAlta is required to review arrangements outside of the scope of the Corporation’s previous GAAP and has determined that one of the agreements contains a finance lease.

■                IFRIC 1 Changes in Existing Decommissioning, Restoration and Similar Liabilities has not been applied retrospectively to determine the cost of decommissioning assets.  The simplified method permitted under IFRS 1 has been applied.

■                IFRS 2 Share-based  Payment   has been applied to equity instruments that were granted on or after Nov 7, 2002 but that had not vested by the Corporation’s transition date of Jan 1, 2010.

■                IFRS 3 Business Combinations has not been applied retrospectively to business combinations occurring prior to the date of transition to IFRS.  Accordingly, assets and liabilities acquired in business combinations prior to Jan 1, 2010 continue to be measured and recorded at the carrying amounts determined under the Corporation’s previous GAAP.

■                The Corporation’s Australian subsidiaries adopted IFRS effective Jan 1, 2005.  Where IFRS adopted by the Corporation may have permitted re-measurements   of the Australian subsidiaries’ assets and liabilities, the Corporation has elected not to do so.

■                IAS 23 Borrowing Costs has been applied prospectively to borrowing costs relating to qualifying assets for which the commencement date for capitalization is on or after the transition date.

■                Amounts capitalized under the Corporation’s previous GAAP, such as allowance for funds used during construction and general overheads for certain PP&E assets that were operated in rate-regulated environments, have not been restated to comply with cost as determined by IAS 16 Property, Plant and Equipment.  The carrying amount of these items under the Corporation’s previous GAAP was determined following prescribed regulations and has been elected as deemed cost.

■                The Corporation has elected to recognize, at the date of transition, all cumulative actuarial gains and losses associated with its defined benefit pension and other post-employment  benefit plans.

■                Certain IAS 19 disclosures have been applied prospectively from the date of transition to IFRS.

Differences between the Corporation’s previous GAAP and its IFRS financial position as at Jan. 1, 2010 and as at Dec. 31, 2010, its financial performance for the year ended Dec. 31, 2010, and its cash flows for the year ended Dec. 31, 2010, are outlined in the following tables and explanatory notes:

	TransAlta Corporation	92
Notes to Consolidated Financial Statements	2011 Annual Report

A.           Reconciliation of Financial Position at Jan. 1, 2010

Consolidated Statement of Financial Position

(in millions of Canadian dollars)

	Canadian
As at Jan. 1, 2010	GAAP	IAS 21	IFRS 3
Cash and cash equivalents	82	-	-
Accounts receivable	421	-	-
Current portion of finance lease receivable	-	-	-
Collateral paid	27	-	-
Prepaid expenses	18	-	-
Risk management assets	144	-	-
Income taxes receivable	39	-	-
Inventory	90	-	-
Assets held for sale	-	-	-
	821	-	-
Investments	-	-	-
Long-term receivables	49	-	-
Finance lease receivable	-	-	-
Property, plant, and equipment
Cost	11,701	-	(104)
Accumulated depreciation	(4,142)	-	1
	7,559	-	(103)
Goodwill	434	-	87
Intangible assets	344	-	(10)
Deferred income tax assets	234	-	-
Risk management assets	224	-	-
Other assets	121	-	-
Total assets	9,786	-	(26)
Accounts payable and accrued liabilities	521	-	2
Decommissioning and other provisions	-	-	-
Collateral received	86	-	-
Risk management liabilities	45	-	-
Income taxes payable	10	-	-
Future income tax liabilities	45	-	-
Dividends payable	61	-	-
Current portion of long-term debt	31	-	-
Current portion of asset retirement obligations	32	-	-
	831	-	2
Long-term debt	4,411	-	-
Decommissioning and other provisions	-	-	-
Deferred income tax liabilities	662	-	(29)
Risk management liabilities	78	-	-
Deferred credits and other long-term liabilities	147	-	-
Asset retirement obligations	250	-	-
Non-controlling interests	478	-	-
Equity
Common shares	2,164	-	-
Contributed surplus	5	-	-
Retained earnings	634	(63)	1
Accumulated other comprehensive income	126	63	-
Equity attributable to shareholders	2,929	-	1
Non-controlling interests	-	-	-
Total equity	2,929	-	1
Total liabilities and equity	9,786	-	(26)

93	TransAlta Corporation
	2011 Annual Report	Notes to Consolidated Financial Statements

				IFRIC 4/
IAS 16	IAS 19	IAS 31	IAS 37	IAS 17	IAS 36	Reclass	IFRS
-	-	(29)	-	-	-	-	53
-	-	(16)	-	-	-	-	405
-	-	-	-	2	-	-	2
-	-	-	-	-	-	-	27
-	-	-	-	-	-	-	18
-	-	-	-	-	-	2	146
-	-	(1)	-	-	-	-	38
-	-	-	-	-	-	-	90
-	-	-	-	-	-	4	4
-	-	(46)	-	2	-	6	783
-	-	202	-	-	-	-	202
-	-	-	-	-	-	-	49
-	-	-	-	48	-	-	48
200	-	(366)	(22)	(55)	(283)	(240)	10,831
(85)	-	103	20	25	196	128	(3,754)
115	-	(263)	(2)	(30)	(87)	(112)	7,077
-	-	(74)	-	-	-	-	447
-	-	(149)	-	-	-	108	293
(3)	7	-	4	-	22	(35)	229
-	-	-	-	-	-	(2)	222
-	(18)	-	-	-	-	-	103
112	(11)	(330)	2	20	(65)	(35)	9,453
-	-	(12)	-	-	2	(29)	484
-	-	-	-	-	-	61	61
-	-	-	-	-	-	-	86
-	-	-	-	-	-	-	45
-	-	(1)	-	-	-	-	9
-	-	-	-	-	-	(45)	-
-	-	-	-	-	-	-	61
-	-	(22)	-	-	-	-	9
-	-	-	-	-	-	(32)	-
-	-	(35)	-	-	2	(45)	755
-	-	(180)	-	-	-	-	4,231
-	-	-	-	-	-	287	287
26	(22)	(95)	(6)	3	(7)	10	542
-	-	-	-	-	-	-	78
-	89	-	-	-	8	(8)	236
-	-	(5)	34	-	-	(279)	-
2	-	(16)	-	10	(3)	(471)	-
-	-	-	-	-	-	-	2,164
-	-	-	-	-	-	-	5
84	(78)	1	(26)	7	(65)	-	495
-	-	-	-	-	-	-	189
84	(78)	1	(26)	7	(65)	-	2,853
-	-	-	-	-	-	471	471
84	(78)	1	(26)	7	(65)	471	3,324
112	(11)	(330)	2	20	(65)	(35)	9,453

	TransAlta Corporation	94
Notes to Consolidated Financial Statements	2011 Annual Report

B.           Reconciliation of Financial Position as at Dec. 31, 2010

Consolidated Statement of Financial Position

(in millions of Canadian dollars)

	Canadian
As at Dec. 31, 2010	GAAP	IAS 21
Cash and cash equivalents	58	-
Accounts receivable	428	-
Current portion of finance lease receivable	-	-
Collateral paid	27	-
Prepaid expenses	10	-
Risk management assets	265	-
Income taxes receivable	19	-
Inventory	53	-
Assets held for sale	-	-
	860	-
Investments	-	-
Finance lease receivable	-	-
Property, plant, and equipment
Cost	11,706	-
Accumulated depreciation	(4,129)	-
	7,577	-
Assets held for sale	60	-
Goodwill	517	-
Intangible assets	304	-
Deferred income tax assets	240	-
Risk management assets	208	-
Other assets	127	-
Total assets	9,893	-
Short-term debt	1	-
Accounts payable and accrued liabilities	503	-
Decommissioning and other provisions	-	-
Collateral received	126	-
Risk management liabilities	35	-
Income taxes payable	8	-
Future income tax liabilities	77	-
Dividends payable	130	-
Current portion of long-term debt	255	-
Current portion of asset retirement obligations	38	-
Liabilities held for sale	-	-
	1,173	-
Long-term debt	3,979	-
Decommissioning and other provisions	-	-
Deferred income tax liabilities	630	-
Risk management liabilities	123	-
Deferred credits and other long-term liabilities	169	-
Liabilities held for sale	3	-
Asset retirement obligations	204	-
Non-controlling interests	435	-
Equity
Common shares	2,204	-
Preferred shares	293	-
Contributed surplus	7	-
Retained earnings	533	(62)
Accumulated other comprehensive income	140	62
Equity attributable to shareholders	3,177	-
Non-controlling interests	-	-
Total equity	3,177	-
Total liabilities and equity	9,893	-

95	TransAlta Corporation
	2011 Annual Report	Notes to Consolidated Financial Statements

				IFRIC4/
IAS 16	IAS 19	IAS 31	IAS 37	IAS 17	IAS 36	Reclass	IFRS
-	-	(23)	-	-	-	-	35
-	-	(16)	-	-	-	-	412
-	-	-	-	2	-	-	2
-	-	-	-	-	-	-	27
-	-	-	-	-	-	-	10
-	-	-	-	-	-	3	268
-	-	(1)	-	-	-	-	18
-	-	-	-	-	-	-	53
-	-	-	-	-	-	60	60
-	-	(40)	-	2	-	63	885
-	-	190	-	-	-	-	190
-	-	-	-	46	-	-	46
208	-	(365)	26	(55)	(219)	(261)	11,040
(108)	-	129	(12)	28	196	150	(3,746)
100	-	(236)	14	(27)	(23)	(111)	7,294
-	-	-	-	-	-	(60)	-
-	-	(70)	-	-	-	-	447
-	-	(127)	-	-	-	111	288
(3)	6	-	2	-	-	(67)	178
-	-	-	-	-	-	(3)	205
-	(25)	-	-	-	-	-	102
97	(19)	(283)	16	21	(23)	(67)	9,635
-	-	(1)	-	-	-	-	-
-	-	(7)	-	-	1	(15)	482
-	-	-	-	-	-	54	54
-	-	-	-	-	-	-	126
-	-	-	-	-	-	-	35
-	-	-	-	-	-	-	8
-	-	-	-	-	-	(77)	-
-	-	-	-	-	-	-	130
-	-	(18)	-	-	-	-	237
-	-	-	-	-	-	(38)	-
-	-	-	-	-	-	3	3
-	-	(26)	-	-	1	(73)	1,075
-	-	(156)	-	-	-	-	3,823
-	-	-	-	-	-	256	256
22	(30)	(84)	(7)	3	(6)	10	538
-	-	-	-	-	-	-	123
-	110	-	-	-	(1)	(9)	269
-	-	-	-	-	-	(3)	-
-	-	(5)	48	-	-	(247)	-
2	-	(16)	-	11	-	(432)	-
-	-	-	-	-	-	-	2,204
-	-	-	-	-	-	-	293
-	-	-	-	-	-	-	7
73	(80)	4	(25)	7	(19)	-	431
-	(19)	-	-	-	2	-	185
73	(99)	4	(25)	7	(17)	-	3,120
-	-	-	-	-	-	431	431
73	(99)	4	(25)	7	(17)	431	3,551
97	(19)	(283)	16	21	(23)	(67)	9,635

	TransAlta Corporation	96
Notes to Consolidated Financial Statements	2011 Annual Report

Explanations of the adjustments from the Corporation’s previous GAAP to IFRS related to the Consolidated Statements of Financial Position as at Jan. 1, 2010 and Dec. 31, 2010 in the above-noted tables are as follows:

I.                  IAS 21 The Effects of Changes in Foreign Exchange Rates

Retrospective application of IAS 21 would require identification of the foreign exchange gains or losses for each foreign operation and recalculation of these gains or losses on each foreign operation’s IFRS transition adjustments. IFRS 1 provides that a first-time adopter need not comply with these IAS 21 requirements. Accordingly, the cumulative net foreign exchange losses for all foreign operations, including the foreign exchange amounts arising on related net investment hedges, net of tax, has been reset to zero on transition. Net gains or losses arising subsequent to transition are recognized in OCI in accordance with the Corporation’s accounting policy outlined in Note 2(D) and Note 2(E).

II.               IFRS 3 Business Combinations

IFRS 3 requires that when the initial accounting for a business combination is incomplete and adjustments are subsequently made to the provisional amounts recognized at the acquisition date to reflect new information obtained about facts and circumstances that existed as of the acquisition date, the adjustments are made retrospectively. The Corporation’s previous GAAP required prospective application of the adjustments from the date the adjustments were determined. Accordingly, the adjustments on transition relate to the retrospective application of the Corporation’s final allocation of the Canadian Hydro Developers, Inc. (“Canadian Hydro”) consideration transferred (Note 4).

III.            IAS 16 Property, Plant and Equipment

IAS 16 requires the capitalization of costs associated with planned major maintenance and inspection activities. Planned major maintenance includes inspection, repair and maintenance of existing components, and the replacement of existing components. Some of these amounts were expensed under the Corporation’s previous GAAP. On transition, the unamortized amount of previously expensed planned major maintenance and inspection costs has been capitalized as part of PP&E. Costs incurred subsequently for planned major maintenance activities are capitalized in the period maintenance activities occur and amortized on a straight-line basis over the term until the next major maintenance event.

IV.          IAS 19 Employee Benefits

Under the Corporation’s previous GAAP, the corridor approach was used to account for actuarial gains and losses on defined benefit pension and other post-employment benefit plans. Under the corridor approach, some actuarial gains and losses remained unrecognized. Application of the corridor approach under IAS 19 would require the cumulative actuarial gains and losses from inception of each plan to the transition date to be split into recognized and unrecognized amounts. IFRS 1 permits recognition of all cumulative actuarial gains and losses at the date of transition to IFRS, even if the corridor approach is not used thereafter. Actuarial gains and losses arising subsequent to the transition date are recognized in OCI in accordance with the Corporation’s accounting policy outlined in Note 2(O).

V.             IAS 31 Interests in Joint Ventures

Under the Corporation’s previous GAAP, all joint ventures were accounted for using the proportionate consolidation method. Under IFRS, parties to a joint venture recognize their contractual rights and obligations arising from the venture. Joint ventures are classified into three types: jointly controlled assets, jointly controlled operations, and jointly controlled entities. TransAlta’s joint ventures are classified as jointly controlled assets or jointly controlled entities under IFRS.

For jointly controlled assets, the accounting requirements under IFRS generally result in the same accounting as proportionate consolidation under the Corporation’s previous GAAP. Under IFRS, a venturer can choose to recognize its interest in a jointly controlled entity using either proportionate consolidation or the equity method. TransAlta accounts for its interest in jointly controlled entities using the equity method. Under the equity method, TransAlta’s investments in its CE Gen and Wailuku jointly controlled entities are reflected as a single line item, entitled “Investments”, on the Consolidated Statements of Financial Position, and the Corporation’s share of the income is reflected as equity earnings or loss in the Consolidated Statements of Earnings. TransAlta’s share of the cash and cash equivalents, and the cash flow changes, of these equity accounted investments are no longer presented within each line item of the operating, investing, or financing activities in the Consolidated Statements of Cash Flows. Instead, cash distributions received are presented as an operating activity and cash returns of invested capital, or cash invested, are presented as an investing activity.

VI.          IAS 37 Provisions, Contingent Liabilities and Contingent Assets

IAS 37 requires provisions to be measured at the present value of the amounts expected to be paid where the effect of the time value of money is material. Provisions must be reviewed at the end of each reporting period and adjusted to reflect the current best estimate, including consideration of the effects of changes in the market-based, risk-adjusted discount rate, where applicable. The Corporation’s previous GAAP did not require consideration of changes in the market-based, risk-adjusted discount rate at each period end. The Corporation’s provisions for decommissioning and restoration, and other provisions, have been measured at transition and at subsequent period ends using a current market-based interest rate at those dates, adjusted for the risks specific to the liabilities.

97	TransAlta Corporation
	2011 Annual Report	Notes to Consolidated Financial Statements

Under IFRIC 1 the amount of a change in a decommissioning and restoration liability resulting from i) changes in the estimated timing or amount of cash flows and ii) changes in the current market-based, risk-adjusted discount rate, must be added to, or deducted from, the cost of the related asset.

Retrospective application of IAS 37 and IFRIC 1 would have required the Corporation to reconstruct a historical record of all such adjustments that would have been made in the past. Use of the IFRS 1 exemption permits the amount included in the cost of the related asset to be estimated by discounting the liability back to the date when the liability first arose using management’s best estimate of the average historical risk-adjusted discount rates that would have applied over the intervening period. Accumulated depreciation on this asset amount has been calculated on the basis of the current estimate of the useful life of the asset, using the IFRS depreciation policies outlined in Note 2(I).

VII.       IAS 17 Leases/IFRIC 4 Determining whether an Arrangement contains a Lease

Under IAS 17, a lease is defined as an agreement whereby the lessor conveys to the lessee, in return for a payment, or a series of payments, the right to use a specific asset for an agreed period of time. IFRIC 4 provides guidance on how to determine whether an arrangement that is not structured as a lease contains, or is considered to be, a lease as defined in IAS 17. As a result of the specific terms and conditions of the Corporation’s Fort Saskatchewan long-term contract, it has been determined to be a finance lease. Certain other PPAs and long-term contracts have been determined to be, or contain, operating leases.

a.              Finance Leases

Where the Corporation determines that the contractual provisions of the PPA or other long-term contract have resulted in the customer assuming the principal risks and rewards of ownership of the plant, the arrangement is a finance lease. The assets subject to the lease have been removed from the Corporation’s PP&E and the amounts due from the lessees under the related finance leases recorded in the Consolidated Statements of Financial Position as financial assets, classified as finance lease receivables. The payments considered to be part of the leasing arrangement are apportioned between the finance lease receivable and finance income.

b.              Operating Leases

Where the Corporation determines that the contractual provisions of the PPA or other long-term contract have resulted in the Corporation retaining the principal risks and rewards of ownership of the plant, the arrangement is an operating lease. The assets subject to the lease continue to be recorded as PP&E and depreciated over their useful lives.

PPAs and other long-term contracts that are not considered to be, or contain, leases, result in the continued recognition of PP&E and revenues, consistent with the Corporation’s previous GAAP.

VIII.    IAS 36 Impairment of Assets

Under IAS 36, undiscounted future cash flows are not used to initially assess for impairment, as under the Corporation’s previous GAAP. Instead, when an indication of impairment exists, the asset’s carrying amount is compared to the greater of its value in use or fair value less normal costs to sell. As a result, on transition, the Corporation recognized pre-tax impairment losses of $101 million ($98 million after deducting the amount that was attributed to the non-controlling interest) that were comprised of $70 million related to the natural gas fleet and $31 million related to the coal fleet. The natural gas fleet impairment results from lower forecast pricing at one of the merchant facilities and the sale of one of the Corporation’s contracted facilities. The coal fleet impairment relates to Units 1 and 2 at the Sundance facility and is primarily due to the Corporation’s shift in managing the coal-fired generation facilities on a unit pair basis and the shut down due to the physical state of the boilers such that the units cannot be economically restored to service under the terms of the PPA. The recoverable amounts of impaired assets were based on fair value derived through the use of discounted cash flow analysis from the Corporation’s long-range forecasts and other market-based assumptions, as considered appropriate. Due to IFRS transition impairments, the timing of recognition of impairment losses in 2010 differed under IFRS versus the Corporation’s previous GAAP.

IX.          IFRS Reclassifications

■                Under IFRS, mineral rights and reserves and software are accounted for pursuant to IAS 38 Intangible Assets, whereas under the Corporation’s previous GAAP, they were classified as PP&E.

■                Under IAS 12 Income Taxes, future income taxes are referred to as deferred income tax assets and liabilities, which must be classified as non-current, whereas the Corporation’s previous GAAP permitted both current and non-current classification.

■                Under IFRS 5 Non-current Assets Held for Sale and Discontinued Operations, non-current assets meeting the definition of held for sale are classified as current assets, whereas the Corporation’s previous GAAP permitted non-current classification.

■                Under IAS 37, the Corporation has classified its provisions for decommissioning and restoration activities together with all other provisions, whereas under its previous GAAP such provisions were reflected as a separate line item on the Consolidated Statements of Financial Position.

■                Under IAS 1, non-controlling interests are classified as part of Equity.

	TransAlta Corporation	98
Notes to Consolidated Financial Statements	2011 Annual Report

C.           Reconciliation of Earnings

Consolidated Statement of Earnings

(in millions of Canadian dollars)

	Canadian
For the year ended Dec. 31, 2010	GAAP[1]	IAS 21
Revenues	2,819	-
Fuel and purchased power	1,202	-
	1,617	-
Operations, maintenance, and administration	634	-
Depreciation and amortization	459	-
Taxes, other than income taxes	27	-
	1,120	-
	497	-
Finance lease income	-	-
Equity income	-	-
Foreign exchange gain (loss)	10	(2)
Asset impairment charges	(89)	-
Net interest expense	(178)	-
Earnings (loss) before non-controlling interests and income taxes	240	(2)
Income tax expense (recovery)	1	(3)
Net earnings (loss)	239	1

1                   Under the Corporation’s previous GAAP, net earnings (loss) was arrived at after deducting or adding back the non-controlling interests’ share of net earnings (loss). Under IFRS, net earnings (loss) as presented on the Consolidated Statements of Earnings, includes the non-controlling interests’ share. Total net earnings (loss) is then attributed to both shareholders and non-controlling interests.

2                   Includes impacts of other IFRS adjustment for IAS 16 and IAS 37.

Explanations of the adjustments from the Corporation’s previous GAAP to IFRS related to the Consolidated Statement of Earnings for the year ended Dec. 31, 2010 are as follows:

I.                  IAS 21 The Effects of Changes in Foreign Exchange Rates

On transition to IFRS, the cumulative net foreign exchange losses related to the translation of foreign operations was reset to nil. As a result, the amount reclassified from AOCI to net earnings in 2010 under IFRS due to the wind-up of a foreign subsidiary differed from the Corporation’s previous GAAP.

II.               IFRS 3 Business Combinations

IFRS 3 requires subsequent adjustments to the provisional allocation of consideration transferred recognized at the acquisition date to be reflected retrospectively as at the acquisition date, whereas the Corporation’s previous GAAP requires prospective application. As a result, depreciation and amortization recognized in 2010 under the Corporation’s previous GAAP was recognized as a transition date adjustment under IFRS.

III.            IAS 16 Property, Plant and Equipment

IAS 16 requires the capitalization of costs associated with planned major maintenance and inspection activities. Some of these amounts were expensed under the Corporation’s previous GAAP. The adjustment represents the capitalization of expenditures incurred in the period that were expensed under the Corporation’s previous GAAP and the depreciation of expenditures capitalized on transition to IFRS.

IV.          IAS 19 Employee Benefits

As a result of the recognition of unrealized net actuarial losses on transition to IFRS, pension and other post-employment expenses under IFRS differ from the Corporation’s previous GAAP amounts.

99	TransAlta Corporation
	2011 Annual Report	Notes to Consolidated Financial Statements

					IFRIC 4/
IFRS 3	IAS 16	IAS 19	IAS 31 [2]	IAS 37	IAS 17	IAS 36	IFRS
-	-	-	(136)	-	(10)	-	2,673
-	-	-	(11)	(3)	-	(3)	1,185
-	-	-	(125)	3	(10)	3	1,488
-	(67)	2	(59)	-	-	-	510
1	81	-	(49)	(16)	(3)	(9)	464
-	-	-	-	-	-	-	27
1	14	2	(108)	(16)	(3)	(9)	1,001
(1)	(14)	(2)	(17)	19	(7)	12	487
-	-	-	-	-	8	-	8
-	-	-	7	-	-	-	7
-	-	-	-	-	-	-	8
-	-	-	-	-	-	61	(28)
-	-	-	17	(17)	-	-	(178)
(1)	(14)	(2)	7	2	1	73	304
-	(3)	-	4	1	-	24	24
(1)	(11)	(2)	3	1	1	49	280

V.             IAS 31 Interests in Joint Ventures

Under the Corporation’s previous GAAP, joint ventures were accounted for using the proportionate consolidation method. IAS 31 permits the use of the proportionate consolidation method or the equity method for joint ventures classified as jointly controlled entities. The Corporation has adopted the equity method for its interests in the CE Gen and Wailuku jointly controlled entities. The adjustment represents the reclassification of the Corporation’s proportionate share of CE Gen’s and Wailuku’s revenue and expenses from each respective line item to a single line item entitled “Equity income”.

VI.          IAS 37 Provisions

Amounts expensed as accretion of provisions under IFRS differ compared to accretion under the Corporation’s previous GAAP as IFRS requires provisions to be revalued at the end of each reporting period using a current market-based, risk-adjusted discount rate. In addition, accretion expense is recognized as a finance cost under IFRS and is included in net interest expense, whereas under the Corporation’s previous GAAP, accretion expense was recognized in fuel and purchased power or depreciation and amortization.

VII.       IAS 17 Leases/IFRIC 4 Determining whether an Arrangement contains a Lease

Under IFRS, the Corporation’s Fort Saskatchewan long-term contract is considered a finance lease arrangement. The adjustment represents the reversal of i) revenues recognized under the Corporation’s previous GAAP for the delivery of goods and services and; ii) depreciation on the assets subject to the finance lease; and the recognition of finance lease income earned under the finance lease arrangement.

VIII.    IAS 36 Impairment of Assets

Due to the recognition of asset impairment losses on transition to IFRS, depreciation during 2010 under IFRS was lower than under the Corporation’s previous GAAP. In addition, transportation expenses included in fuel and purchased power were lower in 2010 under IFRS due to the recognition at transition of an onerous contract associated with one of the impaired assets.

	TransAlta Corporation	100
Notes to Consolidated Financial Statements	2011 Annual Report

D.           Reconciliation of Total Comprehensive Income

Consolidated Statement of Comprehensive Income

(in millions of Canadian dollars)

	Canadian
For the year ended Dec. 31, 2010	GAAP [1]	IAS 21
Net earnings (loss)	239	1
Other comprehensive (loss) income
(Losses) gains on translating net assets of foreign operations	(60)	-
Gains on financial instruments designated as hedges of foreign operations, net of tax	33	-
Reclassification of gains on translation of foreign operations to net earnings, net of tax	(2)	(1)
Gains on derivatives designated as cash flow hedges, net of tax	147	-
Reclassification of losses on derivatives designated as cash flow hedges to non-financial assets, net of tax	8	-
Reclassification of gains on derivatives designated as cash flow hedges to net earnings, net of tax	(129)	-
Net actuarial losses on defined benefit plans, net of tax	-	-
Other comprehensive (loss) income	(3)	(1)
Total comprehensive income (loss)	236	-
Total comprehensive income (loss) attributable to:
Common shareholders	233	-
Non-controlling interests	3	-
	236	-

1                   Under the Corporation’s previous GAAP, net earnings (loss) was arrived at after deducting or adding back the non-controlling interests’ share of net earnings (loss). Under IFRS, net earnings (loss) as presented on the Consolidated Statements of Earnings, includes the non-controlling interests’ share. Total net earnings (loss) is then attributed to both shareholders and non-controlling interests.

2                   Includes impacts of other IFRS adjustment for IAS 16 and IAS 37.

Explaining the adjustments from the Corporation’s previous GAAP to IFRS related to the Consolidated Statement of Comprehensive Income for the year ended Dec. 31, 2010 are as follows:

I.                  IAS 21 The Effects of Changes in Foreign Exchange Rates

On transition to IFRS, the cumulative net foreign exchange losses related to the translation of foreign operations was reset to nil. As a result, the amount reclassified from AOCI to net earnings in 2010 under IFRS due to the wind-up of a foreign subsidiary differed from the Corporation’s previous GAAP.

II.               IAS 19 Employee Benefits

Under IFRS, the Corporation’s policy is to recognize actuarial gains and losses in OCI in the period in which they occur. Under the Corporation’s previous GAAP the corridor method was used, which did not require recognition of actuarial gains or losses in OCI, but instead required recognition in net earnings over time when certain conditions were met.

III.            IAS 36 Impairment of Assets

Due to the recognition of asset impairment losses on transition to IFRS, translation differences arose in respect of foreign operations.

101	TransAlta Corporation
	2011 Annual Report	Notes to Consolidated Financial Statements

						IFRIC 4/
IFRS 3	IAS 16	IAS 19	IAS 31	[2]	IAS 37	IAS 17	IAS 36	IFRS
(1)	(11)	(2)	3		1	1	49	280

-	-	1	-		-	-	2	(57)
-	-	-	-		-	-	-	33
-	-	-	-		-	-	-	(3)
-	-	-	-		-	-	-	147

-	-	-	-		-	-	-	8

-	-	-	-		-	-	-	(129)
-	-	(20)	-		-	-	-	(20)
-	-	(19)	-		-	-	2	(21)
(1)	(11)	(21)	3		1	1	51	259

(1)	(11)	(21)	3		1	-	48	252
-	-	-	-		-	1	3	7
(1)	(11)	(21)	3		1	1	51	259

	TransAlta Corporation	102
Notes to Consolidated Financial Statements	2011 Annual Report

E.            Consolidated Statement of Cash Flows Impact

The transition to IFRS changed the presentation of several items on the Consolidated Statement of Cash Flows. The most significant of these changes is the effect of applying the equity method of accounting to the Corporation’s interest in jointly controlled entities, versus the proportionate consolidation method used under the Corporation’s previous GAAP. TransAlta’s share of the cash and cash equivalents and the cash flow changes of equity accounted jointly controlled entities are no longer presented within each line item of the operating, investing, or financing activities sections of the Consolidated Statement of Cash Flows, and instead, cash distributions received from equity accounted jointly controlled entities are presented as an operating activity and cash returns of invested capital and additional cash invested in equity accounted jointly controlled entities are presented as an investing activity. The capitalization of costs associated with planned major maintenance and inspection activities that were expensed under the Corporation’s previous GAAP will result in these cash expenditures being reported as an investing activity under IFRS. Under the Corporation’s previous GAAP these expenditures impacted cash flow from operations.

4.           Acquisitions and Disposals

A.           Acquisitions

On Nov. 1, 2011, the Corporation purchased the remaining 50 per cent of the Taylor Hydro joint assets from Capital Power, the joint venture partner, for $7 million. As the Corporation acquired control of the overall business, TransAlta has remeasured the entire asset at the acquisition-date fair value.

In 2009, TransAlta acquired Canadian Hydro through the purchase of all of the issued and outstanding shares of Canadian Hydro.

During the fourth quarter of 2010, the preliminary allocation of consideration transferred was revised to reflect the results of management’s assessment of value. The significant adjustments between the preliminary and final allocation of consideration transferred were primarily due to the finalization of the fair values of property, plant, and equipment and intangible assets. The adjustments to the allocation of consideration transferred were applied retrospectively to the date of acquisition. The resulting adjustments and final allocation of consideration transferred are highlighted below:

	Preliminary		Final
	allocation	Adjustments	allocation
Assets
Cash	19	-	19
Accounts receivable	25	-	25
Prepaid expenses	5	-	5
Intangible assets	198	(10)	188
Property, plant, and equipment	1,291	(104)	1,187
Total assets acquired	1,538	(114)	1,424
Liabilities
Accounts payable and accrued liabilities	54	2	56
Current risk management liabilities	6	-	6
Long-term risk management liabilities	34	-	34
Long-term debt	931	-	931
Deferred income tax liabilities	29	(29)	-
Provisions	3	-	3
Total liabilities assumed	1,057	(27)	1,030
Net assets acquired	481	(87)	394
Goodwill	304	87	391
Total consideration transferred	785	-	785

B.           Disposals

During 2011, the Corporation sold its biomass facility located in Grande Prairie. The sale was effective Sept. 1, 2011 and closed on Oct. 1, 2011. As a result, the Corporation realized a pre-tax gain of $9 million.

On Dec. 20, 2010, TransAlta Cogeneration, L.P. (“TA Cogen”), a subsidiary that is owned 50.01 per cent by TransAlta, entered into an agreement for the sale of its 50 per cent interest in the Meridian facility. At Dec. 31, 2010, all associated assets and liabilities were classified as held for sale under the Generation Segment. The sale was effective Jan. 1, 2011 and closed April 2011, and resulted in a pre-tax gain of $3 million.

103	TransAlta Corporation
	2011 Annual Report	Notes to Consolidated Financial Statements

5.           Expenses by Nature

Expenses classified by nature are as follows:

Year ended Dec. 31	2011		2010
		Operations,		Operations,
	Fuel and	maintenance,	Fuel and	maintenance,
	purchased	and	purchased	and
	power	administration	power	administration
Fuel	721	-	891	-
Purchased power	183	-	253	-
Salaries and benefits	3	289	4	276
Depreciation	40	-	37	-
Other operating expenses	-	256	-	234
Total	947	545	1,185	510

6.           Leases

A.           The Corporation as Lessor

I.                  Finance Leases

The amounts receivable under finance leases are as follows:

As at	Dec. 31, 2011		Dec. 31, 2010

		Present value		Present value
	Minimum	of minimum	Minimum	of minimum
	lease	lease	lease	lease
	payments	payments	payments	payments
Within one year	10	9	10	9
Second to fifth years inclusive	41	25	41	25
More than five years	31	11	42	14
	82	45	93	48
Less: unearned finance income	37	-	45	-
Total finance lease receivable	45	45	48	48
Included in the Consolidated Statements of Financial Position as:
Current portion of finance lease receivables	3		2
Non-current finance lease receivables	42		46
	45		48

As at			Jan. 1, 2010

				Present value
			Minimum	of minimum
			lease	lease
			payments	payments
Within one year			10	9
Second to fifth years inclusive			41	25
More than five years			52	16
			103	50
Less: unearned finance income			53	-
Total finance lease receivable			50	50
Included in the Consolidated Statements of Financial Position as:
Current portion of finance lease receivables			2
Non-current finance lease receivables			48
			50

The interest rate inherent in the lease is fixed at the contract date for the entire lease term and is approximately 17 per cent per annum.

	TransAlta Corporation	104
Notes to Consolidated Financial Statements	2011 Annual Report

II.               Operating Leases

Several of the Corporation’s PPAs and other long-term contracts meet the criteria of operating leases. Total contingent rentals related to these contracts and recognized as revenue in the Consolidated Statements of Earnings for the year ended Dec. 31, 2011 was $162 million (2010 – $205 million).

B.           The Corporation as Lessee

I.                  Operating Leases

TransAlta has operating leases in place for buildings, vehicles, and various types of equipment.

During the year ended Dec. 31, 2011, $12 million (2010 – $12 million) was recognized as an expense in the Consolidated Statements of Earnings in respect of these operating leases. No sublease payments were received or made, nor were any contingent rental payments made, in respect of these operating leases.

Future minimum lease payments required under non-cancellable operating leases are as follows:

2012	16
2013	11
2014	11
2015	11
2016	10
2017 and thereafter	42
Total minimum lease payments	101

7.           Investments

The Corporation’s investment in jointly controlled entities, accounted for using the equity method, consists of its investments in CE Gen and Wailuku.

The change in investments is as follows:

Balance, Jan. 1, 2010	202
Equity income	7
Distributions received	(9)
Change in foreign exchange rates	(10)
Balance, Dec. 31, 2010	190
Equity income	14
Distributions received	(15)
Change in foreign exchange rates	4
Balance, Dec. 31, 2011	193

Summarized information on the results of operations and financial position relating to the Corporation’s pro-rata interests in its jointly controlled entities is as follows:

Year ended Dec. 31	2011	2010
Results of operations
Revenues	133	136
Expenses	(119)	(129)
Proportionate share of net earnings	14	7

As at	Dec. 31, 2011	Dec. 31, 2010	Jan. 1, 2010
Financial position
Current assets	42	42	48
Long-term assets	423	437	486
Current liabilities	(29)	(28)	(36)
Long-term liabilities	(229)	(246)	(280)
Non-controlling interests	(14)	(15)	(16)
Proportionate share of net assets	193	190	202

105	TransAlta Corporation
	2011 Annual Report	Notes to Consolidated Financial Statements

8.           Asset Impairment Charges

A.           Asset Impairment Charges

During 2011, the Corporation recorded a pre-tax impairment charge of $17 million related to four Generation assets within the renewables fleet that were part of the acquisition of Canadian Hydro, in order to write the assets down to their estimated fair values less cost to sell. The fair value estimates are derived from the long-range forecasts for the assets and prices evidenced in the marketplace. Two of the assets were impaired due to operational factors that impacted their useful lives, resulting in an impairment charge of $5 million. The impairment charges on the other two assets, totalling $12 million, resulted from the Corporation’s annual comprehensive impairment assessment and reflect lower forecast pricing at these merchant facilities.

During 2010, the Corporation recorded a pre-tax impairment charge of $28 million ($21 million after deducting the amount that is attributed to the non-controlling interest) on certain Generation assets, consisting of a $7 million charge against the natural gas fleet and a $21 million charge against the coal fleet. The natural gas fleet impairment reflects the sale of the Corporation’s 50 per cent interest in the Meridian facility, which was attributed to the non-controlling interest. The coal fleet impairment relates to Units 1 and 2 at the Sundance facility and resulted from the shut down due to the physical state of the boilers such that the units cannot be economically restored to service under the terms of the PPA.

B.           Asset Impairment Review – Centralia Coal

In 2011, the TransAlta Energy Bill (the “Bill”) was signed into law in the State of Washington. The Bill, and a Memorandum of Agreement (the “MoA”) signed on Dec. 23, 2011, which is part of the Bill, provide a framework to transition from coal-fired energy produced at the Corporation’s Centralia Coal plant by 2025. The Bill and MoA include key elements regarding, among other things, the timing of the shut down of the units and the removal of restrictions on the terms of power contracts that the Corporation can enter into.

At Dec. 31, 2011, the Corporation completed an assessment of whether the carrying amount of the Centralia Coal plant was recoverable from the future cash flows expected to be derived from the plant’s operations. Based on this assessment, which included assumptions regarding the Corporation’s ability to enter into power contracts longer than five years as permitted in the Bill and MoA, the Corporation concluded that the plant was not impaired.

However, given the significance of the contracting assumptions, it is possible that actual outcomes could differ from these assumptions and that a material adjustment to the $786 million carrying amount of the plant could arise within the next fiscal year.

The Corporation has established a dedicated commercial team to pursue long-term contracts for the plant, and as a result, expects to be able to more clearly determine the impact of this uncertainty on the future cash flows of the plant in 2012. If the Corporation achieves its long-term contracting targets for the plant in 2012, it does not expect that an impairment loss will result.

9.           Net Interest Expense

The components of net interest expense are as follows:

Year ended Dec. 31	2011	2010
Interest on debt	228	226
Interest income	-	(18)
Capitalized interest (Note 17)	(31)	(48)
Ineffectiveness on fair value hedges	(1)	-
Interest expense	196	160
Accretion of provisions (Note 21)	19	18
Net interest expense	215	178

The Corporation capitalizes interest during the construction phase of growth capital projects. The capitalized interest in 2011 relates primarily to Keephills Unit 3. Capitalized interest in 2010 relates primarily to Keephills Unit 3, Ardenville, and the Kent Hills expansion.

	TransAlta Corporation	106
Notes to Consolidated Financial Statements	2011 Annual Report

10.  Income Taxes

A.           Consolidated Statements of Earnings

I.                  Rate Reconciliations

Year ended Dec. 31	2011	2010
Earnings before income taxes	449	304
Equity income	(14)	(7)
Net earnings attributable to non-controlling interests	(38)	(24)
Adjusted earnings before income taxes	397	273
Statutory Canadian federal and provincial income tax rate (%)	26.5	28.0
Expected income tax expense	105	76
(Decrease) increase in income taxes resulting from:
Lower effective foreign tax rates	(3)	(15)
Resolution of uncertain tax matters	-	(30)
Statutory and other rate differences	(1)	(10)
Other	5	3
Income tax expense	106	24
Effective tax rate (%)	27	9

II.               Components of Income Tax Expense

The components of income tax expense (recovery) are as follows:

Year ended Dec. 31	2011	2010
Current tax expense	26	-
Adjustments in respect of current income tax of previous year	-	(30)
Deferred income tax expense related to the origination and reversal of temporary differences	78	53
Deferred tax expense arising from uncertain tax positions	2	-
Deferred tax expense arising from the writedown, or reversal of a previous writedown, of a deferred tax asset	-	1
Income tax expense	106	24
Year ended Dec. 31	2011	2010
Current tax expense (recovery)	26	(30)
Deferred income tax expense	80	54
Income tax expense	106	24

During 2010, TransAlta recognized and received a $30 million income tax recovery related to the resolution of certain outstanding tax matters. Interest expense in 2010 was reduced by $14 million as a result of tax related interest recoveries.

107	TransAlta Corporation
	2011 Annual Report	Notes to Consolidated Financial Statements

B.           Consolidated Statements of Changes in Equity

The aggregate current and deferred income tax related to items charged or credited to equity are as follows:

Year ended Dec. 31	2011	2010
Income tax expense (recovery) related to:
Net impact related to cash flow hedges	(101)	25
Net impact related to net investment hedges	(5)	6
Net actuarial losses	(9)	(7)
Preferred share issuance costs	(2)	(2)
Income tax (recovery) expense reported in equity	(117)	22

C.           Consolidated Statements of Financial Position

Significant components of the Corporation’s deferred income tax assets (liabilities) are as follows:

As at	Dec. 31, 2011	Dec. 31, 2010	Jan. 1, 2010
Net operating and capital loss carryforwards	453	382	297
Future decommissioning and restoration costs	99	95	85
Property, plant, and equipment	(912)	(824)	(718)
Risk management assets and liabilities, net	(72)	(113)	(82)
Employee future benefits and compensation plans	59	50	48
Allowance for doubtful accounts	19	18	19
Other deductible temporary differences	39	32	38
Net deferred income tax liability	(315)	(360)	(313)

The Corporation recognizes tax losses to recover current tax of a previous period when it is probable that the benefit will flow to the Corporation, as a result of future probable earnings and tax strategies, and it can be reliably measured. The deferred tax assets presented on the Consolidated Statements of Financial Position are recoverable based on estimated future earnings. The assumptions used in the estimate of future earnings are based on the Corporation’s long range forecasts.

The net deferred income tax liability is presented in the Consolidated Statements of Financial Position as follows:

As at	Dec. 31, 2011	Dec. 31, 2010	Jan. 1, 2010
Deferred income tax assets	176	178	229
Deferred income tax liabilities	(491)	(538)	(542)
Net deferred income tax liability	(315)	(360)	(313)

D.           Contingencies

As of Dec. 31, 2011, the Corporation had recognized a net liability of $43 million (2010 - $44 million) related to uncertain tax positions. The change in the liability for uncertain tax positions is as follows:

Balance, Jan. 1, 2010	(111)
Increase as a result of tax positions taken during a prior period	(14)
Decrease as a result of settlements with taxation authorities	92
Other tax contingencies	(11)
Balance, Dec. 31, 2010	(44)
Increase as a result of tax positions taken during a prior period	(5)
Decrease as a result of settlements with taxation authorities	6
Balance, Dec. 31, 2011	(43)

	TransAlta Corporation	108
Notes to Consolidated Financial Statements	2011 Annual Report

11. Non-Controlling Interests

A.           Consolidated Statements of Earnings

Year ended Dec. 31	2011	2010
Stanley Power’s interest (49.99%) in TransAlta Cogeneration, L.P.	35	23
Natural Forces Technologies Inc.’s interest (17%) in Kent Hills	3	1
Total	38	24

B.          Consolidated Statements of Financial Position

As at	Dec. 31, 2011	Dec. 31, 2010	Jan. 1, 2010
Stanley Power’s interest in TransAlta Cogeneration, L.P.	317	388	443
Natural Forces Technologies Inc.’s interest in Kent Hills	41	43	28
Total	358	431	471

The change in non-controlling interests is as follows:

Balance, Jan. 1, 2010	471
Distributions paid	(62)
Non-controlling interests portion of net earnings	24
Non-controlling interests portion of OCI	(17)
Acquisition of minority interest in Kent Hills [1]	15
As at Dec. 31, 2010	431
Distributions paid [2]	(91)
Non-controlling interests portion of net earnings	38
Non-controlling interests portion of OCI	(20)
As at Dec. 31, 2011	358

1                   During 2010, Natural Forces Technologies, Inc. exercised its option to purchase a 17 per cent interest in the Kent Hills expansion project for proceeds of $15 million. The pre-tax gain related to this transaction did not have a significant impact on net earnings in 2010.

2                   Includes a $30 million non-cash distribution related to the sale of the Meridian facility.

C.           Consolidated Statements of Cash Flows

Distributions paid by subsidiaries to non-controlling interests are as follows:

Year ended Dec. 31	2011	2010
TransAlta Cogeneration, L.P.	57	60
Kent Hills	4	2
Total	61	62

109	TransAlta Corporation
	2011 Annual Report	Notes to Consolidated Financial Statements

12. Accounts Receivable

As at	Dec. 31, 2011	Dec. 31, 2010	Jan. 1, 2010
Gross accounts receivable	588	458	454
Allowance for doubtful accounts (Note 32)	(47)	(46)	(49)
Net accounts receivable	541	412	405

The change in allowance for doubtful accounts is as follows:

Balance, Jan. 1, 2010	49
Change in foreign exchange rates	(3)
Balance, Dec. 31, 2010	46
Change in foreign exchange rates	1
Balance, Dec. 31, 2011	47

13. Financial Instruments

A.           Financial Assets and Liabilities – Classification and Measurement

Financial assets and financial liabilities are measured on an ongoing basis at fair value or amortized cost (Note 2(E)). The following table outlines the carrying amounts and classifications of the financial assets and liabilities:

Carrying value of financial instruments as at Dec. 31, 2011
		Derivatives
	Derivatives	classified as		Other
	used for	held for	Loans and	financial
	hedging	trading	receivables	liabilities	Total

Financial assets
Cash and cash equivalents	-	-	49	-	49
Accounts receivable	-	-	541	-	541
Collateral paid	-	-	45	-	45
Finance lease receivable
Current	-	-	3	-	3
Long-term	-	-	42	-	42
Risk management assets
Current	10	381	-	-	391
Long-term	35	64	-	-	99
Long-term receivable	-	-	18	-	18
Financial liabilities
Accounts payable and accrued liabilities	-	-	-	463	463
Collateral received	-	-	-	16	16
Dividends payable	-	-	-	67	67
Risk management liabilities
Current	71	137	-	-	208
Long-term	128	14	-	-	142
Long-term debt [1]	-	-	-	4,037	4,037

1 Includes current portion.

	TransAlta Corporation	110
Notes to Consolidated Financial Statements	2011 Annual Report

Carrying value of financial instruments as at Dec. 31, 2010

		Derivatives
	Derivatives	classified as		Other
	used for	held for	Loans and	financial
	hedging	trading	receivables	liabilities	Total
Financial assets
Cash and cash equivalents	-	-	35	-	35
Accounts receivable	-	-	412	-	412
Collateral paid	-	-	27	-	27
Finance lease receivable
Current	-	-	2	-	2
Long-term	-	-	46	-	46
Risk management assets
Current	186	82	-	-	268
Long-term	204	1	-	-	205
Financial liabilities
Accounts payable and accrued liabilities	-	-	-	482	482
Collateral received	-	-	-	126	126
Dividends payable	-	-	-	130	130
Risk management liabilities
Current	5	30	-	-	35
Long-term	123	-	-	-	123
Long-term debt [1]	-	-	-	4,060	4,060

1        Includes current portion.

Carrying value of financial instruments as at Jan. 1, 2010

		Derivatives
	Derivatives	classified as		Other
	used for	held for	Loans and	financial
	hedging	trading	receivables	liabilities	Total
Financial assets
Cash and cash equivalents	-	-	53	-	53
Accounts receivable	-	-	405	-	405
Collateral paid	-	-	27	-	27
Finance lease receivable
Current	-	-	2	-	2
Long-term	-	-	48	-	48
Risk management assets
Current	130	16	-	-	146
Long-term	219	3	-	-	222
Long-term receivable	-	-	49	-	49
Financial liabilities
Accounts payable and accrued liabilities	-	-	-	484	484
Collateral received	-	-	-	86	86
Dividends payable	-	-	-	61	61
Risk management liabilities
Current	28	17	-	-	45
Long-term	75	3	-	-	78
Long-term debt [2]	-	-	-	4,240	4,240

2       Includes current portion.

111	TransAlta Corporation
	2011 Annual Report	Notes to Consolidated Financial Statements

B.           Fair Value of Financial Instruments

The fair value of a financial instrument is the amount of consideration that would be agreed upon in an arm’s-length transaction between knowledgeable and willing parties who are under no compulsion to act. Fair values can be determined by reference to prices for that instrument in active markets to which the Corporation has access. In the absence of an active market, the Corporation determines fair values based on valuation models or by reference to other similar products in active markets.

Fair values determined using valuation models require the use of assumptions. In determining those assumptions, the Corporation looks primarily to external readily observable market inputs. In limited circumstances, the Corporation uses inputs that are not based on observable market data.

I.                  Level Determinations and Classifications

The Level I, II and III classifications in the fair value hierarchy utilized by the Corporation are defined below:

a.              Level I

Fair values are determined using inputs that are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Corporation has the ability to access. In determining Level I fair values, the Corporation uses quoted prices for identically traded commodities obtained from active exchanges such as the New York Mercantile Exchange.

b.              Level II

Fair values are determined, directly or indirectly, using inputs that are observable for the asset or liability.

Fair values falling within the Level II category are determined through the use of quoted prices in active markets, which in some cases are adjusted for factors specific to the asset or liability, such as basis and location differentials. The Corporation includes over-the-counter derivatives with values based on observable commodity futures curves and derivatives with inputs validated by broker quotes or other publicly available market data providers. Level II fair values are also determined using valuation techniques, such as option pricing models and regression or extrapolation formulas, where the inputs are readily observable, including commodity prices for similar assets or liabilities in active markets, and implied volatilities for options.

In determining Level II fair values of other risk management assets and liabilities, the Corporation uses observable inputs other than unadjusted quoted prices that are observable for the asset or liability, such as interest rate yield curves and currency rates. For certain financial instruments where insufficient trading volume or lack of recent trades exists, the Corporation relies on similar interest or currency rate inputs and other third-party information such as credit spreads.

c.               Level III

Fair values are determined using inputs for the asset or liability that are not readily observable.

In limited circumstances, the Corporation may enter into commodity transactions involving non-standard features for which market-observable data is not available. In these cases, Level III fair values are determined using valuation techniques with inputs that are based on historical data such as unit availability, transmission congestion, demand profiles for individual non-standard deals and structured products, and/or volatilities and correlations between products derived from historical prices. Where commodity transactions extend into periods for which market-observable prices are not available, an internally-developed fundamental price forecast is used in the valuation.

TransAlta also has various contracts with terms that extend beyond five years. As forward price forecasts are not available for the full period of these contracts, the value of these contracts is derived by reference to a forecast that is based on a combination of external and internal fundamental modelling, including discounting. As a result, these contracts are classified in Level III. These contracts are for a specified price with creditworthy counterparties.

The fair value measurement of a financial instrument is included in only one of the three levels, the determination of which is based on the lowest level input that is significant to the derivation of the fair value.

	TransAlta Corporation	112
Notes to Consolidated Financial Statements	2011 Annual Report

Energy Trading

Energy trading includes risk management assets and liabilities that are used in the Energy Trading and Generation Segments in relation to trading activities and certain contracting activities.

The following table summarizes the key factors impacting the fair value of the energy trading risk management assets and liabilities by classification level during the year ended Dec. 31, 2011:

	Hedges			Non-hedges			Total
	Level I	Level II	Level III	Level I	Level II	Level III	Level I	Level II	Level III
Net risk management assets (liabilities) at Dec. 31, 2010	-	319	(20)	(1)	53	-	(1)	372	(20)
Changes attributable to:
Market price changes on existing contracts	-	(66)	(19)	(13)	47	31	(13)	(19)	12
Market price changes on new contracts	-	13	-	13	66	2	13	79	2
Contracts settled	-	(187)	(1)	1	(48)	-	1	(235)	(1)
Discontinued hedge accounting on certain contracts	-	(169)	26	-	169	(26)	-	-	-
Net risk management assets (liabilities) at Dec. 31, 2011	-	(90)	(14)	-	287	7	-	197	(7)

Additional Level III information:
Change in fair value included in OCI			(20)			-			(20)
Total gain included in earnings before income taxes			1			-			1
Unrealized gain included in earnings before income taxes relating to net assets and liabilities held at Dec. 31, 2011			-			33			33

To the extent applicable, changes in net risk management assets and liabilities for non-hedge positions are reflected within earnings of the Energy Trading and Generation business segments.

The effect of using reasonably possible alternative assumptions as inputs to valuation techniques from which the Level III energy trading fair values are determined at Dec. 31, 2011 is estimated to be +/- $33 million (Dec. 31, 2010 – $14 million, Jan. 1, 2010 – $24 million). Where an internally developed fundamental price forecast is used, reasonable alternate fundamental price forecasts sourced from external consultants are included in the estimate. In limited circumstances, certain contracts have terms extending beyond five years that require valuations to be extrapolated as the lengths of these contracts make reasonable alternate fundamental price forecasts unavailable.

The anticipated settlement of the above contracts over each of the next five calendar years and thereafter is as follows:

							2017 and
		2012	2013	2014	2015	2016	thereafter	Total
Hedges	Level I	-	-	-	-	-	-	-
	Level II	(13)	(22)	(22)	(15)	(12)	(6)	(90)
	Level III	(8)	(6)	-	-	-	-	(14)
Non-hedges	Level I	1	(1)	-	-	-	-	-
	Level II	212	48	27	-	-	-	287
	Level III	19	3	3	2	1	(21)	7
Total	Level I	1	(1)	-	-	-	-	-
	Level II	199	26	5	(15)	(12)	(6)	197
	Level III	11	(3)	3	2	1	(21)	(7)
Total net assets (liabilities)		211	22	8	(13)	(11)	(27)	190

113	TransAlta Corporation
	2011 Annual Report	Notes to Consolidated Financial Statements

Other Risk Management Assets and Liabilities

Other risk management assets and liabilities include risk management assets and liabilities that are used in hedging non-energy trading transactions, such as debt, and the net investment in foreign operations.

The following table summarizes the key factors impacting the fair value of the other risk management assets and liabilities by classification level during the year ended Dec. 31, 2011:

	Hedges			Non-hedges			Total
	Level I	Level II	Level III	Level I	Level II	Level III	Level I	Level II	Level III
Net risk management (liabilities) assets at Dec. 31, 2010	-	(37)	-	-	1	-	-	(36)	-
Changes attributable to:
Market price changes	-	25	-	-	-	-	-	25	-
New contracts	-	(34)	-	-	(1)	-	-	(35)	-
Contracts settled	-	(4)	-	-	-	-	-	(4)	-
Net risk management liabilities at Dec. 31, 2011	-	(50)	-	-	-	-	-	(50)	-

Changes in other risk management assets and liabilities related to hedge positions are reflected within net earnings when such transactions have settled during the period or when ineffectiveness exists in the hedging relationship.

The anticipated settlement of the above contracts over each of the next five calendar years and thereafter is as follows:

							2017 and
		2012	2013	2014	2015	2016	thereafter	Total
Hedges	Level I	-	-	-	-	-	-	-
	Level II	(40)	(8)	(2)	(23)	(2)	25	(50)
	Level III	-	-	-	-	-	-	-
Total net (liabilities) assets		(40)	(8)	(2)	(23)	(2)	25	(50)

The fair value of financial liabilities measured at other than fair value is as follows:

	Fair value [1]				Total
	Level I	Level II	Level III	Total	carrying value
Long-term debt - Dec. 31, 2011 [2]	-	4,324	-	4,324	4,037
Long-term debt - Dec. 31, 2010 [2]	-	4,279	-	4,279	4,060
Long-term debt - Jan. 1, 2010 [2]	-	4,303	-	4,303	4,240

1        Excludes financial assets and liabilities where book value approximates fair value due to the liquid nature of the asset or liability (cash and cash equivalents, accounts receivable, collateral paid, finance lease receivable, long-term receivable, accounts payable and accrued liabilities, collateral received, and dividends payable).

2        Includes current portion.

C.           Inception Gains and Losses

The majority of derivatives traded by the Corporation are based on adjusted quoted prices on an active exchange or extend beyond the time period for which exchange-based quotes are available. The fair values of these derivatives are determined using valuation techniques or models. In some instances, a difference may arise between the fair value of a financial instrument at initial recognition (the “transaction price”) and the amount calculated through a valuation model. This unrealized gain or loss at inception is recognized in net earnings only if the fair value of the instrument is evidenced by a quoted market price in an active market, observable current market transactions that are substantially the same, or a valuation technique that uses observable market inputs. Where these criteria are not met, the difference is deferred on the Consolidated Statements of Financial Position in risk management assets or liabilities, and is recognized in net earnings over the term of the related contract. The difference between the transaction price and the valuation model yet to be recognized in net earnings and a reconciliation of changes during the year is as follows:

As at	Dec. 31, 2011	Dec. 31, 2010
Unamortized gain (loss) at beginning of year	1	(1)
New inception gains	8	3
Amortization recorded in net earnings during the year	(5)	(1)
Unamortized gain at end of year	4	1

	TransAlta Corporation	114
Notes to Consolidated Financial Statements	2011 Annual Report

14.  Risk Management Activities

A.           Risk Management Assets and Liabilities

Aggregate risk management assets and liabilities are as follows:

						Dec. 31,	Jan. 1,
As at		Dec. 31, 2011				2010	2010

	Net			Not
	investment	Cash flow	Fair value	designated
	hedges	hedges	hedges	as a hedge	Total	Total	Total
]
Risk management assets
Energy trading
Current	-	9	-	381	390	264	146
Long-term	-	9	-	64	73	186	205
Total energy trading risk management assets	-	18	-	445	463	450	351
Other
Current	1	-	-	-	1	4	-
Long-term	-	1	25	-	26	19	17
Total other risk management assets	1	1	25	-	27	23	17
Risk management liabilities
Energy trading
Current	-	30	-	137	167	30	30
Long-term	-	92	-	14	106	69	50
Total energy trading risk management liabilities	-	122	-	151	273	99	80
Other
Current	5	36	-	-	41	5	15
Long-term	-	36	-	-	36	54	28
Total other risk management liabilities	5	72	-	-	77	59	43
Net energy trading risk management assets (liabilities)	-	(104)	-	294	190	351	271
Net other risk management assets (liabilities)	(4)	(71)	25	-	(50)	(36)	(26)
Net total risk management assets (liabilities)	(4)	(175)	25	294	140	315	245

Additional information on derivative instruments has been presented on a net basis below.

115	TransAlta Corporation
	2011 Annual Report	Notes to Consolidated Financial Statements

I.                  Hedges

a.              Net Investment Hedges

i.                  Hedges of Foreign Operations

Long-Term Debt

U.S. dollar denominated long-term debt with a face value of U.S.$820 million (Dec. 31, 2010 - U.S.$820 million, Jan. 1, 2010 - U.S.$1,100 million), and borrowings under a U.S. dollar denominated credit facility with a face value of U.S.$300 million (Dec. 31, 2010 - U.S.$300 million, Jan. 1, 2010 - U.S.$300 million) have been designated as a part of the hedge of TransAlta’s net investment in foreign operations.

The Corporation hedges its net investment in foreign operations with U.S. denominated borrowings, cross-currency interest rate swaps, and foreign currency forward sale contracts as outlined below:

Cross-Currency Interest Rate Swaps

Outstanding cross-currency interest rate swaps used as part of the net investment hedge is as follows:

As at	Dec. 31, 2011			Dec. 31, 2010			Jan. 1, 2010

	Notional	Fair value		Notional	Fair value		Notional	Fair value
	amount	liability	Maturity	amount	liability	Maturity	amount	liability	Maturity

	-	-	-	-	-	-	AUD34	(2)	2010

Foreign Currency Contracts

Outstanding foreign currency forward sale contracts used as part of the net investment hedge are as follows:

As at	Dec. 31, 2011			Dec. 31, 2010			Jan. 1, 2010

					Fair value
	Notional	Fair value		Notional	asset		Notional	Fair value
	amount	liability	Maturity	amount	(liability)	Maturity	amount	liability	Maturity

	AUD185	(4)	2012	AUD180	(1)	2011	AUD120	(2)	2010
	USD135	-	2012	USD120	1	2011	-	-	-

ii.               Effect on the Consolidated Statement of Comprehensive Income

For the year ended Dec. 31, 2011, a net after-tax loss of $1 million (Dec. 31, 2010 - loss of $24 million), relating to the translation of the Corporation’s net investment in foreign operations, net of hedging, was recognized in OCI.

All net investment hedges currently have no ineffective portion. The following table summarizes the pre-tax impact of net investment hedges on the Consolidated Statement of Earnings, Consolidated Statement of Comprehensive Income, and the Consolidated Statements of Financial Position:

Year ended Dec. 31, 2011

Financial instruments in net investment hedging relationships	Pre-tax (loss) recognized in OCI	Location of (gain) reclassified from OCI	Pre-tax (gain) reclassified from OCI

Long-term debt	(23)	Foreign exchange	-
Foreign currency contracts	(15)	Foreign exchange	-
OCI impact	(38)	OCI impact	-

Year ended Dec. 31, 2010

Financial instruments in net investment hedging relationships	Pre-tax gain (loss) recognized in OCI	Location of (gain) reclassified from OCI	Pre-tax (gain) reclassified from OCI

Long-term debt	68	Foreign exchange	(3)
Foreign currency contracts	(29)	Foreign exchange	-
OCI impact	39	OCI impact	(3)

	TransAlta Corporation	116
Notes to Consolidated Financial Statements	2011 Annual Report

b.              Cash Flow Hedges

i.                  Energy Trading Risk Management

The Corporation’s outstanding Energy Trading derivative instruments designated as hedging instruments at Dec. 31, 2011, were as follows:

(Thousands)	Dec. 31, 2011		Dec. 31, 2010		Jan. 1, 2010

Type	Notional amount sold	Notional amount purchased	Notional amount sold	Notional amount purchased	Notional amount sold	Notional amount purchased

Electricity (MWh)	7,817	4	28,814	10	28,989	-
Natural gas (GJ)	2,032	39,022	1,925	32,751	2,163	360
Oil (gallons)	-	6,300	-	12,432	-	25,074

During 2011, unrealized pre-tax gains of $207 million (2010 - $43 million gain) were released from AOCI and recognized in earnings due to certain hedges being deemed ineffective for accounting purposes. These unrealized gains were calculated using current forward prices that will change between now and the time the underlying hedged transactions are expected to occur. Had these hedges not been deemed ineffective for accounting purposes, the gains associated with these contracts would have been recorded in net earnings in the period in which they settle, the majority of which will occur during 2012. As these gains have already been recognized in earnings in the current period, future reported earnings will be lower, however, the expected cash flows from these contracts will not change.

The Corporation discontinued hedge accounting for certain cash flow hedges that no longer met the criteria for hedge accounting. As at Dec. 31, 2011, cumulative gains of $92 million will continue to be deferred in AOCI and will be reclassified to net earnings as the forecasted transactions occur, or at the time it is determined that it is not possible for the underlying transaction to occur.

ii.               Foreign Currency Rate Risk Management

Foreign Exchange Forward Contracts on Foreign Denominated Receipts and Expenditures

The Corporation uses forward foreign exchange contracts to hedge a portion of its future foreign denominated receipts and expenditures as follows:

As at	Dec. 31, 2011				Dec. 31, 2010

	Notional amount sold	Notional amount purchased	Fair value liability	Maturity	Notional amount sold	Notional amount purchased	Fair value liability	Maturity

	250	USD233	(8)	2012-2017	217	USD200	(12)	2011-2017
	USD8	8	-	2012	USD8	8	-	2011
	103	EUR74	(6)	2012	-	-	-	-

As at					Jan. 1, 2010

						Notional	Fair
					Notional	amount	value
					amount sold	purchased	liability	Maturity

					91	USD78	(8)	2010
					USD14	15	-	2010
					AUD4	USD3	-	2010

117	TransAlta Corporation
	2011 Annual Report	Notes to Consolidated Financial Statements

Foreign Exchange Forward Contracts on Foreign Denominated Debt

Outstanding foreign exchange forward purchase contracts used to manage foreign exchange exposure on debt not designated as a net investment hedge are as follows:

As at	Dec. 31, 2011			Dec. 31, 2010			Jan. 1, 2010

	Notional amount	Fair value liability	Maturity	Notional amount	Fair value liability	Maturity	Notional amount	Fair value liability	Maturity

	USD300	(5)	2012	USD300	(7)	2012	-	-	-
	USD300	(5)	2013	USD300	(7)	2013	-	-	-

Cross-Currency Interest Rate Swap

TransAlta uses cross-currency interest rate swaps to manage foreign exchange risk exposures on foreign denominated debt not designated as a net investment hedge as follows:

As at	Dec. 31, 2011			Dec. 31, 2010			Jan. 1, 2010

	Notional amount	Fair value liability	Maturity	Notional amount	Fair value liability	Maturity	Notional amount	Fair value liability	Maturity

	USD500	(22)	2015	USD500	(27)	2015	USD500	(16)	2015

iii.    Interest Rate Risk Management

The Corporation has outstanding forward start interest rate swaps with fixed rates ranging from 2.75 per cent to 3.43 per cent.

As at	Dec. 31, 2011			Dec. 31, 2010			Jan. 1, 2010

	Notional amount	Fair value liability	Maturity	Notional amount	Fair value liability	Maturity	Notional amount		Fair value liability	Maturity

	USD300	(25)	2012	-	-	-	USD300	[1]	(8)	2010

1         These swaps were closed out upon the issuance of the U.S. $300 million senior notes during the first quarter of 2010 and the resulting losses have been included in AOCI and will be amortized to earnings over the original 10-year term of the swaps.

iv.            Effect on the Consolidated Statement of Comprehensive Income

Forward sale and purchase commodity contracts, foreign exchange contracts, cross-currency interest rate swaps, as well as interest rate contracts, are used to hedge the variability in future cash flows. All components of each derivative’s change in fair value have been included in the assessment of cash flow hedge effectiveness.

	TransAlta Corporation	118
Notes to Consolidated Financial Statements	2011 Annual Report

The following tables summarize the impact of cash flow hedges on the Consolidated Statement of Comprehensive Income, Consolidated Statement of Earnings, and the Consolidated Statements of Financial Position:

Year ended Dec. 31, 2011
Effective portion				Ineffective portion
Derivatives in cash flow hedging relationships	Pre-tax gain (loss) recognized in OCI	Location of (gain) loss reclassified from OCI	Pre-tax (gain) loss reclassified from OCI	Location of (gain) recognized in earnings	Pre-tax (gain) recognized in earnings
Commodity contracts	(92)	Revenue	(43)	Revenue	(207)
Foreign exchange contracts on project hedges	(3)	Property, plant and equipment	-	Property, plant and equipment	-
Foreign exchange contracts on U.S. debt hedges	3	Foreign exchange (gain) loss	-	Foreign exchange (gain) loss	-
Cross-currency interest rate swaps	7	Foreign exchange (gain) loss	(23)	Foreign exchange (gain) loss	-
Forward start interest rate contracts	(25)	Interest expense	2	Interest expense	-
OCI impact	(110)	OCI impact	(64)	Net earnings impact	(207)

Year ended Dec. 31, 2010
Effective portion				Ineffective portion
Derivatives in cash flow hedging relationships	Pre-tax gain (loss) recognized in OCI	Location of (gain) loss reclassified from OCI	Pre-tax (gain) loss reclassified from OCI	Location of (gain) reclassified from OCI	Pre-tax (gain) recognized in earnings
Commodity contracts	282	Revenue	(191)	Revenue	(43)
Foreign exchange contracts on project hedges	(15)	Property, plant, and equipment	11	Property, plant and equipment	-
Foreign exchange contracts on U.S. debt hedges	(14)	Foreign exchange (gain) loss	39	Foreign exchange (gain) loss	-
Cross-currency interest rate swaps	(10)	Foreign exchange (gain) loss	-	Foreign exchange (gain) loss	-
Forward start interest rate contracts	(9)	Interest expense	1	Interest expense	-
OCI impact	234	OCI impact	(140)	Net earnings impact	(43)

Over the next 12 months, the Corporation estimates that $38 million of after-tax gains will be reclassified from AOCI to net earnings. These estimates assume constant gas and power prices, interest rates, and exchange rates over time; however, the actual amounts that will be reclassified will vary based on changes in these factors. In addition, it is the Corporation’s intent to settle a substantial portion of the cash flow hedges by physical delivery of the underlying commodity, resulting in gross settlement at the contract price.

119	TransAlta Corporation
	2011 Annual Report	Notes to Consolidated Financial Statements

c.               Fair Value Hedges

i.                  Interest Rate Risk Management

The Corporation has converted a portion of its fixed interest rate debt, with rates ranging from 5.75 per cent to 6.65 per cent, to floating rate debt through interest rate swaps as outlined below (Note 22):

As at	Dec. 31, 2011			Dec. 31, 2010			Jan. 1, 2010
	Notional amount	Fair value asset	Maturity	Notional amount	Fair value asset	Maturity	Notional amount	Fair value asset (liability)	Maturity
	-	-	-	100	2	2011	100	7	2011
	-	-	-	USD100	3	2013	USD50	(1)	2013
	USD150	25	2018	USD200	16	2018	USD100	7	2018

Including the interest rate swaps above, 23 per cent of the Corporation’s debt is subject to floating interest rates (Dec. 31, 2010 - 25 per cent, Jan. 1, 2010 - 31 per cent).

ii.               Effect on the Consolidated Statement of Comprehensive Income

The following table summarizes the impact and location of fair value hedges, including any ineffective portion, on the Consolidated Statement of Earnings:

Year ended Dec. 31		2011	2010
Derivatives in fair value hedging relationships	Location of gain (loss) on the Consolidated Statement of Earnings
Interest rate contracts	Net interest expense	4	8
Long-term debt	Net interest expense	(3)	(8)
Net earnings impact		1	-

II.            Non-Hedges

The Corporation enters into various derivative transactions that do not qualify for hedge accounting or where a choice was made not to apply hedge accounting. As a result, the related assets and liabilities are classified as at fair value through profit or loss. The net realized and unrealized gains or losses from changes in the fair value of these derivatives are reported in earnings in the period the change occurs.

a.              Energy Trading Risk Management

The Corporation enters into certain commodity transactions that are classified as at fair value through profit or loss. The net realized and unrealized gains or losses from changes in the fair value of these derivatives are reported as revenue in the period the change occurs. The Corporation’s outstanding energy trading derivative instruments that are not designated as hedging instruments were as follows:

(Thousands)	Dec. 31, 2011		Dec. 31, 2010		Jan. 1, 2010
Type	Notional amount sold	Notional amount purchased	Notional amount sold	Notional amount purchased	Notional amount sold	Notional amount purchased
Electricity (MWh)	56,374	47,133	26,553	24,924	14,107	14,844
Natural gas (GJ)	1,007,959	1,030,710	633,483	640,731	323,793	309,764
Transmission (MWh)	-	2,908	-	7,535	-	4,852
Oil (gallons)	-	6,552	-	5,040	-	-

	TransAlta Corporation	120
Notes to Consolidated Financial Statements	2011 Annual Report

b.              Cross-Currency Interest Rate Swaps

Cross-currency interest rate swaps are periodically entered into in order to limit the Corporation’s exposure to fluctuations in foreign exchange and interest rates. Outstanding cross-currency interest rate swaps are as follows:

As at	Dec. 31, 2011			Dec. 31, 2010			Jan. 1, 2010
	Notional amount	Fair value liability	Maturity	Notional amount	Fair value liability	Maturity	Notional amount	Fair value liability	Maturity
	-	-	-	-	-	-	AUD13	(2)	2010

c.               Foreign Currency Contracts

The Corporation periodically enters into foreign exchange forwards to hedge future foreign denominated revenues and expenses for which hedge accounting is not pursued. These items are classified as at fair value through profit or loss, and changes in the fair values associated with these transactions are recognized in net earnings.

Outstanding notional amounts and fair values associated with these forward contracts are as follows:

As at	Dec. 31, 2011				Dec. 31, 2010
	Notional amount sold	Notional amount purchased	Fair value asset (liability)	Maturity	Notional amount sold	Notional amount purchased	Fair value asset (liability)	Maturity
	37	AUD36	-	2012	20	AUD20	1	2011
	19	USD19	-	2012	165	USD161	(4)	2011

As at					Jan. 1, 2010
					Notional amount sold	Notional amount purchased	Fair value liability	Maturity
					USD13	14	-	2010
					178	USD168	(1)	2010

d.              Total Return Swaps

The Corporation has certain compensation and deferred share unit programs, the values of which depend on the common share price of the Corporation. The Corporation has fixed a portion of the settlement cost of these programs by entering into a total return swap for which hedge accounting has not been chosen. The total return swap is cash settled every quarter based upon the difference between the fixed price and the market price of the Corporation’s common shares at the end of each quarter.

e.              Effect on the Consolidated Statement of Comprehensive Income

The Corporation utilizes a variety of derivatives in its trading activities, including certain commodity hedging activities that do not qualify for hedge accounting or where a choice was made not to apply hedge accounting as well as other contracting activities, and the related assets and liabilities are classified as at fair value through profit or loss. The net realized and unrealized gains or losses from changes in the fair value of derivatives are reported in earnings in the period the change occurs. For the year ended Dec. 31, 2011, the Corporation recognized a net unrealized gain of $123 million (Dec. 31, 2010 - gain of $33 million).

Foreign exchange derivatives associated with other risk management activities that are not designated as hedges are also classified as at fair value through profit or loss, with the net gain or loss recorded in foreign exchange gain (loss) on the Consolidated Statements of Earnings. For the year ended Dec. 31, 2011, a loss of $4 million (Dec. 31, 2010 - nil) was recognized, comprised of a net unrealized gain of $3 million (Dec. 31, 2010 - $2 million gain) and a net realized loss of $7 million (Dec. 31, 2010 - $2 million loss).

121	TransAlta Corporation
	2011 Annual Report	Notes to Consolidated Financial Statements

B.           Nature and Extent of Risks Arising from Financial Instruments

The following discussion is limited to the nature and extent of risks arising from financial instruments.

I.                  Market Risk

a.              Commodity Price Risk

The Corporation has exposure to movements in certain commodity prices in both its electricity generation and proprietary trading businesses, including the market price of electricity and fuels used to produce electricity. Most of the Corporation’s electricity generation and related fuel supply contracts are considered to be contracts for delivery or receipt of a non-financial item in accordance with the Corporation’s expected own use requirements and are not considered to be financial instruments. As such, the discussion related to commodity price risk is limited to the Corporation’s proprietary trading business and commodity derivatives used in hedging relationships associated with the Corporation’s electricity generating activities.

The Corporation has a Commodity Exposure Management Policy (the “Policy”) that governs both the commodity transactions undertaken in its proprietary trading business and those undertaken to manage commodity price exposures in its generation business. The Policy defines and specifies the controls and management responsibilities associated with commodity activities, as well as the nature and frequency of required reporting of such activities.

i.                  Commodity Price Risk - Proprietary Trading

The Corporation’s Energy Trading Segment conducts proprietary trading activities and uses a variety of instruments to manage risk, earn trading revenue, and gain market information.

In compliance with the Policy, proprietary trading activities are subject to limits and controls, including Value at Risk (“VaR”) limits. The Board of Directors approves the limit for total VaR from proprietary trading activities. VaR is the most commonly used metric employed to track and manage the market risk associated with trading positions. A VaR measure gives, for a specific confidence level, an estimated maximum pre-tax loss that could be incurred over a specified period of time. VaR is used to determine the potential change in value of the Corporation’s proprietary trading portfolio, over a three-day period within a 95 per cent confidence level, resulting from normal market fluctuations. VaR is estimated using the historical variance/covariance approach.

VaR is a measure that has certain inherent limitations. The use of historical information in the estimate assumes that price movements in the past will be indicative of future market risk. As such, it may only be meaningful under normal market conditions. Extreme market events are not addressed by this risk measure. In addition, the use of a three-day measurement period implies that positions can be unwound or hedged within three days, although this may not be possible if the market becomes illiquid.

The Corporation recognizes the limitations of VaR and actively uses other controls, including restrictions on authorized instruments, volumetric and term limits, stress-testing of individual portfolios and of the total proprietary trading portfolio, and management reviews when loss limits are triggered.

Changes in market prices associated with proprietary trading activities affect net earnings in the period that the price changes occur. VaR at Dec. 31, 2011 associated with the Corporation’s proprietary energy trading activities was $5 million (Dec. 31, 2010 - $5 million, Jan. 1, 2010 - $3 million).

ii.               Commodity Price Risk - Generation

The Generation Segment utilizes various commodity contracts to manage the commodity price risk associated with its electricity generation, fuel purchases, emissions, and byproducts, as considered appropriate. A Commodity Exposure Management Plan is prepared and approved annually, which outlines the intended hedging strategies associated with the Corporation’s generation assets and related commodity price risks. Controls also include restrictions on authorized instruments, management reviews on individual portfolios, and approval of asset transactions that could add potential volatility to the Corporation’s reported net earnings.

TransAlta has entered into various financial contracts with other parties whereby the other parties have agreed to pay a fixed price for electricity to TransAlta based on the average monthly Alberta Power Pool prices. While the contracts do not create any obligation for the physical delivery of electricity to other parties, the Corporation believes it has sufficient electrical generation available to satisfy these contracts and where able has designated these as cash flow hedges for accounting purposes.

As a result, changes in market prices associated with these cash flow hedges do not affect net earnings in the period in which the price change occurs. Instead, changes in fair value are deferred until settlement through AOCI, at which time the net gain or loss resulting from the combination of the hedging instrument and hedged item affects net earnings.

	TransAlta Corporation	122
Notes to Consolidated Financial Statements	2011 Annual Report

VaR at Dec. 31, 2011 associated with the Corporation’s commodity derivative instruments used in generation hedging activities was $5 million (Dec. 31, 2010 - $52 million, Jan. 1, 2010 - $45 million).

On asset-backed physical transactions, the Corporation’s policy is to seek own use contract status or hedge accounting treatment. For positions and economic hedges that do not meet hedge accounting requirements or for short-term optimization transactions such as buybacks entered into to offset existing hedge positions, these transactions are marked to the market value with changes in market prices associated with these transactions affecting net earnings in the period in which the price change occurs. VaR at Dec. 31, 2011 associated with these transactions was $9 million (Dec. 31, 2010 - $6 million, Jan. 1, 2010 - nil).

b.     Interest Rate Risk

Interest rate risk arises as the fair value or future cash flows of a financial instrument can fluctuate because of changes in market interest rates. Changes in interest rates can impact the Corporation’s borrowing costs and the capacity payments received under the PPAs. Changes in the cost of capital may also affect the feasibility of new growth initiatives.

The possible effect on net earnings and OCI, for the years ended Dec. 31, 2011 and 2010, due to changes in market interest rates affecting the Corporation’s floating rate debt, interest-bearing assets, financial instruments measured at fair value through profit or loss, and hedging interest rate derivatives, outstanding as at the date of the Statements of Financial Position, is outlined below. The sensitivity analysis has been prepared using management’s assessment that a 50 basis point increase or decrease is a reasonable potential change over the next quarter in market interest rates.

Year ended Dec. 31	2011		2010

	Net earnings		Net earnings
	increase [1]	OCI loss [1]	increase [1]	OCI loss [1]

50 basis point change	4	(8)	4	-

1      This calculation assumes a decrease in market interest rates. An increase would have the opposite effect.

c.               Currency Rate Risk

The Corporation has exposure to various currencies, such as the Euro, the U.S. dollar, and the Australian dollar, as a result of investments and operations in foreign jurisdictions, the net earnings from those operations, and the acquisition of equipment and services from foreign suppliers.

The foreign currency risk sensitivities outlined below are limited to the risks that arise on financial instruments denominated in currencies other than the functional currency.

The possible effect on net earnings and OCI, for the years ended Dec. 31, 2011 and 2010, due to changes in foreign exchange rates associated with financial instruments outstanding as at the date of the Statements of Financial Position, is outlined below. The sensitivity analysis has been prepared using management’s assessment that a six cent (2010 - six cent) increase or decrease in these currencies relative to the Canadian dollar is a reasonable potential change over the next quarter.

Year ended Dec. 31	2011		2010

			Net earnings
	Net earnings		(decrease)
Currency	decrease [2]	OCI gain [2,3]	increase [2]	OCI gain [2,3]
USD	(4)	11	(4)	9

AUD	-	-	1	-

EUR	-	3	-	-

Total	(4)	14	(3)	9

2      These calculations assume an increase in the value of these currencies relative to the Canadian dollar. A decrease would have the opposite effect.

3      The foreign exchange impacts related to financial instruments used as hedging instruments in net investment hedges have been excluded.

123	TransAlta Corporation
	2011 Annual Report	Notes to Consolidated Financial Statements

II.     Credit Risk

Credit risk is the risk that customers or counterparties will cause a financial loss for the Corporation by failing to discharge their obligations, and the risk to the Corporation associated with changes in creditworthiness of entities with which commercial exposures exist. The Corporation actively manages its exposure to credit risk by assessing the ability of counterparties to fulfill their obligations under the related contracts prior to entering into such contracts. The Corporation makes detailed assessments of the credit quality of all counterparties and, where appropriate, obtains corporate guarantees, cash collateral, and/or letters of credit to support the ultimate collection of these receivables. For commodity trading and origination, the Corporation sets strict credit limits for each counterparty and monitors exposures on a daily basis. TransAlta uses standard agreements that allow for the netting of exposures and often include margining provisions. If credit limits are exceeded, TransAlta will request collateral from the counterparty or halt trading activities with the counterparty. TransAlta is exposed to minimal credit risk for Alberta Generation PPAs as receivables are substantially all secured by letters of credit.

The Corporation uses external credit ratings, as well as internal ratings in circumstances where external ratings are not available, to establish credit limits for counterparties. The following table outlines the distribution, by credit rating, of financial assets as at Dec. 31, 2011:

(Per cent)	Investment grade	Non-investment grade	Total

Accounts receivable	93	7	100

Risk management assets	94	6	100

The Corporation’s maximum exposure to credit risk at Dec. 31, 2011, without taking into account collateral held or right of set-off, is represented by the current carrying amounts of accounts receivable and risk management assets as per the Consolidated Statements of Financial Position. Letters of credit and cash are the primary types of collateral held as security related to these amounts. The maximum credit exposure to any one customer for commodity trading operations and hedging, excluding the California market receivables (Note 32) and including the fair value of open trading, net of any collateral held, at Dec. 31, 2011 was $38 million (Dec. 31, 2010 - $43 million, Jan. 1, 2010 - $63 million).

At Dec. 31, 2011, TransAlta had one counterparty whose net settlement position accounted for greater than 10 per cent of the total trade receivables outstanding at year-end. The Corporation has evaluated the risk of default related to this counterparty to be minimal.

The Corporation utilizes an allowance for doubtful accounts to record potential credit losses associated with trade receivables. A reconciliation of the account for the year is presented in Note 12.

III.    Liquidity Risk

Liquidity risk relates to the Corporation’s ability to access capital to be used for proprietary trading activities, commodity hedging, capital projects, debt refinancing, and general corporate purposes. Investment grade ratings support these activities and provide better access to capital markets through commodity and credit cycles. TransAlta is focused on maintaining a strong financial position and stable investment grade credit ratings.

Counterparties enter into certain electricity and natural gas purchase and sale contracts for the purposes of asset-backed sales and proprietary trading. The terms and conditions of these contracts may require the counterparties to provide collateral when the fair value of the obligation pursuant to these contracts is in excess of any credit limits granted. Downgrades in creditworthiness by certain credit rating agencies may decrease the credit limits granted and accordingly increase the amount of collateral that may have to be provided.

TransAlta manages liquidity risk by monitoring liquidity on trading positions; preparing and revising longer-term financing plans to reflect changes in business plans and the market availability of capital; reporting liquidity risk exposure for proprietary trading activities on a regular basis to the Exposure Management Committee, senior management and Board of Directors; and maintaining investment grade credit ratings.

	TransAlta Corporation	124
Notes to Consolidated Financial Statements	2011 Annual Report

A maturity analysis for the Corporation’s net financial liabilities is as follows:

	2012	2013	2014	2015	2016	2017 and thereafter	Total

Accounts payable and accrued liabilities	463	-	-	-	-	-	463

Collateral received	16	-	-	-	-	-	16

Debt[1]	316	622	209	1,167	29	1,680	4,023

Energy trading risk management (assets) liabilities [2]	(211)	(22)	(8)	13	11	27	(190)

Other risk management liabilities (assets) [2]	40	8	2	23	2	(25)	50

Interest on long-term debt	205	191	164	125	111	843	1,639

Dividends payable	67	-	-	-	-	-	67

Total	896	799	367	1,328	153	2,525	6,068

1      Excludes impact of hedge accounting and includes drawn credit facilities that are currently scheduled to mature in 2012 and 2013.

2      Net risk management assets and liabilities.

C.    Collateral

I.      Financial Assets Provided as Collateral

At Dec. 31, 2011, the Corporation provided $45 million (Dec. 31, 2010 - $27 million, Jan. 1, 2010 - $27 million) in cash as collateral to regulated clearing agents as security for commodity trading activities. These funds are held in segregated accounts by the clearing agents.

II.     Financial Assets Held as Collateral

At Dec. 31, 2011, the Corporation received $16 million (Dec. 31, 2010 - $126 million, Jan. 1, 2010 - $86 million) in cash collateral associated with counterparty obligations. Under the terms of the contracts, the Corporation may be obligated to pay interest on the outstanding balances and to return the principal when the counterparties have met their contractual obligations, or when the amount of the obligation declines as a result of changes in market value. Interest payable to the counterparties on the collateral received is calculated in accordance with each contract.

III.    Reserve on Collateral

In October of 2011, MF Global Holdings Ltd. filed for bankruptcy protection in the United States. MF Global Holdings Ltd. is the parent company of MF Global Inc., which was used by TransAlta as a broker-dealer for certain commodity transactions. MF Global Inc. has not filed for bankruptcy but, under the U.S. Securities Investor Protection Act, the Securities Investor Protection Corp. is overseeing a liquidation of the broker-dealer to return assets to customers. A trustee has been appointed to take control of and liquidate the assets of MF Global Inc. and return client collateral. A significant portion of TransAlta’s collateral relates to collateral on foreign futures transactions that would have been in accounts in the United Kingdom (“U.K.”) and is subject to a dispute between the U.S. trustee and the U.K. administrator. TransAlta had net collateral of approximately $36 million with MF Global Inc. and due to the uncertainty of collection, TransAlta has recognized an $18 million reserve against the collateral that had been posted. The net amount of the collateral has been reclassified to a long-term asset.

IV.   Contingent Features in Derivative Instruments

Collateral is posted in the normal course of business based on the Corporation’s senior unsecured credit rating as determined by certain major credit rating agencies. Certain of the Corporation’s derivative instruments contain financial assurance provisions that require collateral to be posted only if a material adverse credit-related event occurs. If a material adverse event resulted in the Corporation’s senior unsecured debt to fall below investment grade, the counterparties to such derivative instruments could request ongoing full collateralization.

As at Dec. 31, 2011 the Corporation had posted collateral of $62 million (Dec. 31, 2010 - $17 million, Jan. 1, 2010 - $37 million) in the form of letters of credit, on derivative instruments in a net liability position. Certain derivative agreements contain credit-risk-contingent features, including a credit rating downgrade to below investment grade, which if triggered would result in the Corporation having to post an additional $72 million of collateral to its counterparties based upon the value of the derivatives at Dec. 31, 2011.

125	TransAlta Corporation
	2011 Annual Report	Notes to Consolidated Financial Statements

15. Inventory

Inventory held in the normal course of business, which includes coal, emission credits, and natural gas, is valued at the lower of cost and net realizable value. Inventory held for Energy Trading, which also includes natural gas, is valued at fair value less costs to sell. The classifications are as follows:

As at	Dec. 31, 2011	Dec. 31, 2010	Jan. 1, 2010

Coal	78	47	86

Natural gas	5	5	4

Purchased emission credits	2	1	-

Total	85	53	90

The increase in coal inventory at Dec. 31, 2011 compared to Dec. 31, 2010 is primarily due to the delayed Keephills Unit 3 start up and the extended outage at Sundance Unit 6.

The change in inventory is as follows:

Balance, Jan. 1, 2010	90

Net consumed	(36)

Change in foreign exchange rates	(1)

Balance, Dec. 31, 2010	53

Net additions	30

Change in foreign exchange rates	2

Balance, Dec. 31, 2011	85

No inventory is pledged as security for liabilities.

For the years ended Dec. 31, 2011 and 2010, no inventory was written down from its carrying value nor were any writedowns recorded in previous periods reversed back into net earnings.

16. Long-Term Receivable

In 2011, TransAlta had net collateral of approximately $36 million with MF Global Inc. at the time a trustee has been appointed to take control of, and liquidate the assets of MF Global Inc. and return client collateral. Due to the uncertainty of collection, TransAlta has recognized an $18 million reserve against the collateral that had been posted with MF Global Inc. The net amount is reflected as a long-term receivable.

In 2008, the Corporation was reassessed by taxation authorities in Canada relating to the sale of its previously operated Transmission Business, requiring the Corporation to pay $49 million in taxes and interest. The Corporation challenged this reassessment. During 2010, a decision from the Tax Court of Canada was received that allowed for the recovery of $38 million of the previously paid taxes and interest. TransAlta filed an appeal with the Federal Court in 2010 to pursue the remaining $11 million. The appeal decision from the Federal Court was received on Jan. 20, 2012, and the ruling was in TransAlta’s favour. The Crown has 60 days from the date of judgment to appeal the decision. If no appeal is filed, TransAlta will receive the $11 million in 2012.

	TransAlta Corporation	126
Notes to Consolidated Financial Statements	2011 Annual Report

17.  Property, Plant, and Equipment

A reconciliation of the changes in the carrying amount of property, plant, and equipment is as follows:

	Land	Thermal generation

Cost
As at Jan. 1, 2010	69	4,837
Additions	-	-
Disposals	-	(77)
Asset impairment charges	-	(17)
Revisions and additions to decommissioning and restoration costs	-	2
Transfers to held for sale	-	-
Change in foreign exchange rates	-	(59)
Wabamun decomissioning	-	(280)
Resolution of certain tax matters	-	-
Transfers	2	195
As at Dec. 31, 2010	71	4,601
Additions	-	1
Disposals	-	(1)
Asset impairment charges	-	-
Revisions and additions to decommissioning and restoration costs	-	12
Change in foreign exchange rates	-	28
Retirement of assets	-	(70)
Acquisitions	-	-
Transfers	3	1,002
As at Dec. 31, 2011	74	5,573
Accumulated depreciation
As at Jan. 1, 2010	-	2,321
Depreciation	-	237
Disposals	-	(62)
Change in foreign exchange rates	-	(21)
Wabamun decomissioning	-	(267)
Transfers to held for sale	-	-
Transfers	-	4
As at Dec. 31, 2010	-	2,212
Depreciation	-	244
Disposals	-	-
Change in foreign exchange rates	-	11
Retirement of assets	-	(63)
Transfers	-	-
As at Dec. 31, 2011	-	2,404
Carrying amount
As at Jan. 1, 2010	69	2,516
As at Dec. 31, 2010	71	2,389
As at Dec. 31, 2011	74	3,169

The Corporation capitalized $31 million of interest to PP&E in 2011 (2010 - $48 million) at a weighted average rate of 5.34 per cent (2010 - 5.04 per cent).

In 2011, the Corporation wrote down certain capital spares to their estimated recoverable amount, resulting in a $4 million pre-tax increase in the depreciation expense of the Generation Segment.

127	TransAlta Corporation
	2011 Annual Report	Notes to Consolidated Financial Statements

	Renewable	Mining property	Assets under	Capital spares
Gas generation	generation	and equipment	construction	and other	Total

1,826	2,059	796	1,030	214	10,831
(7)	6	3	796	10	808
(7)	(2)	(2)	-	(4)	(92)
(7)	-	(4)	-	-	(28)
5	4	1	-	-	12
(89)	-	-	-	-	(89)
20	-	(3)	(2)	-	(44)
-	-	(74)	-	-	(354)
(11)	-	-	-	-	(11)
63	360	203	(842)	26	7
1,793	2,427	920	982	246	11,040
-	-	-	448	4	453
(3)	(1)	(1)	-	(1)	(7)
-	(17)	-	-	-	(17)
2	6	7	-	-	27
7	-	1	-	-	36
(23)	(4)	(8)	-	(5)	(110)
-	10	-	-	-	10
67	85	26	(1,234)	39	(12)
1,843	2,506	945	196	283	11,420
662	294	424	-	53	3,754
105	76	32	-	9	459
(5)	(2)	(1)	-	(4)	(74)
7	-	(2)	-	1	(15)
-	-	(75)	-	-	(342)
(29)	-	-	-	-	(29)
(7)	-	(2)	-	(2)	(7)
733	368	376	-	57	3,746
98	84	41	-	10	477
-	(1)	(1)	-	-	(2)
4	-	1	-	-	16
(19)	(2)	(6)	-	-	(90)
(14)	(1)	-	-	-	(15)
802	448	411	-	67	4,132

1,164	1,765	372	1,030	161	7,077
1,060	2,059	544	982	189	7,294
1,041	2,058	534	196	216	7,288

	TransAlta Corporation	128
Notes to Consolidated Financial Statements	2011 Annual Report

18.  Goodwill

Goodwill acquired through business combinations has been allocated to CGUs that are expected to benefit from the synergies of the acquisition, as follows:

As at	Dec. 31, 2011	Dec. 31, 2010	Jan. 1, 2010
Energy Trading	30	30	30
Renewables	417	417	417
Total goodwill	447	447	447

In assessing whether goodwill is impaired, the carrying amount of CGUs (including goodwill) is compared with the recoverable amount of the CGU. The recoverable amount is the higher of fair value less costs to sell and value in use. The impairment review for goodwill was conducted during the fourth quarter of 2011. The recoverable amounts exceeded the carrying amounts of the CGUs and there was no impairment of goodwill.

Estimates Used to Measure Recoverable Amounts of Goodwill - Renewables

The Corporation determined the recoverable amount of the renewables CGU by calculating its fair value less cost to sell using discounted cash flow projections. The Corporation’s long-range forecasts, which represent forecasted cash flows for generating facilities over their expected useful lives, ranging from 8 to 58 years are the primary source of information for determining fair value. They contain forecasts for electricity production, sale, revenues, operating costs, and capital expenditures. In developing these plans, various assumptions, such as electricity prices, natural gas prices, and cost inflation rates are established by senior management. These assumptions take into account existing and forecast prices, regional supply-demand balances, other macroeconomic factors, and historical trends and variability. The results of the long-range forecasts are reviewed and approved by senior management.

The key assumptions impacting the determination of fair value for the renewables CGU are electricity production and sales prices. Forecasts of electricity production for each plant are determined taking into consideration contracts for the sale of electricity, historic production, regional supply-demand balances, and capital maintenance and expansion plans. Forecasted sales prices for each plant are determined by taking into consideration contract prices for plants subject to long- or short-term contracts, forward price curves for merchant plants, and regional supply-demand balances. Where forward price curves are not available for the duration of the plant’s useful life, prices are determined by extrapolation techniques using historical industry and company-specific data. Discount rates ranging from 5.3 per cent to 7.7 per cent have been used for the renewables goodwill impairment calculation performed in 2011.

No reasonably possible change in the assumptions would result in any impairment of goodwill.

129	TransAlta Corporation
	2011 Annual Report	Notes to Consolidated Financial Statements

19.  Intangible Assets

A reconciliation of the changes in the carrying amount of intangible assets is as follows:

				Intangibles
	Coal	Software	Power	under
	rights	and other	contracts	development	Total

Cost
As at Jan. 1, 2010	142	88	179	14	423
Additions	5	-	3	21	29
Retirements	-	(3)	-	-	(3)
Transfers	-	23	-	(21)	2

As at Dec. 31, 2010	147	108	182	14	451
Additions	5	2	-	23	30
Retirements	-	(2)	-	-	(2)
Transfers	-	19	-	(19)	-

As at Dec. 31, 2011	152	127	182	18	479

Accumulated amortization
As at Jan. 1, 2010	88	41	1	-	130
Amortization	4	21	11	-	36
Retirements	-	(3)	-	-	(3)

As at Dec. 31, 2010	92	59	12	-	163
Amortization	4	22	9	-	35
Retirements	-	(2)	-	-	(2)

As at Dec. 31, 2011	96	79	21	-	196

Carrying amount

As at Jan. 1, 2010	54	47	178	14	293

As at Dec. 31, 2010	55	49	170	14	288

As at Dec. 31, 2011	56	48	161	18	283

20.  Other Assets

The components of other assets are as follows:

As at	Dec. 31, 2011	Dec. 31, 2010	Jan. 1, 2010

Deferred license fees	22	23	22
Project development costs	36	49	45
Deferred service costs	18	12	19
Keephills Unit 3 transmission deposit	8	8	8
Other	6	10	9

Total other assets	90	102	103

Deferred license fees consist primarily of licenses to lease the land on which certain generating assets are located, and are being amortized on a straight-line basis over the useful life of the generating assets to which the licenses relate.

Project development costs include external, direct, and incremental costs incurred during the development phase of future power projects. The appropriateness of the carrying value of these costs is evaluated each reporting period, and unrecoverable amounts for projects no longer probable of occurring are charged to expense. In 2011, the Corporation wrote off $6 million of project development costs associated with the Saint-Valentin wind project.

Deferred service costs are TransAlta’s contracted payments for shared capital projects required at the Genesee Unit 3 site. These costs are being amortized over the life of these projects.

The Keephills Unit 3 transmission deposit is TransAlta’s proportionate share of a provincially required deposit. The full amount of the deposit is anticipated to be reimbursed over the next 10 years, as long as certain performance criteria are met.

	TransAlta Corporation	130
Notes to Consolidated Financial Statements	2011 Annual Report

21.  Decomissioning and Other Provisions

The change in decommissioning and other provision balances is as follows:

	Decommissioning
	and restoration	Other	Total

Balance, Jan. 1, 2010	311	37	348
Liabilities incurred	2	7	9
Liabilities settled	(37)	(19)	(56)
Accretion	17	1	18
Transfer to liabilities held for sale	(3)	-	(3)
Revisions in estimated cash flows [1]	(21)	6	(15)
Revisions in discount rates	19	(1)	18
Reversals	-	(6)	(6)
Change in foreign exchange rates	(3)	-	(3)

Balance, Dec. 31, 2010	285	25	310
Liabilities incurred	20	67	87
Liabilities settled	(33)	(14)	(47)
Accretion	18	1	19
Disposals	(1)	(1)	(2)
Revisions in estimated cash flows	2	4	6
Revisions in discount rates	8	-	8
Reversals	-	(1)	(1)
Change in foreign exchange rates	2	-	2

Balance, Dec. 31, 2011	301	81	382

1         Revisions in estimated cash flows for the decomissioning and restoration provision are primarily due to changes in the estimated costs associated with the decommissioning of the Wabamun plant, which was shut down on March 31, 2010.

	Decommissioning
	and restoration	Other	Total

Balance, Dec. 31, 2010	285	25	310
Current portion	38	16	54
Non-current portion	247	9	256

Balance, Dec. 31, 2011	301	81	382
Current portion	26	73	99
Non-current portion	275	8	283

A.           Decommissioning and Restoration

A provision has been recognized for all generating facilities for which TransAlta is legally, or constructively, required to remove the facilities at the end of their useful lives and restore the sites to their original condition. TransAlta estimates that the undiscounted amount of cash flow required to settle these obligations is approximately $1.0 billion, which will be incurred between 2012 and 2072. The majority of the costs will be incurred between 2020 and 2050. At Dec. 31, 2011, the Corporation had provided a surety bond in the amount of U.S.$131 million (Dec. 31, 2010 - U.S.$192 million, Jan. 1, 2010 - U.S.$192 million) in support of future decommissioning obligations at the Centralia coal mine. At Dec. 31, 2011, the Corporation had provided letters of credit in the amount of $69 million (Dec. 31, 2010 - $72 million, Jan. 1, 2010 - $67 million) in support of future decommissioning obligations at the Alberta mine.

B.           Other Provisions

Other provisions include amounts related to an onerous natural gas transportation contract and provisions arising from ongoing business activities.

131	TransAlta Corporation
	2011 Annual Report	Notes to Consolidated Financial Statements

22.  Long-Term Debt

A.           Amounts Outstanding

As at	Dec. 31, 2011				Dec. 31, 2010				Jan. 1, 2010

	Carrying	Face			Carrying	Face			Carrying	Face
	value	value	Interest	[1]	value	value	Interest	[1]	value	value	Interest	[1]

Credit facilities [2]	806	806	2.1%		645	645	1.4%		1,061	1,061	1.0%
Debentures	833	851	6.6%		1,058	1,076	6.7%		1,058	1,076	6.7%
Senior notes [3]	1,979	1,940	6.0%		1,931	1,902	6.0%		1,686	1,684	5.9%
Non-recourse	375	382	5.9%		374	383	5.9%		376	386	5.9%
Other	44	44	6.6%		52	52	6.7%		59	59	6.7%

	4,037	4,023			4,060	4,058			4,240	4,266
Less: recourse current portion	(314)	(314)			(235)	(233)			(7)	(7)
Less: non-recourse current portion	(2)	(2)			(2)	(2)			(2)	(2)

Total long-term debt	3,721	3,707			3,823	3,823			4,231	4,257

1         Interest is an average rate weighted by principal amounts outstanding before the effect of hedging.

2         Composed of bankers’ acceptances and other commercial borrowings under long-term committed credit facilities.

3         U.S. face value at Dec. 31, 2011 - U.S.$1,900 million, Dec. 31, 2010 - U.S.$1,900 million, Jan. 1, 2010 - U.S.$1,600 million.

A portion of the fixed rate components of the Corporation’s debentures and senior notes have been hedged using fixed to floating interest rate swaps (Note 14) and are recorded at fair value. The balance of long-term debt is not hedged and is recorded at amortized cost.

Credit facilities are drawn on the Corporation’s $1.5 billion committed syndicated bank credit facility and on the Corporation’s U.S.$300 million committed facility. The $1.5 billion committed syndicated bank facility is the primary source for short-term liquidity after the cash flow generated from the Corporation’s business. The facility is a four-year revolving credit facility that was last renewed in June 2011 and matures in 2015. The U.S.$300 million committed facility is a five-year facility that matures in 2013. Interest rates on the credit facilities vary depending on the option selected; Canadian prime, bankers’ acceptance, U.S. LIBOR or U.S. base rate, in accordance with a pricing grid that is standard for such facilities. A total of U.S.$300 million of the credit facilities has been designated as a hedge of the Corporation’s net investment in U.S. foreign operations. The Corporation also has $240 million available in committed bilateral credit facilities, all of which mature in 2013.

Debentures bear interest at fixed rates ranging from 6.4 per cent to 7.3 per cent and have maturity dates ranging from 2014 to 2030. During 2011, the Corporation’s 6.9 per cent medium term notes matured and were paid out in the amount of $225 million.

Senior notes bear interest at rates ranging from 4.75 per cent to 6.75 per cent and have maturity dates ranging from 2012 to 2040. A total of U.S.$800 million of the senior notes has been designated as a hedge of the Corporation’s net investment in U.S. foreign operations. During 2010, the Corporation issued senior notes in the amount of U.S. $300 million, bearing interest at a rate of 6.5 per cent and maturing in 2040.

Non-recourse debt consists of debentures issued by Canadian Hydro that have maturity dates ranging from 2012 to 2018 and bear interest at rates ranging from 5.3 per cent to 10.9 per cent and includes $20 million of U.S. denominated debt.

Other consists of notes payable for the Windsor plant that bear interest at a fixed rate of 7.4 per cent and are recourse to the Corporation through a standby letter of credit. These mature in November 2014. Also included is a commercial loan obligation that bears an interest rate of 5.9 per cent and will mature in 2023. This is an unsecured loan and requires annual payments of interest and principal.

TransAlta’s debt contains terms and conditions, including financial covenants, that are considered normal and customary. As at Dec. 31, 2011, the Corporation was in compliance with all debt covenants.

	TransAlta Corporation	132
Notes to Consolidated Financial Statements	2011 Annual Report

B.           Principal Repayments

2012	316
2013	622
2014	209
2015	1,167
2016	29
2017 and thereafter	1,680

Total[1]	4,023

1              Excludes impact of derivatives and includes drawn credit facilities that are currently scheduled to mature in 2012 and 2013.

C.           Guarantees

Letters of Credit

Letters of credit are issued to counterparties under various contractual arrangements with the Corporation and certain subsidiaries of the Corporation. If the Corporation or its subsidiary does not perform under such contracts, the counterparty may present its claim for payment to the financial institution through which the letter of credit was issued. Any amounts owed by the Corporation or its subsidiaries are reflected in the Consolidated Statements of Financial Position. All letters of credit expire within one year and are expected to be renewed, as needed, in the normal course of business. The total outstanding letters of credit as at Dec. 31, 2011 was $328 million (Dec. 31, 2010 - $297 million, Jan. 1, 2010 - $334 million) with no (Dec. 31, 2010 - nil, Jan. 1, 2010 - nil) amounts exercised by third parties under these arrangements. TransAlta has a total of $2.0 billion (Dec. 31, 2010 - $2.0 billion, Jan. 1, 2010 - $2.1 billion) of committed credit facilities, of which $0.9 billion (Dec. 31, 2010 - $1.1 billion, Jan. 1 2010 - $0.7 billion) is not drawn, and is available as of Dec. 31, 2011, subject to customary borrowing conditions.

In addition to the $0.9 billion available under the credit facilities, TransAlta also has $49 million of cash available.

23.  Deferred Credits and Other Long-Term Liabilities

The components of deferred credits and other long-term liabilities are as follows:

As at	Dec. 31, 2011	Dec. 31, 2010	Jan. 1, 2010

Deferred coal revenues	66	61	51
Long-term power contracts	24	28	32
Defined benefit obligation (Note 28)	190	161	138
Long-term incentive accruals	18	8	-
Other	7	11	15

Total deferred credits and other long-term liabilities	305	269	236

The long-term power contracts represent the fair value adjustments for various plants to deliver power at less than the prevailing market price at the time of the acquisition. The long-term power contracts are amortized on a straight-line basis over the life of the contract.

Deferred coal revenues consist of payments received from Keephills 3 Limited Partnership for future coal deliveries prior to the commercial operations of the Keephills Unit 3 facility. These amounts are being amortized into revenue over the life of the coal supply agreement since commercial operations of Keephills Unit 3 began on Sept. 1, 2011.

133	TransAlta Corporation
	2011 Annual Report	Notes to Consolidated Financial Statements

24.  Common Shares

A.           Issued and Outstanding

TransAlta is authorized to issue an unlimited number of voting common shares without nominal or par value.

Year ended Dec. 31	2011		2010

	Common		Common
	shares		shares
	(millions)	Amount	(millions)	Amount

Issued and outstanding, beginning of year	220.3	2,204	218.4	2,164
Issued under dividend reinvestment and share purchase plan	3.2	67	1.6	35
Issued under share-based payment plans (Note 27)	0.1	2	0.1	1
Issued under PSOP (Note 27)	-	-	0.2	4

Issued and outstanding, end of year	223.6	2,273	220.3	2,204

During 2010, no shares were acquired or cancelled under the Normal Course Issuer Bid program prior to its expiry on May 6, 2010.

B.           Shareholder Rights Plan

The primary objective of the Shareholder Rights Plan is to provide the Corporation’s Board of Directors sufficient time to explore and develop alternatives for maximizing shareholder value if a takeover bid is made for the Corporation and to provide every shareholder with an equal opportunity to participate in such a bid. The plan was originally approved in 1992, and has been revised since that time to ensure conformity with current practices. The plan is put before the shareholders every three years for approval, and was last approved on April 29, 2010.

When an acquiring shareholder commences a bid to acquire 20 per cent or more of the Corporation’s common shares, other than by way of a Permitted Bid, where the offer is made to all shareholders by way of a takeover bid circular, the rights granted under the Shareholder Rights Plan become exercisable by all shareholders except those held by the acquiring shareholder. Each right will entitle a shareholder, other than the acquiring shareholder, to acquire an additional $200 worth of common shares for $100.

C.           Dividend Reinvestment and Share Purchase (“DRASP”) Plan

Under the terms of the existing DRASP plan, eligible participants are able to purchase additional common shares by reinvesting dividends or making additional contributions. On February 21, 2012, the Corporation added a Premium DividendTM Component to its existing DRASP Plan. The amended and restated plan is called the Premium DividendTM, Dividend Reinvestment and Optional Common Share Purchase Plan (“the Plan”), and provides eligible shareholders with two options: i) to reinvest dividends at a current three per cent discount to the average market price towards the purchase of new common shares of the Corporation (the Dividend Reinvestment Component) or; ii) to receive a premium cash payment equivalent to 102 per cent of the reinvested dividends (the Premium DividendTM Component). The discount on reinvested dividends can be adjusted to between zero to five per cent at the discretion of the Board of Directors. Participants will also be eligible to purchase new shares at a three per cent discount to the average market price under the optional cash payment component (the OCP Component) of the Plan by directly investing up to $5,000 per quarter. Eligible shareholders are not required to participate in the plan. Those shareholders who have not elected or been deemed to have elected to participate in the plan will continue to receive their quarterly cash dividends in the usual manner.

During the year ended Dec. 31, 2011, the Corporation issued 3.2 million common shares (2010 - 1.6 million) for $67 million (2010 - $35 million).

D.           Earnings Per Share

Year ended Dec. 31	2011	2010

Net earnings attributable to common shareholders	290	255
Basic and diluted weighted average number of common shares outstanding	222	219

Net earnings per share attributable to common shareholders, basic and diluted	1.31	1.16

The effect of the stock options, PSOP and DRASP plan, does not materially affect the calculation of the total weighted average number of common shares outstanding (Note 27).

	TransAlta Corporation	134
Notes to Consolidated Financial Statements	2011 Annual Report

E.            Dividends

The following table summarizes the common share dividends declared in 2011 and 2010:

			Dividends			Dividends paid
		Dividend	payable as at	Total	Dividends	in shares under
Date declared	Payment date	per share ($)	Dec. 31, 2011	dividends	paid in cash	DRASP

Apr. 28, 2011	July 1, 2011	0.29	-	64	48	16
July 27, 2011	Oct. 1, 2011	0.29	-	65	48	17
Oct. 27, 2011	Jan. 1, 2012	0.29	66	65	45	20

Total		0.87	66	194

			Dividends			Dividends paid
		Dividend	payable as at	Total	Dividends	in shares under
Date declared	Payment date	per share ($)	Dec. 31, 2010	dividends	paid in cash	DRASP

Jan. 29, 2010	April 1, 2010	0.29	-	63	60	3
April 1, 2010	July 1, 2010	0.29	-	64	49	15
July 22, 2010	Oct. 1, 2010	0.29	-	63	46	17
Oct. 28, 2010	Jan. 1, 2011	0.29	64	64	47	17
Dec. 7, 2010	April 1, 2011	0.29	65	65	48	17

Total		1.45	129	319

25.  Preferred Shares

A.           Issued and Outstanding

TransAlta is authorized to issue an unlimited number of first preferred shares. The rights, privileges, restrictions and conditions attaching to such shares are determined by the Board of Directors, subject to certain limitations.

Year ended Dec. 31, 2011

	Number of		Dividend rate	Redemption
	shares (millions)	Amount	per share ($)	price per share

Issued and outstanding, beginning of year	12	293	1.15	25
Issued [1]	11	269	1.15	25

Issued and outstanding, end of year	23	562

1  Net of after-tax issuance costs of $6 million ($8 million issuance costs, less tax-effects of $2 million).

Year ended Dec. 31, 2010

	Number of		Dividend rate	Redemption
	shares (millions)	Amount	per share ($)	price per share

Issued and outstanding, beginning of year	-	-	-	-
Issued [2]	12	293	1.15	25

Issued and outstanding, end of year	12	293

2  Net of after-tax issuance costs of $7 million ($9 million issuance costs, less tax-effects of $2 million).

On Nov. 30, 2011, TransAlta completed a public offering of 11 million Series C Cumulative Redeemable Rate Reset First Preferred Shares under a prospectus supplement to the short form base shelf prospectus dated Nov. 15, 2011 for gross proceeds of $275 million. The holders of the preferred shares are entitled to receive fixed cumulative cash dividends at an annual rate of $1.15 per share as approved by the Board of Directors, payable quarterly, yielding 4.60 per cent per annum, for the initial period ending June 30, 2017. The dividend rate will reset on June 30, 2017 and every five years thereafter to a yield per annum equal to the sum of the then five-year Government of Canada bond yield plus 3.10 per cent. The preferred shares are redeemable at the option of TransAlta on or after June 30, 2017 and on June 30 of every fifth year thereafter at a price of $25.00 per share plus all declared and unpaid dividends.

135	TransAlta Corporation
	2011 Annual Report	Notes to Consolidated Financial Statements

The Series C preferred shareholders will have the right at their option to convert their shares into Series D Cumulative Redeemable Rate Reset First Preferred Shares on June 30, 2017 and on June 30 of every fifth year thereafter. The holders of Series D preferred shares will be entitled to receive quarterly floating rate cumulative dividends as approved by the Board of Directors at a yield per annum equal to the sum of the then three-month Government of Canada Treasury Bill rate plus 3.10 per cent.

On Dec. 10, 2010, TransAlta completed a public offering of 12 million Series A Cumulative Redeemable Rate Reset First Preferred Shares under a prospectus supplement to the short form base shelf prospectus dated Oct. 19, 2009 for gross proceeds of $300 million. The holders of the preferred shares are entitled to receive fixed cumulative cash dividends at an annual rate of $1.15 per share as approved by the Board of Directors, payable quarterly, yielding 4.60 per cent per annum, for the initial period ending March 31, 2016. The dividend rate will reset on March 31, 2016 and every five years thereafter to a yield per annum equal to the sum of the then five-year Government of Canada bond yield plus 2.03 per cent. The preferred shares are redeemable at the option of TransAlta on or after March 31, 2016 and on March 31 of every fifth year thereafter at a price of $25.00 per share plus all declared and unpaid dividends. The first dividend was declared on Dec. 13, 2010.

The Series A preferred shareholders will have the right at their option to convert their shares into Series B Cumulative Redeemable Rate Reset First Preferred Shares on March 31, 2016 and on March 31 of every fifth year thereafter. The holders of Series B preferred shares will be entitled to receive quarterly floating rate cumulative dividends as approved by the Board of Directors at a yield per annum equal to the sum of the then three-month Government of Canada Treasury Bill rate plus 2.03 per cent.

B.           Dividends

The following table summarizes the preferred share dividends on the Series A Cumulative Redeemable Rate Reset First Preferred Shares, declared in 2011 and 2010:

			Dividends
		Dividend per	payable as at	Total
Date declared	Payment date	share ($)	Dec. 31, 2011	dividends

Apr. 28, 2011	June 30, 2011	0.2875	-	3
July 27, 2011	Sept. 30, 2011	0.2875	-	4
Oct. 27, 2011	Dec. 31, 2011	0.2875	-	4

Total		0.8625	-	11

			Dividends
		Dividend per	payable as at	Total
Date declared	Payment date	share ($)	Dec. 31, 2010	dividends

Dec. 13, 2010	March 31, 2011	0.3497	1	4

Total		0.3497	1	4

At Dec. 31, 2011, $1 million of dividends on the Series C Cumulative Redeemable Rate Reset First Preferred Shares were accrued. There were no dividends declared in 2011.

	TransAlta Corporation	136
Notes to Consolidated Financial Statements	2011 Annual Report

26.  Accumulated Other Comprehensive (Loss) Income

The components of, and changes in, Accumulated other comprehensive (loss) income are as follows:

	2011	2010
Currency translation adjustment
Balance, Jan. 1	(27)	-
Gains (losses) on translating net assets of foreign operations	32	(57)
(Losses) gains on financial instruments designated as hedges of foreign operations [1]	(33)	33
Reclassification of gains on translation of foreign operations to net earnings, net of tax [2]	-	(3)
Balance, Dec. 31	(28)	(27)
Cash flow hedges
Balance, Jan. 1	232	189
(Losses) gains on derivatives designated as cash flow hedges, net of tax [3]	(83)	164
Reclassification of losses on derivatives designated as cash flow hedges to net earnings, net of tax [4]	-	8
Reclassification of gains on derivatives designated as cash flow hedges to non-financial assets, net of tax [5]	(177)	(129)
Balance, Dec. 31	(28)	232
Employee future benefits
Balance, Jan. 1	(20)	-
Net actuarial losses on defined benefit plans, net of tax [6]	(26)	(20)
Balance, Dec. 31	(46)	(20)
Total AOCI	(102)	185

1         Net of income tax recovery of 5 for the year ended Dec. 31, 2011 (2010 - 6 expense).

2         Net of income tax of nil for the year ended Dec. 31, 2011 (2010 - nil).

3         Net of income tax recovery of 7 for the year ended Dec. 31, 2011 (2010 - 87 expense).

4         Net of income tax of nil for the year ended Dec. 31, 2011 (2010 - 3 recovery).

5         Net of income tax expense of 94 for the year ended Dec. 31, 2011 (2010 - 65 expense).

6         Net of income tax recovery of 9 for the year ended Dec. 31, 2011 (2010 - 7 recovery).

27.  Share-Based Payment Plans

At Dec. 31, 2011, the Corporation had two types of share-based payment plans and an employee share purchase plan.

The Corporation is authorized to grant employees options to purchase up to an aggregate of 13.0 million common shares at prices based on the market price of the shares as determined on the grant date. The Corporation has reserved 13.0 million common shares for issue.

A.           Stock Option Plans

I.                  Canadian Employee Plan

This plan is offered to all full-time and part-time employees in Canada below the level of manager. Options granted under this plan may not be exercised until one year after grant and thereafter at an amount not exceeding 25 per cent of the grant per year on a cumulative basis until the fifth year, after which the entire grant may be exercised until the tenth year, which is the expiry date.

II.               U.S. Plan

This plan mirrors the rules of the Canadian plan and is offered to all full-time and part-time employees in the U.S.

137	TransAlta Corporation
	2011 Annual Report	Notes to Consolidated Financial Statements

III.            Australian Phantom Plan

This plan came into effect in 2001 and was offered to all full-time and part-time employees in Australia below the level of manager. Options under this plan are not physically granted; rather, employees receive the equivalent value of shares in cash when exercised. Options granted under this plan may not be exercised until one year after grant and thereafter at an amount not exceeding 25 per cent of the grant per year on a cumulative basis until the fifth year, after which the entire grant may be exercised until the tenth year, which is the expiry date.

IV.           Total Plan Information

The total options outstanding and exercisable under these stock option plans at Dec. 31, 2011 are outlined below:

	Options outstanding		Options exercisable
	Number	Weighted average		Number
	outstanding at	remaining	Weighted average	exercisable at	Weighted average
Range of exercise	Dec. 31, 2011	contractual life	exercise price	Dec. 31, 2011	exercise price
prices (per share)	(millions)	(years)	(per share)	(millions)	(per share)
11.13 - 17.18	0.1	2.2	14.55	0.1	14.55
17.19 - 23.23	1.0	6.6	21.33	0.4	20.20
23.24 - 29.28	-	-	-	-	-
29.29 - 35.32	0.6	6.1	32.12	0.5	32.12
11.13 - 35.32	1.7	6.1	25.10	1.0	24.46

The change in the number of options outstanding under the option plans is outlined below:

Year ended Dec. 31	2011		2010
	Number of	Weighted average	Number of	Weighted average
	share options	exercise price	share options	exercise price
	(millions)	(per share)	(millions)	(per share)
Outstanding, beginning of year	2.2	24.94	1.5	26.36
Granted	-	-	0.9	22.27
Exercised	-	-	(0.1)	16.20
Forfeited	(0.5)	25.35	(0.1)	26.61
Outstanding, end of year	1.7	25.10	2.2	24.94

The Corporation uses the fair value method of accounting for awards granted under its stock option plans.

No stock options were granted in 2011. On Feb. 1, 2010, 0.9 million stock options were granted at a strike price of $22.46, being the last sale price of board lots of the shares on the Toronto Stock Exchange the day prior to the day the options were granted for Canadian employees, and U.S.$20.75, being the closing sale price on the New York Stock Exchange on the same date for U.S. employees. These options will vest in equal instalments over four years starting Feb. 1, 2011 and expire after 10 years. The estimated weighted average fair value of these options granted was determined using the Black-Scholes option-pricing model and the following weighted average assumptions, resulting in a weighted average fair value of $3.63 per option:

2010
Risk-free interest rate (%)	2.4
Expected life of the options (years)	5.0
Dividend rate (%)	5.1
Volatility in the price of the corporation’s shares (%)	29.4
Forfeiture rate (%)	9.6

The expected life of the option and volatility in the share price is based on historical data and is not necessarily indicative of exercise patterns that may occur. The expected volatility reflects the assumption that the historical volatility over a period similar to the life of the option is indicative of future trends, which may also not necessarily be the actual outcome.

The expense recognized arising from equity-settled share-based payment transactions was $2 million (2010 - $2 million).

	TransAlta Corporation	138
Notes to Consolidated Financial Statements	2011 Annual Report

B.          Performance Share Ownership Plan

Under the terms of the PSOP, which commenced in 1997, the Corporation is authorized to award to employees and directors up to an aggregate of 4.0 million common shares. During 2010, the authorized amount was increased to 6.5 million common shares. The number of common shares that could be issued under both the PSOP and the share option plans, however, cannot exceed 13.0 million common shares. Participants in the PSOP receive grants which, after three years, make them eligible to receive a set number of common shares, including the value of reinvested dividends over the period, or cash equivalent up to the maximum of the grant amount plus any accrued dividends thereon. The ultimate awarding of PSOP in any year is at the discretion of TransAlta’s Human Resource Committee (“HRC”). Once a participant’s PSOP eligibility for an award has been established, 50 per cent of the shares may be released to the participant when the Board of Directors use share settlements on the awards, while the remaining 50 per cent will be held in trust for one additional year for employees below vice-president level, and for two additional years for employees at the vice-president level and above. If the awards are paid out in cash, they are paid immediately. The actual number of common shares or cash equivalent a participant may receive is determined by the percentile ranking of the total shareholder return over three years of the Corporation’s common shares amongst the companies comprising the comparator group. The expense related to this plan is recognized during the period earned, with the corresponding payable recorded in liabilities. The liability is valued using the closing share price.

Year ended Dec. 31 (millions)	2011	2010
Number of grants outstanding, beginning of year	1.7	1.0
Granted	1.4	1.2
Awarded by HRC	-	(0.2)
Forfeited	(0.2)	(0.3)
Number of grants outstanding, end of year	2.9	1.7

In 2011, pre-tax PSOP compensation expense was $9 million (2010 - $7 million), which is included in OM&A expense in the Consolidated Statements of Earnings. In 2011, 50,560 common shares (2010 - 166,169 common shares) were issued at $21.15 per share (2010 - $23.48 per share).

C.          Employee Share Purchase Plan

Under the terms of the employee share purchase plan, the Corporation will extend an interest-free loan (up to 30 per cent of an employee’s base salary) to employees below executive level and allow for payroll deductions over a three-year period to repay the loan. Executives are not eligible for this program in accordance with the Sarbanes-Oxley legislation. An agent will purchase these common shares on the open market on behalf of employees at prices based on the market price of the shares as determined on the date of purchase. Employee sales of these shares are handled in the same manner. At Dec. 31, 2011, accounts receivable from employees under the plan totalled $1 million (Dec. 31, 2010 - $2 million, Jan. 1, 2010 - $3 million).

28.  Employee Future Benefits

A.          Description

The Corporation has registered pension plans in Canada and the U.S. covering substantially all employees of the Corporation in these countries and specific named employees working internationally. These plans have defined benefit and defined contribution options, and in Canada there is an additional supplemental defined benefit plan for certain employees whose annual earnings exceed the Canadian income tax limit. The Canadian and U.S. defined benefit pension plans are closed to new entrants. The U.S. defined benefit pension plan was frozen effective December 31, 2010, resulting in no future benefits being earned.

The latest actuarial valuations for accounting purposes of the Canadian and U.S. pension plans was at Dec. 31, 2011 and Jan. 1, 2011, respectively. The measurement date used to determine the fair value of plan assets and the present value of the defined benefit obligation was Dec. 31, 2011. The last actuarial valuation for funding purposes of the Canadian registered plan was Dec. 31, 2009, and the effective date of the next required valuation for funding purposes is Dec. 31, 2012. The last actuarial valuation for funding purposes of the U.S. pension plan was Jan 1, 2011 which is prepared and filed on an annual basis. The supplemental pension plan is solely the obligation of the Corporation. The Corporation is not obligated to fund the supplemental plan but is obligated to pay benefits under the terms of the plan as they come due. The Corporation has posted a letter of credit in the amount of $63 million to secure the obligations under the supplemental plan.

139	TransAlta Corporation
	2011 Annual Report	Notes to Consolidated Financial Statements

The Corporation provides other health and dental benefits to the age of 65 for both disabled members and retired members (other post-employment benefits). The latest actuarial valuation of these Canadian and U.S. plans was as at Dec. 31, 2010 and Jan. 1, 2011, respectively. The measurement date used to determine the present value of the defined benefit obligation for both Plans was Dec. 31, 2011.

B.          Costs Recognized

The costs recognized during the year on the defined benefit, defined contribution, and other health and dental benefit plans are as follows:

Year ended Dec. 31, 2011	Registered	Supplemental	Other	Total
Current service cost	2	2	2	6
Interest cost	19	4	1	24
Expected return on plan assets	(21)	-	-	(21)
Past service costs	-	1	-	1
Defined benefit expense	-	7	3	10
Defined contribution expense	19	-	-	19
Net expense	19	7	3	29

Year ended Dec. 31, 2010	Registered	Supplemental	Other	Total
Current service cost	2	2	2	6
Interest cost	21	4	2	27
Expected return on plan assets	(21)	-	-	(21)
Curtailment	(1)	-	(1)	(2)
Defined benefit expense	1	6	3	10
Defined contribution expense	19	-	-	19
Net expense	20	6	3	29

The amounts recognized in OCI during the year are as follows:

	Registered	Supplemental	Other	Total
Balance, Jan. 1, 2010	-	-	-	-
Actuarial (loss) gain	(23)	(8)	3	(28)
Balance, Dec. 31, 2010	(23)	(8)	3	(28)
Actuarial (loss)	(31)	(3)	(1)	(35)
Balance, Dec. 31, 2011	(54)	(11)	2	(63)

The history of experience adjustments is as follows:

Year ended Dec. 31, 2011	Registered	Supplemental	Other	Total
Experience adjustments on plan assets	(10)	-	-	(10)
Experience adjustments on plan liabilities	(21)	(3)	(1)	(25)

Year ended Dec. 31, 2010	Registered	Supplemental	Other	Total
Experience adjustments on plan assets	7	-	-	7
Experience adjustments on plan liabilities	(30)	(8)	3	(35)

	TransAlta Corporation	140
Notes to Consolidated Financial Statements	2011 Annual Report

C.           Status of Plans

The status of the defined benefit and other health and dental benefit plans is as follows:

As at Dec. 31, 2011	Registered	Supplemental	Other	Total
Fair value of plan assets	294	5	-	299
Present value of defined benefit obligation	396	71	32	499
Funded status - plan deficit	(102)	(66)	(32)	(200)
Amount recognized in the consolidated financial statements:
Accrued current liabilities	(3)	(4)	(3)	(10)
Other long-term liabilities	(99)	(62)	(29)	(190)
Total amount recognized	(102)	(66)	(32)	(200)
As at Dec. 31, 2010	Registered	Supplemental	Other	Total
Fair value of plan assets	304	4	-	308
Present value of defined benefit obligation	382	66	29	477
Funded status - plan deficit	(78)	(62)	(29)	(169)
Amount recognized in the consolidated financial statements:
Accrued current liabilities	-	(5)	(3)	(8)
Other long-term liabilities	(78)	(57)	(26)	(161)
Total amount recognized	(78)	(62)	(29)	(169)

D.           Plan Assets

The plan assets of the defined benefit and other health and dental benefit plans are as follows:

	Registered	Supplemental	Other	Total
Fair value of plan assets as at Jan. 1, 2010	299	3	-	302
Expected return on plan assets	21	-	-	21
Contributions	5	4	3	12
Benefits paid	(26)	(3)	(3)	(32)
Effect of translation on U.S. plans	(2)	-	-	(2)
Actual return on plan assets [1]	7	-	-	7
Fair value of plan assets as at Dec. 31, 2010	304	4	-	308
Expected return on plan assets	21	-	-	21
Contributions	7	5	2	14
Benefits paid	(28)	(4)	(2)	(34)
Actual return on plan assets [1]	(10)	-	-	(10)
Fair value of plan assets as at Dec. 31, 2011	294	5	-	299

1  Net of expenses.

141	TransAlta Corporation
	2011 Annual Report	Notes to Consolidated Financial Statements

The allocation of defined benefit plan assets by major asset category at 2011 and 2010 is as follows:

Year ended Dec. 31, 2011 (per cent)	Registered	Supplemental
Equity securities	49	-
Debt securities	49	-
Money market investments	1	-
Cash and cash equivalents	1	100
Total	100	100
Year ended Dec. 31, 2010 (per cent)	Registered	Supplemental
Equity securities	51	-
Debt securities	46	-
Cash and cash equivalents	3	100
Total	100	100

Plan assets do not include any common shares of the Corporation at Dec. 31, 2011 and Dec. 31, 2010. The Corporation charged the registered plan $0.1 million for administrative services provided for the year ended Dec. 31, 2011 (Dec. 31, 2010 - $0.1 million).

E.            Defined Benefit Obligation

The present value of the defined benefit obligation for the defined benefit and other health and dental benefit plans is as follows:

	Registered	Supplemental	Other	Total
Present value of defined benefit obligation as at Jan. 1, 2010	358	55	33	446
Current service cost	2	2	2	6
Interest cost	21	4	2	27
Benefits paid	(26)	(3)	(3)	(32)
Curtailment	(1)	-	(1)	(2)
Effect of translation on U.S. plans	(2)	-	(1)	(3)
Actuarial loss (gain)	30	8	(3)	35
Present value of defined benefit obligation as at Dec. 31, 2010	382	66	29	477
Current service cost	2	2	2	6
Past service cost	-	1	-	1
Interest cost	19	3	2	24
Benefits paid	(28)	(4)	(2)	(34)
Actuarial loss	21	3	1	25
Present value of defined benefit obligation as at Dec. 31, 2011	396	71	32	499

F.            Contributions

The expected employer contributions on the defined benefit and other health and dental benefit plans are as follows:

	Registered	Supplemental	Other	Total
Expected employer contributions (2012)	3	4	3	10

	TransAlta Corporation	142
Notes to Consolidated Financial Statements	2011 Annual Report

G.          Assumptions

.

The significant actuarial assumptions adopted in measuring the Corporation’s defined benefit liability of the defined benefit and other health and dental benefit plans are as follows:

As at Dec. 31, 2011 (per cent)	Registered	Supplemental	Other
Defined benefit liability
Discount rate	4.8	4.8	4.8
Rate of compensation increase	3.0	3.0	-
Expected rate of return on plan assets	7.1	-	-
Assumed health care cost trend rate
Health care cost escalation	-	-	8.3	[1]
Dental care cost escalation	-	-	4.0
Provincial health care premium escalation	-	-	6.0

1  Decreasing gradually to five per cent by 2018 for Canadian plans and by 2017-2020 for U.S. plans and remaining at that level thereafter.

As at Dec. 31, 2010 (per cent)	Registered	Supplemental	Other
Defined benefit liability
Discount rate	5.2	5.3	5.0
Rate of compensation increase	3.0	3.0	-
Expected rate of return on plan assets	7.1	-	-
Assumed health care cost trend rate
Health care cost escalation	-	-	8.7	[2]
Dental care cost escalation	-	-	4.0
Provincial health care premium escalation	-	-	6.0

2  Decreasing gradually to five per cent by 2018 for Canadian plans and by 2017-2020 for U.S. plans and remaining at that level thereafter.

The expected rate of return on plan assets is based on past performance and economic forecasts for the types of investments held by the plan.

H.           Sensitivity Analysis

The following changes would occur in the defined benefit and other health and dental benefit plans if there was a change of +/- one percentage point in the discount rate, health care cost trend rate, or expected rate of return on plan assets:

	Canadian plans			U.S. plans
Year ended Dec. 31, 2011	Registered	Supplemental	Other	Pension	Other
1% increase in the discount rate
Impact on 2011 defined benefit obligation	(34)	(8)	(2)	(2)	(1)
Impact on 2012 estimated expense	1	-	-	-	-
1% decrease in the discount rate
Impact on 2011 defined benefit obligation	41	11	2	3	1
Impact on 2012 estimated expense	(2)	-	-	-	-
1% increase in the health care cost trend rate
Impact on 2011 defined benefit obligation	-	-	2	-	1
Impact on 2012 estimated expense	-	-	-	-	-
1% decrease in the health care cost trend rate
Impact on 2011 defined benefit obligation	-	-	(2)	-	(1)
Impact on 2012 estimated expense	-	-	-	-	-
1% increase in the expected rate of return on plan assets
Impact on 2012 estimated expense	(3)	-	-	-	-
1% decrease in the expected rate of return on plan assets
Impact on 2012 estimated expense	3	-	-	-	-

143	TransAlta Corporation
	2011 Annual Report	Notes to Consolidated Financial Statements

29.  Joint Ventures

Joint ventures at Dec. 31, 2011 included the following:

	Ownership
Jointly controlled assets	(per cent)	Description
Sheerness	50	Coal-fired plant in Alberta, of which TA Cogen has a 50 per cent interest, operated by ATCO Power
Fort Saskatchewan	60	Cogeneration plant in Alberta, of which TA Cogen has a 60 per cent interest, operated by TransAlta
McBride Lake	50	Wind generation facilities in Alberta operated by TransAlta
Goldfields Power	50	Gas-fired plant in Australia operated by TransAlta
Genesee Unit 3	50	Coal-fired plant in Alberta operated by Capital Power Corporation
Keephills Unit 3	50	Coal-fired plant operated by TransAlta
Soderglen	50	Wind generation facilities in Alberta operated by TransAlta
Pingston	50	Hydro facility in British Columbia operated by TransAlta
Project Pioneer	25	Prototype carbon capture and storage facility under construction to be operated by TransAlta

	Ownership
Jointly controlled entities	(per cent)	Description
CE Gen	50	Geothermal and gas plants in the United States operated by CE Gen affiliates
Wailuku	50	A run-of-river generation facility in Hawaii operated by MidAmerican Energy Holdings Company

30.  Changes in Non-Cash Operating Working Capital

Year ended Dec. 31	2011	2010
(Use) source:
Accounts receivable	(130)	(7)
Prepaid expenses	3	6
Income taxes receivable	13	17
Inventory	(27)	31
Accounts payable and accrued liabilities	(16)	1
Provisions	35	(13)
Income taxes payable	7	(2)
Change in non-cash operating working capital	(115)	33

31.  Capital

TransAlta’s capital is comprised of the following:

			Increase/
As at	Dec. 31, 2011	Dec. 31, 2010	(decrease)
Current portion of long-term debt	316	237	79
Less: cash and cash equivalents	(49)	(35)	(14)
	267	202	65
Long-term debt	3,721	3,823	(102)
Equity
Non-controlling interests	358	431	(73)
Preferred shares	562	293	269
Common shares	2,273	2,204	69
Contributed surplus	9	7	2
Retained earnings	527	431	96
Accumulated other comprehensive (loss) income	(102)	185	(287)
	7,348	7,374	(26)
Total capital	7,615	7,576	39

	TransAlta Corporation	144
Notes to Consolidated Financial Statements	2011 Annual Report

Total capital remains largely unchanged from the beginning of the year. Changes in the balances of the components of capital are as follows:

Long-term debt (including current portion) decreased primarily due to the payout on the maturity of the medium term notes; a net increase in amounts outstanding under credit facilities; and unfavourable foreign exchange movements (Note 22).

Preferred shares increased in 2011 are a result of the issuance of 11 million Series C Preferred Shares for net proceeds of $269 million (Note 25).

AOCI decreased in 2011 primarily due to the recognition of unrealized losses on derivatives designated as hedging instruments and higher reclassifications to net earnings of unrealized gains related to ineffective hedging relationships.

TransAlta’s overall capital management strategy and its objectives in managing capital have remained unchanged from Dec. 31, 2010, and are as follows:

A.           Maintain an Investment Grade Credit Rating

The Corporation operates in a long-cycle and capital-intensive commodity business, and it is therefore a priority to maintain an investment grade credit rating as it allows the Corporation to access capital markets at reasonable rates. TransAlta monitors key credit ratios similar to those used by key rating agencies. While these ratios are not publicly available from credit agencies, TransAlta’s management has defined these ratios and seeks to manage the Corporation’s capital in line with the following targets:

Cash flow to interest coverage is calculated as cash flow from operating activities before changes in working capital plus net interest expense divided by interest on debt less interest income. The Corporation’s goal is to maintain this ratio in a range of four to five times.

Cash flow to debt is calculated as cash flow from operating activities before changes in working capital divided by average total debt. The Corporation’s goal is to maintain this ratio in a range of 20 to 25 per cent.

Debt to invested capital is calculated as debt less cash and cash equivalents divided by debt, non-controlling interests, and shareholders’ equity less cash and cash equivalents. The Corporation’s goal is to maintain this ratio in a range of 55 to 60 per cent.

These ratios are outlined below:

	Dec. 31, 2011	Dec. 31, 2010	Target
Cash flow to interest coverage (times) [1]	4.4	4.6	Minimum of 4
Cash flow to debt (%) [1]	20.2	19.6	Minimum of 25
Debt to invested capital (%)	52.4	53.1	Maximum of 55

1  Last 12 months.

Cash flow to interest coverage decreased in 2011 compared to 2010 primarily due to lower capitalized interest. Cash flow to debt improved in 2011 compared to 2010 due to lower average debt levels in 2011. Debt to invested capital decreased as at Dec. 31, 2011 compared to 2010 due to lower debt levels and higher net earnings.

TransAlta routinely monitors forecasted net earnings, cash flows, capital expenditures, and scheduled repayment of debt with a goal of meeting the above ratio targets and to meet dividend and capital asset expenditure requirements.

B.           Ensure Sufficient Cash and Credit is Available to Fund Operations, Pay Dividends, and Invest in Capital Assets

For the year ended Dec. 31, 2011, net cash outflows, after cash dividends and capital asset additions, are summarized below:

			(Decrease)
			increase in
Year ended Dec. 31	2011	2010	cash flows

Cash flow from operating activities	694	838	(144)
Dividends paid on common shares	(191)	(216)	25
Capital asset expenditures	(453)	(808)	355
Net cash outflow (inflow)	50	(186)	236

145	TransAlta Corporation
	2011 Annual Report	Notes to Consolidated Financial Statements

The increase in total net cash flows primarily resulted from lower capital asset expenditures and lower common share dividends paid in cash as a result of the DRASP plan. TransAlta maintains sufficient cash balances and committed credit facilities to fund periodic net cash outflows related to its business. At Dec. 31, 2011, $0.9 billion of the Corporation’s available credit facilities were not drawn.

TransAlta maintains sufficient cash balances and committed credit facilities to fund periodic net cash outflows related to its business. At Dec. 31, 2011, $0.9 billion of the Corporation’s available credit facilities were not drawn.

Periodically, TransAlta opportunistically accesses the capital market to help fund some of these periodic net cash outflows, to maintain its available liquidity, and to maintain its capital structure and credit metrics within targeted ranges.

During 2011, the Corporation issued 3.3 million common shares for total net proceeds of $69 million. The Corporation also issued 11.0 million Series C Preferred Shares for total net proceeds of $269 million.

During 2010, the Corporation issued 1.9 million common shares for total net proceeds of $40 million. The Corporation also issued 12.0 million Preferred Shares for total net proceeds of $293 million.

Dividends on the Corporation’s common shares are at the discretion of the Board. In determining the payment and level of future dividends, the Board considers the Corporation’s financial performance, its results of operations, cash flow and needs with respect to financing ongoing operations and growth, balanced against returning capital to shareholders.

32.  Prior Period Regulatory Decision

In response to complaints filed by San Diego Gas & Electric Company, the California Attorney General, and other government agencies, the Federal Energy Regulatory Commission (“FERC”) ordered TransAlta to refund approximately U.S.$47 million for sales made by it in the organized markets of the California Power Exchange, the California Independent System Operator and the California Department of Water Resources during the 2000-2001 period. In addition, the California parties have sought additional refunds which to date have been rejected by FERC. TransAlta does not believe the California parties will be successful in obtaining additional refunds and is pursuing cost offsets to the refunds awarded by FERC. TransAlta established a U.S.$47 million provision to cover any potential refunds and continues to seek relief from this obligation. A final ruling is not expected in the near future.

33.  Related Party Transactions

Details of the Corporation’s principal operating subsidiaries are as follows:

Subsidiary	Country	Ownership (per cent)	Principal activity
TransAlta Generation Partnership	Canada	100	Generation and sale of electricity
TransAlta Cogeneration, L.P.	Canada	50.01	Generation and sale of electricity
TransAlta Centralia Generation, LLC	U.S.	100	Generation and sale of electricity
TransAlta Energy Marketing Corp.	Canada	100	Energy trading
TransAlta Energy Marketing (U.S.) Inc.	U.S.	100	Energy trading
TransAlta Energy (Australia) Pty Ltd.	Australia	100	Generation and sale of electricity
Canadian Hydro Developers, Inc.	Canada	100	Generation and sale of electricity

Transactions between the Corporation and its subsidiaries have been eliminated on consolidation and are not disclosed.

Transactions with Key Management Personnel

TransAlta’s key management personnel include the President and CEO, the Chief Officers reporting directly to the President and CEO, and the Board of Directors. Key management personnel compensation is as follows:

Year ended Dec. 31	2011	2010
Total compensation	12	11
Comprised of:
Short-term employee benefits	6	7
Post-employment benefits	1	1
Other long-term benefits	1	1
Share-based payment	4	2

	TransAlta Corporation	146
Notes to Consolidated Financial Statements	2011 Annual Report

34.  Commitments

In addition to the commitments disclosed in the previous notes, the Corporation has entered into a number of long-term gas purchase agreements, transportation and transmission agreements, royalty and right-of-way agreements in the normal course of operations.

Approximate future payments under the fixed price purchase contracts, transmission, operating leases, mining agreements, long-term service agreements, interest on long-term debt, and growth project commitments are as follows:

	Fixed price gas purchase		Coal supply	Long-term	Growth
	and transportation		and mining	service	project
	contracts	Transmission	agreements	agreements	commitments	Total

2012	78	6	54	18	220	376
2013	45	8	54	17	-	124
2014	43	8	54	17	-	122
2015	22	8	54	17	-	101
2016	20	8	59	9	-	96
2017 and thereafter	484	5	291	3	-	783
Total	692	43	566	81	220	1,602

A.           Fixed Price Gas Purchase and Transportation Contracts

Several of the Corporation’s plants have fixed price natural gas purchase and related transportation contracts in place.

B.           Transmission

TransAlta has several agreements to purchase 400 MW of Pacific Northwest transmission network capacity. Provided certain conditions for delivering the service are met, the Corporation is committed to the transmission at the supplier’s tariff rate whether it is awarded immediately or delivered in the future after additional facilities are constructed.

C.           Coal Supply and Mining Agreements

Centralia Thermal has various coal supply and associated rail transport contracts to provide coal for use in production. The coal supply agreements allow TransAlta to take delivery of coal at fixed volumes and prices, with dates extending to 2012.

At Alberta Thermal, the mine is operated by a third party who is paid a base fixed fee, adjusted by an incentive or penalty based on actual versus budgeted volumes and costs, to supply coal for the Corporation’s plants. The contract expires Dec. 31, 2020.

D.           Long-Term Service Agreements

TransAlta has various service agreements in place, primarily for repairs and maintenance that may be required on turbines at various wind generating facilities.

E.            Growth Project Commitments

On Sept. 13, 2010, TransAlta obtained approval from the Board of Directors for a 15 MW efficiency uprate at Unit 3 of its Sundance facility. The total capital cost of the project is estimated to be $27 million with commercial operations expected to begin during the fourth quarter of 2012. As at Dec. 31, 2011, the total capital incurred on this project was $11 million.

On Jan. 29, 2009, TransAlta announced two efficiency uprates at its Keephills plant in Alberta. Both Keephills Units 1 and 2 will be upgraded by 23 MW each, to a total of 406 MW, and are expected to be operational by the end of 2012. The capital cost of the projects is estimated at $51 million. As at Dec. 31, 2011, the total capital incurred on these projects was $23 million.

147	TransAlta Corporation
	2011 Annual Report	Notes to Consolidated Financial Statements

On March 28, 2011, the Corporation announced it had received approval from the Government of Quebec to proceed with the construction of the 68 MW New Richmond wind project located on the Gaspé Peninsula. New Richmond is contracted under a 20-year Electricity Supply Agreement with Hydro-Québec Distribution. The cost of the project is estimated to be approximately $205 million and commercial operations are expected to commence during the fourth quarter of 2012. As at Dec. 31, 2011, the total capital incurred on the project was $29 million.

Growth project commitments are as follows:

	Sundance Unit 3	Keephills Unit 1	Keephills Unit 2	New
	uprate	uprate	uprate	Richmond	Total

2012	16	12	16	176	220
2013	-	-	-	-	-
2014	-	-	-	-	-
2015	-	-	-	-	-
2016	-	-	-	-	-
2017 and thereafter	-	-	-	-	-
Total	16	12	16	176	220

F.            TransAlta Energy Bill Commitments

As part of the Bill and MoA signed into law in the State of Washington, the Corporation has committed to fund $55 million over the life of the Centralia coal plant to support economic development, promote energy efficiency, and develop energy technologies related to the improvement of the environment. In the event that legislation changes, this payment will no longer be required.

G.          Other

A significant portion of the Corporation’s electricity and thermal production are subject to PPAs and long-term contracts. The majority of these contracts include terms and conditions customary to the industry in which the Corporation operates. The nature of commitments related to these contracts include: electricity and thermal capacity, availability and production targets; reliability and other plant-specific performance measures; specified payments for deliveries during peak and off-peak time periods; specified prices per MWh; risk sharing of fuel costs; and retention of heat rate risk.

35.  Contingencies

TransAlta is occasionally named as a party in various claims and legal proceedings that arise during the normal course of its business. TransAlta reviews each of these claims, including the nature of the claim, the amount in dispute or claimed and the availability of insurance coverage. There can be no assurance that any particular claim will be resolved in the Corporation’s favour or that such claims may not have a material adverse effect on TransAlta.

36.  Segment Disclosures

A.           Description of Reportable Segments

The Corporation has three reportable segments as described in Note 1.

Each segment assumes responsibility for its operating results.

Generation expenses include Energy Trading’s intersegment charge for energy marketing. Energy Trading’s operating expenses are presented net of these intersegment charges. Due to the transition to IFRS, the Corporation’s interest in the Fort Saskatchewan generating facility is now accounted for as a finance lease and the Corporation’s interests in the CE Gen and Wailuku joint ventures are now accounted for using the equity method. Although these assets no longer contribute to the operating income of the Generation Segment for accounting purposes, it is management’s view that these facilities still form a part of the Corporation’s Generation Segment and are included in the Generation Segment below.

The accounting policies of the segments are the same as those described in Note 1. Intersegment transactions are accounted for on a cost-recovery basis that approximates market rates.

	TransAlta Corporation	148
Notes to Consolidated Financial Statements	2011 Annual Report

B.           Reported Segment Earnings and Segment Assets

I.                  Earnings information

Year ended Dec. 31, 2011	Generation	Energy Trading	Corporate	Total
Revenues	2,526	137	-	2,663
Fuel and purchased power (Note 5)	947	-	-	947
	1,579	137	-	1,716
Operations, maintenance, and administration (Note 5)	419	43	83	545
Depreciation and amortization	460	1	21	482
Taxes, other than income taxes	27	-	-	27
Intersegment cost allocation	8	(8)	-	-
	914	36	104	1,054
	665	101	(104)	662
Finance lease income (Note 6)	8	-	-	8
Equity income (Note 7)	14	-	-	14
Gain on sale of assets (Note 4)	16	-	-	16
Asset impairment charges (Note 8)	(17)	-	-	(17)
Reserve on collateral (Note 14 and 16)	-	(18)	-	(18)
Other income				2
Foreign exchange loss				(3)
Net interest expense (Notes 9 and 14)				(215)
Earnings before income taxes				449

Year ended Dec. 31, 2010	Generation	Energy Trading	Corporate	Total
Revenues	2,632	41	-	2,673
Fuel and purchased power (Note 5)	1,185	-	-	1,185
	1,447	41	-	1,488
Operations, maintenance, and administration (Note 5)	424	17	69	510
Depreciation and amortization	443	2	19	464
Taxes, other than income taxes	27	-	-	27
Intersegment cost allocation	5	(5)	-	-
	899	14	88	1,001
	548	27	(88)	487
Finance lease income (Note 6)	8	-	-	8
Equity income (Note 7)	7	-	-	7
Asset impairment charges (Note 8)	(28)	-	-	(28)
Foreign exchange gain				8
Net interest expense (Notes 9 and 14)				(178)
Earnings before income taxes				304

Included in the Generation Segment results is $24 million (2010 - $18 million) of incentives received under a Government of Canada program in respect of power generation from qualifying wind and hydro projects.

II.               Selected Consolidated Statements of Financial Position Information

As at Dec. 31, 2011	Generation [1]	Energy Trading	Corporate	Total
Goodwill (Note 18)	417	30	-	447
Total segment assets	9,007	394	359	9,760

1  Total Generation Segment assets includes $193 million related to investments in joint ventures accounted for using the equity method.

149	TransAlta Corporation
	2011 Annual Report	Notes to Consolidated Financial Statements

As at Dec. 31, 2010	Generation	[1]	Energy Trading	Corporate	Total
Goodwill (Note 18)	417		30	-	447
Total segment assets	9,166		132	337	9,635

1  Total Generation Segment assets includes $190 million related to investments in joint ventures accounted for using the equity method.

III.            Selected Consolidated Statements of Cash Flows Information

Year ended Dec. 31, 2011	Generation	Energy Trading	Corporate	Total
Additions to non-current assets:
Property, plant, and equipment (Note 17)	445	-	8	453
Intangible assets (Note 19)	7	1	22	30

Year ended Dec. 31, 2010	Generation	Energy Trading	Corporate	Total
Additions to non-current assets:
Property, plant, and equipment (Note 17)	803	-	5	808
Intangible assets (Note 19)	11	2	16	29

IV.          Depreciation and Amortization on the Consolidated Statements of Cash Flows

The reconciliation between depreciation and amortization reported on the Consolidated Statements of Earnings and the Consolidated Statements of Cash Flows is presented below:

Year ended Dec. 31	2011	2010
Depreciation and amortization expense on the Consolidated Statements of Earnings	482	464
Depreciation included in fuel and purchased power	40	37
Other	10	10
Depreciation and amortization on the Consolidated Statements of Cash Flows	532	511

C.           Geographic Information

I.                  Revenues

Year ended Dec. 31	2011	2010
Canada	1,871	1,754
U.S.	674	815
Australia	118	104
Total revenue	2,663	2,673

II.               Non-Current Assets

	Property, plant, and
	equipment		Intangible assets		Other assets		Goodwill

As at Dec. 31	2011	2010	2011	2010	2011	2010	2011	2010

Canada	6,299	6,310	275	279	52	75	417	417
U.S.	831	814	4	5	35	25	30	30
Australia	158	170	4	4	3	2	-	-
Total	7,288	7,294	283	288	90	102	447	447